Exhibit (a)-(1)

OSSEN INNOVATION CO., LTD.

_________, 2021

Shareholders of Ossen Innovation Co., Ltd.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Ossen Innovation Co., Ltd. (the “Company”) to be held on_________, 2021 at ________(Beijing Time). The meeting will be held at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On December 17, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with New Ossen Group Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and New Ossen Innovation Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (“Surviving Company”) and becoming a wholly owned subsidiary of Parent. At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the articles of merger and plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the Merger and substantially in the form attached as Appendix A to the Merger Agreement (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

Parent and Merger Sub are formed solely for purposes of the Merger. Parent is currently beneficially owned by (a) Pujiang International Group Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Rollover Shareholder” or “Pujiang”), which has elected to roll-over all of its interests in the Company in connection with the Merger, (b) Acme Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Acme”) and wholly owned by Pujiang, (c) Elegant Kindness Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Elegant”) and controlled by Dr. Liang Tang, and (d) Dr. Liang Tang (“Dr. Tang”), the chairman of the board of directors of the Company. Dr. Tang, Elegant, Pujiang, Acme, Parent and Merger Sub are collectively referred to as the “Buyer Group.” The Rollover Shareholder will have the Rollover Shares (as defined below) cancelled in the Merger and pursuant to the terms of the Merger Agreement, no Merger consideration will be paid to such shareholder, and it will receive newly issued shares of Parent.

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As of the date of this proxy statement, the Rollover Shareholder beneficially owns, in the aggregate, 13,050,000 ordinary shares, par value US$0.01 per share, of the Company (each, a “Share,” and collectively, the “Shares”), representing approximately 65.9% of the Company’s outstanding Shares. If the Merger is consummated, the Company will continue its operations as a privately held company under the name “Ossen Innovation Co., Ltd.” As a result of the Merger, the Company’s American Depositary Shares (the “ADSs”) representing the Shares will no longer be listed on the NASDAQ and the ADS program will terminate.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), except as described below, (i) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.70 per Share in cash and without interest and (ii) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$5.10 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the deposit agreement dated June 30, 2020 (the “Deposit Agreement”) by and among the Company, the Bank of New York Mellon (the “ADS depositary”), and all holders and beneficial owners from time to time of ADSs issued thereunder). The following Shares of the Company will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares (including ADSs corresponding to such Shares) beneficially owned by the Rollover Shareholder (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury) and Shares held by Parent or any of its subsidiaries ((a), (b) and (c) collectively, the “Excluded Shares”). Each Excluded Share (excluding any Dissenting Share) issued and outstanding immediately prior to the Effective Time, will be cancelled and will cease to exist, and no Merger consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the Effective Time for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act. The ADS depositary will call for surrender of all outstanding ADSs (other than any ADSs representing Excluded Shares) to be exchanged for the applicable merger consideration.

The Rollover Shareholder intends to fund the Merger consideration through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholder, (ii) cash contribution in the amount of US$12.5 million contemplated by an equity commitment letter, dated as of December 17, 2020 (the “Equity Commitment Letter”), by and between Parent and the Rollover Shareholder. Please see “Special Factors - Financing” beginning on page 69 for more details of the Equity Commitment Letter.

An independent committee of the board of directors of the Company (the “Independent Committee”), composed solely of two independent and disinterested directors of the Company who are unaffiliated with the Buyer Group, the Company or any of the management members of the Company, Mr. Junhong Li and Mr. Zhongcai Wu, has reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. On December 17, 2020, the Independent Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and holders of the Shares and the ADSs of the Company (other than the holders of Excluded Shares and ADSs representing the Excluded Shares) that are unaffiliated security holders of the Company as such terms are defined in Rule 13e-3 of the Exchange Act (the “Unaffiliated Security Holders”), (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, (c) recommended that the board of directors authorize and approve the entry into by the Company of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholder resolution the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

On December 17, 2020, the board of directors of the Company, upon the unanimous determination and recommendation of the Independent Committee, had (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its shareholders (including the Unaffiliated Security Holders), (b) approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

After careful consideration and upon the unanimous recommendation of the Independent Committee, and on behalf of the Company, the board of directors of the Company unanimously recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

In considering the recommendation of the Independent Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. The Rollover Shareholder has agreed with Parent pursuant to a rollover and support agreement (the “Support Agreement”) to vote its Shares in favor of the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. As of the date of this proxy statement, the Rollover Shareholder beneficially owns 13,050,000 Shares, which represent approximately 65.9% of the total number of outstanding Shares.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of the Shares you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are approved and authorized by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. We expect that 19,791,110 Shares will be outstanding at the close of business in the British Virgin Islands on ________, 2021, the Share record date of the extraordinary general meeting of the shareholders.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is ________, 2021 at ________ (Beijing time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

If you own ADSs as at the close of business in New York City on ________, 2021, the ADS record date, you may instruct the ADS depositary as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by the ADSs, only the ADS depositary (or its nominee) may directly vote those Shares at the extraordinary general meeting. You should return your properly completed ADS Voting Instruction Card to the ADS depositary prior to ________ New York City time) on ________, 2021, which is the last date by which voting instructions may be received by the ADS depositary in order to directly vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. The ADS depositary will not vote or attempt to exercise the right to vote that attaches to your ADSs other than in accordance with the instructions given by you and received by the ADS depositary. Alternatively, you may vote directly at the meeting if you surrender your ADSs to the ADS depositary, pay the required ADS depositary fee for the cancellation of the ADSs (US$0.05 per ADS cancelled), provide instructions for the delivery and registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, that you will not vote the Shares) prior to ________ (New York City time) on ________, 2021, and become a holder of Shares by the close of business in the British Virgin Islands on March ________, 2021. In addition, if you hold your Shares or ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares or ADSs if you wish to vote at the extraordinary general meeting.

Shareholders who dissent from the Merger will be entitled to seek appraisal and payment of the fair value of their Shares if the Merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE REQUIRED ADS DEPOSITARY FEE FOR THE CANCELLATION OF THE ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE DELIVERY AND REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE ________ (NEW YORK CITY TIME) ON ________, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON ________, 2021. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI BUSINESS COMPANIES LAW (2004). THE PROCESS OF SURRENDERING ADSs AND BECOMING A REGISTERED SHAREHOLDER OF THE COMPANY MAY TAKE A NUMBER OF DAYS. ADS HOLDERS WISHING TO DO SO SHOULD TAKE ACTION AS SOON AS POSSIBLE.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

On behalf of Ossen Innovation Corp. Ltd., we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,	Sincerely,

Junhong Li	Liang Tang

On behalf of the Independent Committee	Chairman of the Board

The accompanying proxy statement is dated ________, 2021, and is first being mailed to shareholders on or about five (5) business days after the filing date.

OSSEN INNOVATION CO., LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON ________, 2021

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Ossen Innovation Co., Ltd. referred to herein alternately as the “Company,” “us,” “our” or “we,” will be held on ________, 2021, beginning at ________ (Beijing time), at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

Only registered holders of ordinary shares, par value US$0.01 per share, of the Company (each a “Share” and collectively, the “Shares”), at the close of business in the British Virgin Islands on ________, 2021, the Share record date of the extraordinary shareholder meeting, or their proxy holders are entitled to directly vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

THAT the Agreement and Plan of Merger dated December 17, 2020 (the “Merger Agreement”) by and among New Ossen Group limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), New Ossen Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and the Company, and the articles of merger and plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the Merger, substantially in the form attached as Appendix A to the Merger Agreement (copies of such Merger Agreement and Plan of Merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company, and the transactions contemplated by the Merger Agreement, including the Merger, be approved and authorized by the Company; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive office at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China, during ordinary business hours for the two (2) business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company (the “Independent Committee”) composed solely of independent and disinterested directors of the Company who are unaffiliated with the any of Parent, Merger Sub, the Buyer Group, or the management members of the Company, the Company’s board of directors has approved the Merger Agreement and recommends that you vote FOR the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Pujiang International Group Limited (the “Rollover Shareholder” or “Pujiang”) has elected to roll-over all of Shares it beneficially owned in the Company in connection with the Merger pursuant to a rollover and support agreement, and has agreed, among other things, to direct the voting all of the Shares in favor of the proposal to approve and authorize the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. The Rollover Shareholder beneficially owns 13,050,000 Shares, which represent approximately 65.9% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. The Rollover Shareholder will beneficially own Parent immediately following the consummation of the Merger.

Regardless of the number of the Shares you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are approved and authorized by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. We expect that 19,791,110 Shares will be outstanding at the close of business in the British Virgin Islands on ________, 2021, the Share record date of the extraordinary general meeting of the shareholders.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is ________, 2021 at ________ (Beijing time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you hold Shares through a financial intermediary such as a broker, bank, or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals as described above and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal.

If you own ADSs as at the close of business in New York City on ________, 2021, the ADS record date, you may instruct the ADS depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by the ADSs, only the ADS depositary (or its nominee) may directly vote those Shares at the extraordinary general meeting. You should return your properly completed accompanying ADS Voting Instruction Card to the ADS depositary prior to ________(New York City time) on ________, 2021, which is the last date by which voting instructions may be received by the ADS depositary in order to vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by ADSs in accordance with the voting instructions of an ADS holder. The ADS depositary will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with the instructions given by you and received by the ADS depositary. Alternatively, you may vote directly at the meeting if you surrender your ADSs to the ADS depositary, pay the required ADS depositary fee for the cancellation of the ADSs (US$0.05 per ADS cancelled), provide instructions for the delivery and registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, that you will not vote the Shares) prior to ________(New York City time) on ________, 2021, and become a holder of Shares by the close of business in the British Virgin Islands on March ________, 2021. In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

Shareholders who dissent from the Merger will be entitled to seek appraisal and payment of the fair value of their Shares if the Merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE REQUIRED ADS DEPOSITARY FEE FOR THE CANCELLATION OF THE ADS (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE DELIVERY AND REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE ________P.M (NEW YORK CITY TIME) ON ________, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON ________, 2021. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI BUSINESS COMPANIES LAW (2004). THE PROCESS OF SURRENDERING ADSs AND BECOMING A REGISTERED SHAREHOLDER OF THE COMPANY MAY TAKE A NUMBER OF DAYS. ADS HOLDERS WISHING TO DO SO SHOULD TAKE ACTION AS SOON AS POSSIBLE.

Please do not send your share certificates at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your share certificates.

The Merger Agreement, the Plan of Merger and the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

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Notes:

1.	The following shall apply in respect of joint ownership of shares:

(a)  if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)  if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c)  if two or more of the joint owners are present in person or by proxy they must vote as one.

2.	The proxy card should be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive office before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS

Name: Liang Tang

Title: Chairman of the Board

Registered Office:

Akara Bldg., 24 De Castro Street

Wickhams Cay 1

Road Town, Tortola

British Virgin Islands

Principal Executive Office Address:

518 Shangcheng Road, Floor 17

Shanghai

People’s Republic of China

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 125. In this proxy statement, the terms “we,” “us,” “our,” the “Company” refer to Ossen Innovation Co., Ltd. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

We manufacture and sell an array of plain surface prestressed steel materials and rare earth coated and zinc coated prestressed steel materials, which we believe is the most comprehensive array among our competitors in China. Our materials are used in the construction of bridges, highways and other infrastructure projects in the PRC and internationally. Our facilities are located in Maanshan City, Anhui Province and in Jiujiang City, Jiangxi Province in the PRC. Based on our extensive experience in the industry, we believe that Ossen is one of the leading enterprises in the PRC in the design, engineering, manufacture and sale of customized prestressed steel materials used in the construction of bridges, highways, and other infrastructure projects in China.

Our products are marketed under the “Ossen” brand name both domestically and internationally. We handle all aspects of market research, product design, engineering, manufacturing, sales and marketing. We conduct our manufacturing operations in our ISO 9001 manufacturing facilities in Maanshan City and Jiujiang City in the PRC.

In 2013, the Chinese market began to adopt zinc-aluminum alloy coated PC wires and PC strands, which have more corrosion-resistance and stronger protective effect than zinc coated PC wires and PC strands. Our research and development department is currently developing a method to apply rare earth materials to the zinc-aluminum alloy coating process. We have made progress in developing such product so far and we will continue our research and development efforts in 2020. We anticipate that additional time will be necessary for such products to pass government inspection and to gain acceptance in the market.

Ossen Materials, our operating subsidiary, was founded in 2004. In 2005, we expanded our manufacturing capabilities by acquiring a facility in Jiujiang City in the PRC and forming Ossen Jiujiang. The senior management team of Ossen were among the first in China to introduce and promote the use of prestressed steel materials in construction projects. They have been involved in producing prestressed materials since 1994 and each has accumulated nearly 25 years of experience in the prestressed materials industry

Our principal executive offices are located at 1 518 Shangcheng Road, Floor 17, Shanghai, People’s Republic of China. Our telephone number at this address is + 86 (21) 6888-8886 and our email is int.tr@ossengroup.com. Our registered office in the British Virgin Islands is at Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011. Our corporate website is http://www.osseninnovation.com.

For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on May 18, 2020, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of our annual report.

Parent

 New Ossen Group Limited is a company with limited liability incorporated under the laws of the British Virgin Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the transactions contemplated by the Merger Agreement, including the Merger (each as defined below). The registered address of Parent is Unit 8 ,3/F, Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110. The business address of Parent is 16/F, No.518 Shangcheng Road, Pudong District, Shanghai, China.

Merger Sub

New Ossen Innovation Limited is a company with limited liability incorporated under the laws of the British Virgin Islands and is a holding company formed solely for the purpose of completing the transactions contemplated by the Merger Agreement, including the Merger. The registered address of Merger Sub is Unit 8 ,3/F, Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110. The business address of Merger Sub is 16/F, No.518 Shangcheng Road, Pudong District, Shanghai, China.

Buyer Group

Acme Innovation Limited (“Acme”) is a company with limited liability incorporated under the laws of the British Virgin Islands and is an investment holding company whose principal business is to hold, transact or otherwise deal in the securities of the Company. The registered address of Acme is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The business address of Acme is 16/F, No.518 Shangcheng Road, Pudong District, Shanghai, China.

Pujiang is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. Pujiang is a holding company whose principal business is to hold, transact or otherwise deal in the securities of Acme and other companies operating in China. The registered address of Pujiang is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address of Pujiang is 16/F, No.518 Shangcheng Road, Pudong District, Shanghai, China.

Elegant Kindness Limited (“Elegant”) is a company with limited liability incorporated under the laws of the British Virgin Islands and is an investment holding company whose principal business is to hold, transact or otherwise deal in the securities of Pujiang. The registered address of Elegant is Unit 8, 3/F, Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110. The business address of Elegant is 16/F, No.518 Shangcheng Road, Pudong District, Shanghai, China. Elegant Kindness Limited is wholly owned by Dr. Liang Tang.

Dr. Liang Tang (“Dr. Tang”) is the chairman of the board of directors of the Company and is a citizen of the People’s Republic of China. Dr. Tang’s business address is No.49,Wanping Road, Xuhui District, Shanghai China, and his business telephone number is +86-21-6888-8886. Dr. Liang is a 64.39% shareholder and the chairman of Pujiang.

Throughout this proxy statement, Dr. Tang, Elegant, Pujiang, Acme, Parent and Merger Sub are collectively referred to as the “Buyer Group.”

Additional information regarding the parties to the Merger is set forth on Annex D, which is attached hereto and incorporated herein by reference.

The Merger (Page 88)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of December 17, 2020 (the “Merger Agreement”) among the Company, Parent and Merger Sub, articles of merger and a plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix A to the Merger Agreement (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement, including the Merger (the “Merger”). Once the Merger Agreement and the Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name “Ossen Innovation Co., Ltd.” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company, and the Company will instruct the ADS depositary to terminate the Company’s ADS program. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger consideration (Page 89)

Under the terms of the Merger Agreement, at the Effective Time of the Merger, except as described below, (i) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.70 per Share in cash and without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$5.10 per ADS (the “Per ADS Merger Consideration”) (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement) (Collectively referred to as the “Merger Consideration”). The following Shares of the Company will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares (including ADSs corresponding to such Shares) beneficially owned by the Rollover Shareholder (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury) and Shares held by Parent or any of its subsidiaries ((a), (b) and (c) collectively, the “Excluded Shares”). Each Excluded Share (excluding any Dissenting Share) issued and outstanding immediately prior to the Effective Time, will be cancelled and will cease to exist, and no Merger Consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the Effective Time for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act. Please see “Appraisal Rights” beginning on page 113 for additional information.

Support Agreement (Annex E)

Concurrently with the execution of the Merger Agreement, the Rollover Shareholder and Parent entered into a rollover and support agreement (the “Support Agreement”), pursuant to which the parties have agreed that (i) the Rollover Shares shall be cancelled for no consideration, (ii) the Rollover Shareholder shall subscribe for the number of newly issued ordinary shares of Parent, and (iii) the Rollover Shareholder shall vote the Rollover Shares in favor of the authorization and approval of the Merger Agreement and Plan of Merger and the consummation of the transactions contemplated therein, in each case, upon the terms and conditions set forth therein. See “Special Factors—Support Agreement” beginning on page 70 for additional information.

Record Date and Voting (Page 83)

You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on ________, 2021, the Share record date for voting at the extraordinary general meeting. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 19,791,110 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is ________, 2021 at ________(Beijing Time). See “Summary Term Sheet – Voting Information” below.

If you own ADSs as at the close of business in New York City on ________, 2021, the ADS record date, and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than ________ (New York City time) on ________, 2021, in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may directly vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before ________ (New York City time) on ________, 2021 and becoming a registered holder of Shares prior to the close of business in the British Virgin Islands on ________, 2021, the Share record date.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 83)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. The authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Rollover Shareholder.

Based on the 19,791,110 Shares expected to be issued and outstanding and entitled to vote on the record date, approximately 9,895,556 Shares must be voted in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Shareholder beneficially owns 13,050,000 Shares, which represents 69.5% of the total outstanding voting Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 84)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is ________, 2021 at ________ (Beijing Time).

If you own ADSs as of the close of business in New York City on ________, 2021, the ADSs record date, and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than ________(New York City time) on ________, 2021 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the British Virgin Islands on ________, 2021. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before ________ (New York City time) on ________, 2021, together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares); (b) payment of the ADS cancellation fee (US$0.05 per ADS cancelled) and any applicable taxes; and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the underlying Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by ADSs in accordance with the voting instructions of an ADS holder. The ADS depositary will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with the instructions given by you and received by the ADS depositary.

Appraisal Rights of Shareholders (Page 113)

Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act regarding the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive according to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to review carefully the section of this proxy statement entitled “Appraisal Rights” as well as Annex C to this proxy statement and to consult your British Virgin Islands legal counsel if you consider exercising your appraisal rights.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE REQUIRED ADS DEPOSITARY FEE FOR THE CANCELLATION OF THE ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE DELIVERY AND REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE ________ (NEW YORK CITY TIME) ON ________, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON ________, 2021. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI BUSINESS COMPANIES LAW (2004). THE PROCESS OF SURRENDERING ADSs AND BECOMING A REGISTERED SHAREHOLDER OF THE COMPANY MAY TAKE A NUMBER OF DAYS. ADS HOLDERS WISHING TO DO SO SHOULD TAKE ACTION AS SOON AS POSSIBLE.

Purposes and Effects of the Merger (Pages 62 and 63)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for US$1.70 per Share in cash without interest, or US$5.10 per ADS (less US$0.05 per ADS cancellation fee payable pursuant the terms of the Deposit Agreement) in cash without interest, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Purpose of and Reasons for the Merger” beginning on page 62 for additional information.

The ADSs are currently listed on the NASDAQ Capital Market (“NASDAQ”) (under the symbol “OSN”). It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by Parent. Following the completion of the Merger, the ADS program of the Company will terminate, the ADSs will cease to be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 63 for additional information.

Plans for the Company after the Merger (Page 67)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, which is wholly owned by Pujiang.

Recommendations of the Independent Committee and the Board of Directors (Page 40)

The Independent Committee has unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board of Directors authorize and approve the entry into by the Company of the Merger Agreement, the Plan of Merger, and other transaction documents and the transactions contemplated thereby, including the Merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the Merger Agreement, the Plan of Merger substantively in the form contained in Appendix A to the Merger Agreement, and the transactions contemplated under the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the board of directors of the Company that the shareholders of the Company authorize and approve by way of a shareholder resolution the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SHAREHOLDERS RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of the Buyer Group as to the Fairness of the Merger (Page 48)

Each member of the Buyer Group believes that the Merger is fair, both substantively and procedurally, to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 48.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.

Financing of the Merger (Page 69)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, would be approximately US$12.5 million, assuming no exercise of dissenter rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares which will, in connection with and concurrently with the closing of the Merger at the Effective Time, be cancelled for no consideration in the Merger, and the Rollover Shareholder, in lieu of receiving US$1.70 per Share held by it will be issued newly issued shares of Parent pursuant to the Support Agreement.

The Buyer Group expects this amount to be provided through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholder, and (ii) cash contribution in the amount of US$12.5 million contemplated by that certain equity commitment letter, dated as of December 17, 2020 (the “Equity Commitment Letter”), by and between Parent and the Rollover Shareholder.

See “Special Factors—Financing” beginning on page 69 for additional information.

Limited Guarantee (Annex F)

Concurrently with the execution of the Merger Agreement, Pujiang entered into a limited guarantee (the “Limited Guarantee”) with the Company, pursuant to which Pujiang irrevocably guaranteed, subject to certain conditions, Parent’s payment obligations to pay a termination fee in the amount of US$680,000 pursuant to Section 8.06(b) of the Merger Agreement (the “Parent Termination Fee”), if the Parent Termination Fee becomes payable by Parent. The Rollover Shareholder also agreed to pay all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company in connection with the enforcement of its rights thereunder.

Support Agreement (Annex E)

Concurrently with the execution of the Merger Agreement, the Rollover Shareholder and Parent entered into a rollover and support agreement (the “Support Agreement”), pursuant to which the parties have agreed that (i) the Rollover Shares shall be cancelled for no consideration in the Merger, (ii) the Rollover Shareholder shall subscribe for the number of newly issued ordinary shares of Parent, and (iii) the Rollover Shareholder shall vote the Rollover Shares in favor of the authorization and approval of the Merger Agreement and the consummation of the Transactions, in each case, upon the terms and conditions set forth therein.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 121)

As of the record date, we expect that the Buyer Group will beneficially own approximately 65.9% of our issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information.

Pursuant to the Support Agreement, the Rollover Shareholder has agreed to vote all Shares it beneficially owned in favor of the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger. If completed, the Merger will result in the Company becoming a privately held company and its ADSs will no longer be listed on the NASDAQ.

Opinion of the Independent Committee’s Financial Advisor (Annex B)

The Independent Committee retained Houlihan Lokey (China) Limited (“Houlihan Lokey”) to act as its financial advisor in connection with the Merger. On December 17, 2020, Houlihan Lokey orally rendered to the Independent Committee its opinion (which was subsequently confirmed in writing by delivery on the same date of Houlihan Lokey’s written opinion addressed to the Independent Committee) as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Unaffiliated Security Holders in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Independent Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the Unaffiliated Security Holders pursuant to the Merger Agreement, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Independent Committee, the Board, any shareholder or holder of ADSs or any other person as to how to act with respect to any matter relating to the Merger. See “Special Factors — Opinion of the Independent Committee’s Financial Advisor” beginning on Page 55.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 72)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

·	the beneficial ownership of equity interests in Parent by the Rollover Shareholder and the prospective beneficial ownership of equity interests in Parent by the Rollover Shareholder at and after the Effective Time;

·	the potential enhancement or decline of share value for Parent, of which the Rollover Shareholder will beneficially own, as a result of the Merger and future performance of the surviving company;

·	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

·	the monthly compensation of US$3,000 for Mr. Junhong Li and Mr. Zhongcai Wu, each of which is a member of the Independent Committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger);

·	cancellation of Rollover Shares by the Rollover Shareholder in exchange for newly issued shares of Parent; and

·	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The Independent Committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 72 for additional information.

Conditions to the Merger (Page 106)

The obligations of each party to complete the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction, or waiver (where permissible under applicable laws), of the following conditions:

·	the Merger Agreement, the Plan of Merger and transactions contemplated by the Merger Agreement, including the Merger, shall have been authorized and approved by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting (or any adjournment or postponement thereof) of the Company’s shareholders; and

·	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver (where permissible under applicable laws), of the following conditions:

·	the representations and warranties of the Company in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had any material adverse effect;

·	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date;

·	since the date of the Merger Agreement, there having been no effect that has had, individually or in the aggregate, a material adverse effect and is ongoing;

·	Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions; and

·	holders of no more than ten percent (10)% of the Shares shall have validly served a notice of dissent under Section 179 of the Companies Act.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

·	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Merger;

·	each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

·	the Company having received a certificate signed by an officer or director of Parent certifying as to the fulfillment of the above conditions.

No Solicitation of Competing Transactions (Page 98)

From the date of the Merger Agreement until the Effective Time of the Merger or, if earlier, the termination of the Merger Agreement, neither the Company nor any of its subsidiaries nor any investment banker, attorney or accountant retained by the Company and its subsidiaries will: (a) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the section entitled “Merger Agreement—No Solicitation of Competing Transactions” beginning on page 98 ), or any inquiries that may lead to any such Competing Transaction or offer; (b) enter into, maintain or continue discussions or negotiations with, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries to facilitate, induce, or encourage any Competing Transaction; (c) agree to, approve, endorse, recommend or consummate, or enter into any letter of intent, agreement or agreement in principle with respect to a Competing Transaction; and (d) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar laws enacted under any laws applicable to the Company.

Notwithstanding the foregoing, prior to the receipt of the required shareholder authorization and approval of the Merger Agreement, if the Company has otherwise complied in all material respects with its obligations set forth in the preceding paragraph, following receipt by the Company of an unsolicited bona fide, written proposal or offer regarding a Competing Transaction, the Company and its representatives may, acting only under the direction of the Independent Committee:

·	contact such person solely in order to clarify and understand the terms and conditions of any proposal of a Competing Transaction made by such person so that the Independent Committee may determine whether such proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the section entitled “Merger Agreement—No Solicitation of Competing Transactions” beginning on page 98);

·	provide information in response to the request of such person, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed confidentiality agreement that shall not include any provision calling for any exclusive right to negotiate with such person or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement, and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; and

·	engage or participate in any discussion or negotiations with the person who has made such proposal or offer,

provided that, the Independent Committee shall have provided written notice to Parent at least three business days prior to providing information or engaging or participating in any discussion as described above, and the Independent Committee shall have determined in its good faith judgment that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, and that failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable laws.

Change of Recommendation (Page 100)

The board of directors of the Company and the Independent Committee will not:

·	subject to certain exceptions and conditions, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; or

·	subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement or other agreement (other than a confidentiality agreement relating to any Competing Transaction).

However, prior to, but not after, obtaining the required shareholder authorization and approval of the Merger Agreement, the board of directors of the Company, based on the unanimous recommendation of the Independent Committee, may (a) approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of obligations under the Merger Agreement, and/or authorize the Company to terminate the Merger Agreement or enter into an alternative acquisition agreement with respect to a superior proposal, in each case, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel to the Independent Committee, that failing to do so is inconsistent with its fiduciary obligations under applicable laws; (b) withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub, and/or authorize the Company to terminate the Merger Agreement if any material development or material change in circumstances that affects the business, assets or operation of the Company (the “Intervening Event”) occurring or arising after the date thereof with respect to the Company.

Prior to making any such change of recommendation with respect to a Superior Proposal, the Company will

·	give Parent at least six (6) business days written notice advising that the Company (acting through the Independent Committee) currently intends to take such action and the basis therefor;

·	cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

·	permit Parent and its representatives to make a presentation to the Company’s board and the Independent Committee regarding the Merger Agreement and other transaction documents and the adjustment with respect thereto. Any material amendment to any Superior Proposal will be deemed to be a new Superior Proposal and will require a new notice of superior proposal to Parent with a four business day notice period, and Merger Sub and the Company will be required to comply with the requirements under the Merger Agreement fully with respect to such amended Superior Proposal;

·	following the end of the six business day period or four business day period (as applicable) and taking into account any changes to the Merger Agreement proposed in writing by Parent and Merger Sub, determinate that the Superior Proposal continues to constitute a Superior Proposal.

Prior to making any such change of recommendation with respect to an Intervening Event, the Company will:

·	provide Parent at least six business days’ prior written notice with reasonable details about the Intervening Event indicating that the board of directors of the Company intends to effect a change of recommendation and/or terminate the Merger Agreement;

·	during the six business day period following Parent’s receipt of the aforementioned notice, cause its representatives to, negotiate with Parent and Merger Sub in good faith to make such adjustments in the terms and conditions of the Merger Agreement, so that it would no longer be inconsistent with the board of directors’ fiduciary obligations not to effect a change of recommendation; and

·	following the end of the six business day period, acting at the direction of the Independent Committee following consultation with its financial advisor and outside legal counsel, determine in good faith, taking into account any changes to the Merger Agreement proposed in writing by Parent and Merger Sub in response to the aforementioned notice, that it would continue to be inconsistent with the board of directors’ fiduciary duties under applicable laws not to effect a change of recommendation in light of the Intervening Event.

Termination of the Merger Agreement (Page 107)

The Merger Agreement may be terminated at any time prior to the Effective Time:

·	by mutual written consent of the Company and Parent with the approval of their respective board of directors (or in the case of the Company, acting upon the unanimous recommendation of the Independent Committee);

·	by either Parent or the Company (acting upon the unanimous recommendation of the Independent Committee), if:

o	the Effective Time shall not have occurred on or before June 17, 2021 (the “Termination Date”)

o	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable order which, or taken any other final and non-appealable action that, has the effect of making consummation of the transactions therein illegal or otherwise preventing or prohibiting consummation of the transactions; or

o	the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof;

·	by the Company (acting upon the unanimous recommendation of the Independent Committee), if:

o	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any representation or warranty made by Parent or Merger Sub under the Merger Agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in the corresponding conditions to closing would not be satisfied;

o	(a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Company has delivered to Parent an irrevocable written notice confirming that all applicable conditions have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing and (c) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the Merger Agreement; or

o	prior to the receipt of the shareholders’ approval, the board of directors of the Company, based on recommendation of the Independent Committee, has effected a change of company recommendation pursuant to the terms of the Merger Agreement.

·	by Parent, if:

o	the Company has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any representation or warranty made by the Company under the Merger Agreement is not true and correct, such that the corresponding condition to closing would not be satisfied prior to the Termination Date; provided that this termination right is not available to Parent if it is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in the corresponding conditions to closing would not be satisfied; or

o	the board of directors of the Company, based on recommendation of the Independent Committee, has effected a change of company recommendation pursuant to the terms of the Merger Agreement.

Termination Fee (Page 108)

The Company is required to pay Parent a termination fee of US$340,000, if:

·	(a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated (and not withdrawn) by a third party after the date of the Merger Agreement and prior to the extraordinary shareholders’ meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders’ meeting); (b) following the occurrence of an event described in the preceding sentence (a), the Merger Agreement is terminated by the Company or Parent pursuant to the Merger Agreement, because (i) the Merger has not been consummated on or before the Termination Date, or (ii) the requisite shareholders’ approval has not been obtained at the shareholders’ meeting; and (c) within twelve (12) months of the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction;

·	the Merger Agreement is terminated by the Company, if prior to the receipt of the requisite shareholders’ approval, the board of directors of the Company (upon recommendation of the Independent Committee) has effected a change of company recommendation in order to enter into an alternative acquisition agreement relating to a Superior Proposal, or due to the occurrence of an Intervening Event; or

·	the Merger Agreement is terminated by Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the Merger Agreement, or a failure of any of their representations or warranties in the Merger Agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

Parent is required to pay the Company a termination fee of US$680,000, if:

·	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any representation or warranty made by Parent or Merger Sub under the Merger Agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in the corresponding conditions to closing would not be satisfied; or

·	(a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Company has delivered to Parent an irrevocable written notice confirming that all applicable conditions have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing and (c) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the Merger Agreement.

Fees and Expenses (Page 109)

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense. Please see “Special Factors – Fees and Expenses” beginning on page 75 for additional information.

The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

Material U.S. Federal Income Tax Consequences (Page 76)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 76 for additional information. The tax consequences of the Merger to you will depend upon your personal circumstances. Because we may be or have been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during a U.S. Holder’s holding period for Shares or ADSs, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder’s Shares or ADSs may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 79)

Under the PRC Enterprise Income Tax Law, which took effect as of January 1, 2008 (the “EIT Law”), enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” are located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new tax law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. The Company currently is not treated as a PRC resident enterprise by the relevant tax authorities. Since substantially all of the Company’s management is currently based in China and may remain in China in the future, the Company may be treated as a “resident enterprise” for the PRC tax purposes.

If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for the Shares pursuant to the Merger by shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences (Page 79)

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger. Please see “Special Factors – Material British Virgin Islands Tax Consequences” beginning on page 79 for additional information.

Regulatory Matters (Page 76)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and if the Registrar is satisfied that the requirements under the British Virgin Islands in respect of the merger have been complied with, the Registrar will issue a certificate of merger in the approved form.

Accounting Treatment of the Merger (Page 75)

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Market Price of the Shares and the ADSs (Page 80)

The closing price of the ADS on NASDAQ on September 15, 2020, the last trading date immediately prior to the Company’s announcement on September 16, 2020 that it had received “a going private” proposal, was US$3.68 per ADS. The Per ADS Merger Consideration of US$5.10 per Share (less US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), to be paid in the Merger represents a premium of approximately 38.6% to that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:           What is the Merger?

A:	The Merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the Merger . If the Merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the Merger, the ADSs will no longer be listed on NASDAQ, the Company will cease to be a publicly traded company and the ADS program will terminate.

Q:	What will I receive in the Merger?

A:	If you own Shares and the Merger is completed, you will be entitled to receive US$1.70 in cash without interest, for each Share you own as of the effective time of the Merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 179 of the BVI Companies Act, with respect to the Merger, in which event you will be entitled to the fair value of each Share pursuant to the BVI Companies Act).

If you own ADSs and the Merger is completed, you will be entitled to receive US$5.10 per ADS in cash without interest (less US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), for each ADS you own as of the effective time of the Merger, unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary's fees required for the cancellation of ADSs (US$0.05 per ADS cancelled), provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before ________ (New York City time) on ________, 2021, and become a registered holder of Shares by the close of business in the British Virgin Islands on ________, 2021, and (b) comply with the procedures and requirements for exercising Appraisal Rights for the Shares under Section 179 of the BVI Companies Act.

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material British Virgin Islands Tax Consequences” beginning on page 76 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:            After the Merger is completed, how will I receive the Per Share Merger Consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time of the Merger (in any event within three business days after the effective time of the Merger), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the Per Share Merger Consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable Per Share Merger Consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by US$1.70 in cash without interest, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Per Share Merger Consideration for those Shares.

Q:             After the Merger is completed, how will I receive the Per ADS Merger Consideration for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the Merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the Merger), the ADS depositary will send you a check for the Per ADS Merger Consideration of US$5.10 (less US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), without interest, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. You will pay any applicable fees, charges and expenses of the ADS depositary and government due to or incurred by the ADS depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the Deposit Agreement in connection with the Merger). If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the Merger, the ADS depositary will automatically send you a check for the Per ADS Merger Consideration of US$5.10, without interest after deducting relevant application fees (including US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), in exchange for the cancellation of each of your ADSs after the completion of the Merger. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the net Merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or nominee.

Q:            When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on ________, 2021, at ________, at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

Q:            What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

·	to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

·	to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q:            What vote of our shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger must, be authorized and approved by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. At the close of business in the British Virgin Islands on ________, 2021, the record date for the extraordinary general meeting, we expect that there will be 19,791,110 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Voting Agreement, the Rollover Shareholder has agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. As of the date of this proxy statement, the Rollover Shareholder beneficially owns 13,050,000 Shares, representing approximately 69.5% of the total issued and outstanding Shares entitled to vote.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Independent Committee, our board of directors by a unanimous vote recommends that you vote:

·	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

·	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q:            Who is entitled to vote at the extraordinary general meeting?

A:	The share record date is ________, 2021 (British Virgin Islands time). Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the share record date or their proxy holders are entitled to directly vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is ________, 2021 (New York City time). Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary. Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on ________, 2021 and become a holder of Shares by the close of business in the British Virgin Islands on the Share record date.

Q:             What constitutes a quorum for the extraordinary general meeting?

A:	At the commencement of the meeting, the presence, in person or by proxy, of shareholders holding not less than 50% of the votes of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:             What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by the Rollover Shareholder. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Shares and ADSs, and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the Merger, our ADSs will no longer be listed or traded on any stock exchange, including the NASDAQ and the ADS program will terminate.

Q:             When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close in the first half of 2021. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:            What happens if the Merger is not completed?

A:	If our shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 108.

Q:            What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:           How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 72 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:           How do I vote if I own ADSs?

If you own ADSs as of the close of business in New York City on ________, 2021, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than ________ (New York City time) on ________, 2021. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. The ADS depositary will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with the instructions given by you and received by the ADS depositary.

Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on ________, 2021 and become a holder of Shares by the close of business in the British Virgin Islands on ________, 2021, the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures and timing of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to ________ (New York City time) on ________ 2021, together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares); (b) payment of the ADS cancellation fee (US$0.05 per ADS cancelled) and any applicable taxes; and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or its designee). If, after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. The process of surrendering ADSs and becoming a registered shareholder of the company may take a number of days. ADS holders wishing to do so should take action as soon as possible.

Q:           If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf, or give voting instructions to the ADS depositary with respect to the Shares representing your ADSs, if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares or the Shares representing your ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares, or the Share representing your ADSs, that it holds on your behalf, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement and the Plan of Merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:            May I change my vote?

A:	Yes, you may change your vote in one of three ways:

·	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China;

·	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

·	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to ________ (New York City time) on ________, 2021. A holder of ADSs can do this in one of two ways:

·	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

·	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instruction to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:             What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:           If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Merger Consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the Merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders. If your Shares or ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the Merger consideration.

Q:           As a Shareholder, am I entitled to appraisal rights?

A:	Yes. Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended, for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see “Appraisal Rights” beginning on page 113 as well as “Annex C – BVI Business Companies Act, 2004 – Section 179” to this proxy statement for additional information.

Q:           If I own ADSs and seek to exercise appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs to the ADS depositary (in the case of an ADR by delivering the ADR to the Bank of New York Mellon at ________, 2021). Upon your payment of the fees, including the applicable ADS cancellation fee (US$0.05 per ADS cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is ________, 2021 at ________ (New York City time).

You must become a registered holder of your Shares and lodge a written notice of objection to the Plan of Merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see "Appraisal Rights" beginning on page 113 as well as "Annex C—BVI Business Companies Act, 2004—Section 179" to this proxy statement for additional information.

Q:          Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No. The Company has not retained a proxy solicitor for this transaction.

Q:           Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders, including:

·	the beneficial ownership of equity interests in Parent by Dr. Liang Tang, the chairman of the board of the directors of the Company, and a 64.39% shareholder and chairman of the board of directors of the Rollover Shareholder.

·	the potential enhancement or decline of share value for Parent, of which the Rollover Shareholder, will beneficially own, as a result of the Merger and future performance of the surviving company;

·	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

·	the monthly compensation of US$3,000 for Mr. Junhong Li and Mr. Zhongcai Wu, each of which is a member of the Independent Committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger);

·	Cancellation of Rollover Shares by the Rollover Shareholder in exchange for newly issued shares of Parent; and

·	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 72 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

Q:             How will our directors and executive officers vote on the proposal to approve the Merger Agreement?

A:	Pursuant to the Support Agreement, the Rollover Shareholder, which is beneficially owned by our chairman of the board of directors, Dr. Tang, has agreed to vote, or cause to be voted, all of the Shares it beneficially owns, representing an aggregate of approximately 65.9% of the total issued and outstanding Shares entitled to vote as of ________,2021 in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q:              Who can help answer my questions?

A:	If you have any questions or need assistance in voting your Shares or ADSs, you may contact the Company’s investor relations firm GCI IR at + 1 -202-656-3688 or email at info@goldenir.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

Our board of directors (the “Board”) and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

On September 15, 2020, Pujiang submitted a preliminary non-binding proposal letter (the “Proposal”) to the Board, proposing to acquire all of the outstanding Shares of the Company not already owned by Pujiang or its affiliates for US$1.667 in cash per Share, or US$5.00 in cash per ADS, subject to certain conditions, in a going private transaction (the “Proposed Transaction”). Pujiang indicated its intention to finance the Proposed Transaction with a combination of cash on hand and funds to be drawn from existing debt facilities. The Proposal stated that the price represented a premium of approximately 28.9% to the closing price of the Company’s ADSs on September 15, 2020 and a premium of approximately 44.3% to the volume-weighted average closing price of the ADSs during the last 180 trading days. On September 16, 2020, the Company issued a press release disclosing its receipt of the proposal letter.

The Board determined that it was in the best interests of the Company and its shareholders to form an independent committee (the “the Independent Committee”), consisting of the Board’s two independent and disinterested directors, Mr. Junhong Li (to serve as chairman of the Independent Committee) and Mr. Zhongcai Wu, to evaluate the Proposal submitted by Pujiang and other strategic alternatives for the Company. At the meeting of the Board on September 22, 2020, all members of the Board unanimously approved the establishment of the Independent Committee. The Board delegated full power and authority to the Independent Committee in connection with its evaluation of the Proposal and the Proposed Transaction, including, among other things, the power and authority to: (a) review and evaluate the Proposal and any alternative strategic options that the Company may pursue and negotiate and finalize definitive agreements, or terminate any such negotiation, in connection with the proposal as the Independent Committee deems appropriate and in the best interests of the Company and its shareholders, in accordance with applicable laws; (b) advise the Board whether the Proposal or any alternative transaction was advisable and fair to, and in the best interests of, the Company and the Unaffiliated Security Holders; (c) reject or approve the Proposal or any alternative transaction, or recommend such rejection or approval to the Board; and (d) engage legal, financial and other advisors and obtain any professional opinions from such advisors. The Board agreed that it would not recommend the Proposed Transaction or any alternative transaction for approval by the Company’s shareholders or otherwise approve the Proposed Transaction or any alternative transaction without a prior favorable recommendation by the Independent Committee.

The Independent Committee reviewed pertinent documents and quotation from several legal counsels. Following a meeting with representatives from DLA Piper (UK) LLP (“DLA Piper”) to discuss the qualifications of DLA Piper’s attorneys and their experiences on similar transactions, the Independent Committee retained DLA Piper as its independent legal counsel on September 22, 2020. DLA Piper has not performed any work for the Rollover Shareholder, the Buyer Group or their respective affiliates prior to its engagement by the Independent Committee.

On September 22, 2020, the Company issued a press release disclosing the formation of the Independent Committee and the engagement of its legal counsel to evaluate the Proposal.

From September 22 to October 2, 2020, the Independent Committee received proposals from, and conducted interviews with, several investment banking firms to act as independent financial advisor. On October 2, 2020, after deliberation on the experience, qualifications and reputation of each financial advisor candidate, the Independent Committee approved the engagement of Houlihan Lokey as its independent financial advisor. Among the reasons for Houlihan Lokey’s selection were its extensive experience in similar transactions, including representing special committees in going private transactions, its strong reputation, its extensive experience in dealing with China-based companies, its lack of existing material relationships with the Company or members of the Buyer Group, and its ability to interact in both English and Chinese. The Independent Committee subsequently entered into an engagement letter with Houlihan Lokey on October 2, 2020. On the same day, the Company issued a press release announcing the appointment of Houlihan Lokey as the independent financial advisor to assist the Proposed Transaction.

On October 12, 2020, the Independent Committee held a telephonic meeting with DLA Piper and Houlihan Lokey. At the meeting, DLA Piper discussed with the Independent Committee, among other things, Independent Committee’s role and responsibilities in such a transaction, including the fiduciary duty of care and the duty of loyalty to the shareholders of the Company that are unaffiliated with Pujiang or members of the Buyer Group, the best practices for the Independent Committee in the context of a going private transaction, and outside advisors’ respective roles in assisting the Independent Committee in performing its fiduciary duties. DLA Piper also discussed with each member of the Independent Committee as to whether he is aware of any conflict that would prevent him from objectively evaluating the Proposed Transaction. DLA Piper then described the general process and indicative timeline of a going private transaction, including SEC filings, the litigation and appraisal risk, and discussed with the Independent Committee key terms typically found in going private transaction documents, such as conditions precedents to closing, termination fees, market check process, in each case from a market practice perspective.

In the same meeting, Houlihan Lokey discussed with the Independent Committee the principal areas of work that they planned to undertake and explained to the Independent Committee the need for Houlihan Lokey to conduct financial due diligence on the Company in order to evaluate the fairness of the Proposed Transaction from a financial point of view and the methods Houlihan Lokey proposed to adopt when conducting its financial analysis. After the discussion, the Independent Committee instructed Houlihan Lokey to proceed with the financial due diligence on the Company.

On October 20, 2020, Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”), counsel to Pujiang and the Buyer Group, circulated the initial draft of the Merger Agreement to DLA Piper.

On October 26, 2020, at a meeting of the Independent Committee, DLA Piper and Houlihan Lokey discussed a number of key issues in the draft Merger Agreement circulated by Wilson Sonsini with members of the Independent Committee. Among other things, they discussed (a) payment of fees due to or incurred by the depositary in connection with the cancellation of ADSs and whether such fee would be paid by the Buyer Group or the ADS holders, (b) qualifications to the Company’s representations and warranties and covenants in light of Dr. Tang’s role in the Company’s management, (c) Pujiang’s financing plan, (d) the Independent Committee’s rights in dealing with any competing proposals from third parties, including the absence of a “go-shop” provision in the draft merger agreement, the advisability of conducting a “market check” and the rights of the Board to change its recommendation, (e) conditions precedent to the completion of the merger, including clearance of regulatory approval, and that holders of no more than 5% of the Shares shall have exercised dissenters’ rights, and (f) the amount and terms of termination fees payable by the Company and payable by Pujiang upon termination of the merger agreement under certain circumstances. Houlihan Lokey then orally briefed to the Independent Committee the use of a pre-signing “market check” and/or a “go shop” provision in similar prior “going private” transactions. The Independent Committee asked various questions regarding potential benefits, advantages, limitations, disadvantages of the use of a pre-signing “market check” and/or “go-shop” in a “going private” transaction, which Houlihan Lokey and DLA Piper answered. After extensive discussion of various related considerations among members of the Independent Committee and its advisors, which include, among other things, the fact that no potential buyer had approached the Company since the Company’s announcement of the Proposal by Pujiang on September 16, 2020 and the Pujiang’s beneficial ownership in the Company, which represented 65.9% of the Company’s outstanding Shares, the Independent Committee determined not to conduct such a “market check” or insist on a “go shop” provision, but would remain open to and evaluate any inbound inquiries and indications of interest.

The Independent Committee instructed DLA Piper to, among other things, (a) propose that fees due to or incurred by the ADS depositary in connection with the cancellation of ADSs shall be paid by Pujiang and the Buyer Group, (b) propose that the Company not make warranties against matters of which the Buyer Group has knowledge, (c) include Company as a third-party beneficiary of any equity commitment letter to be entered by Pujiang and Parent, (d) give the Board the power to change recommendation if not doing so would be inconsistent with its fiduciary duties, without conditioning such power on a superior competing proposal, and (e) further negotiate the dissenting shareholder condition with Pujiang.

On October 29, 2020, DLA Piper provided Wilson Sonsini with a draft of confidentiality agreement to be entered into by and between Pujiang and the Company. Wilson Sonsini sent to DLA Piper its comments on the draft confidentiality agreement on October 30, 2020.

On October 30, 2020, at the meeting of the Independent Committee, representatives from the Company provided the draft financial projections for the fiscal years ending 2020 through 2024, including projected revenue, projected costs and profit forecasts, to the Independent Committee, and shared with the independent directors the Company’s views on projected profit from the sale of plain surface PC strands, zinc coated PC wires and PC strands, and rare earth coated PC wires and PC strands. The representatives from the Company noted that during 2020, the sale prices of rare earth products and plain surface products decreased, while the sale prices of zinc-coated products continued to grow due to higher technical barriers and greater market demand. At the same time, the costs of raw materials used in manufacturing the Company’s products decreased significantly due to the impact of COVID-19. The decline in costs of sales had resulted in higher profit margins of the Company’s main products in 2020. However, the Company expected that the impact of COVID-19 on the costs of raw materials and the demand of Company’s products would not last beyond the year of 2021. Therefore, the profit margins of the Company’s main products were expected to decrease to the same level as that of 2019. Representatives from the Company then discussed the status of new production lines and its plan to lower the manufacturing costs associated with its zinc coated PC wires and PC strands, and the competitive landscape of the prestressed material industry, which was expected to remain highly competitive. During the meeting, Houlihan Lokey provided the Independent Committee with an overview of the financial projections of the Company, based on their understanding of the financial projections from their due diligence. Members of the Independent Committee discussed the financial projections extensively among themselves and with its advisors. Following this discussion, and after representatives from the Company had departed the meeting, the Independent Committee approved the financial projections, and instructed Houlihan Lokey to perform the valuation analysis of the Company based on the financial projections and other information that Houlihan Lokey deems appropriate and relevant.

On November 3, 2020, Mr. Junhong Li, the chairman of the Independent Committee, on behalf of the Company, entered into the confidential agreement with Pujiang. On the same day, DLA Piper circulated its comments on the draft Merger Agreement to Wilson Sonsini, which reflected discussions with the Independent Committee.

On November 7, 2020, Wilson Sonsini circulated the revised Merger Agreement, an initial draft of the equity commitment letter and an initial draft of a limited guarantee agreement to DLA Piper. Among other things, the revised Merger Agreement accepted certain revisions made by DLA Piper to exclude representations and warranties of the Company known by the Buyer Group but rejected certain revisions made to other provisions, including (i) giving the Board the power to change recommendation under certain circumstances, (ii) restoring the dissenting shareholder condition, and (iii) rejecting DLA Piper’s comments to the termination fee and counter-offering 3% of the Merger consideration for the Company termination fee and 6% of the merger consideration for the Parent termination fee.

On November 13, 2020, the Independent Committee held a telephonic meeting with DLA Piper and Houlihan Lokey. At the meeting, DLA Piper discussed certain terms of the revised Merger Agreement with the Independent Committee, including, among others, (a) market standard for closing conditions, (b) payment obligations of fees due to or incurred by the ADS depositary in connection with the cancellation of ADSs (c) the length of time for which the paying agent would hold funds intended for payment to shareholders of Company, and fees associated with retaining the services of a paying agent, (d) the extent to which Pujiang may rely on the Company’s representations and warranties to terminate the transaction, in light of Pujiang’s involvement in the Company’s operations; (e) the terms of covenants relating to Company’s post-signing operations, (f) the Independent Committee’s rights and obligations in dealing with any competing proposals from third parties and reversing a favorable recommendation and/or terminating the merger agreement, (g) the post-closing indemnification of the Independent Committee, (h) conditions precedent to the completion of merger, including clearance of regulatory issues pertaining to Chinese shareholders and the threshold for dissenting shareholder condition, and (i) the fairness of the proposed 3% of merger consideration for Company as termination fee and 6% of merger consideration of merger consideration as the Parent termination fee. DLA Piper then discussed the purpose and terms of equity commitment letter and the limited guarantee circulated by Wilson Sonsini on November 7, 2020, including but not limited to (a) the need to push back liability cap of Pujiang in the equity commitment letter and include the Company as a third-party beneficiary, and (b) with respect to the limited guarantee, the extent and terms under which Pujiang would be liable for the merger consideration and termination fee, the assignability of Pujiang’s guarantee, and time limit for the Company to exercise guaranteed rights against Pujiang. The Independent Committee then instructed DLA Piper to prepare an issues list of the Merger Agreement and other ancillary documents and further negotiate with Pujiang and its counsel. At the same meeting, Houlihan Lokey provided the Independent Committee with an update regarding its financial due diligence on the Company, and informed the Independent Committee that its work pertaining to its preliminary financial analysis was nearly complete, subject to internal approvals. Houlihan Lokey was also preparing a presentation for the Independent Committee and proposed to hold a meeting to discuss its preliminary financial analysis in the following week.

On November 17, 2020, Houlihan Lokey circulated to the Independent Committee a preliminary financial analysis report for its review and consideration. On November 20, 2020, the Independent Committee held a meeting to discuss the preliminary financial analysis presentation dated November 17, 2020 with Houlihan Lokey and DLA Piper. At the Meeting Houlihan Lokey discussed their preliminary views of the Company’s valuation and highlighted an adjustment to the proposed enterprise value and implied value of non-controlling interest of the Company based on the Company’s ownership in its operating subsidiaries. The adjustments were based upon, among others, the operating subsidiaries’ contribution of cash flow to the Company. The Independent Committee then discussed with its advisors the proposed merger consideration of US$5.00, as compared to the average closing price of the ADSs from periods ended on September 15, 2020. The parties then moved to discuss the Company’s financial information, including but not limited to (a) the Company’s turnover and profit margin derived from core products, (b) prospect for growth in light of sales and market share, and (c) capital expenditures. Houlihan Lokey discussed its preliminary discounted cash flow analysis of the Company and the justification for the discount rate and perpetual growth rate used in its analysis. Based on discounted cash flow analysis, Houlihan Lokey derived the implied per ADS value reference range of US$4.02 - US$6.53. Houlihan Lokey then moved to discuss market trading overview, a timeline of the Company’s ADS trading history, ADS trading activity prior to and after Pujiang’s Proposal. At this time, Houlihan Lokey was of the view that the mid-point of ADS value reference range of the company was approximately US$5.27 (based on a fair ADS value range of US$4.02 to US$6.53), which would give Company room to further negotiate the merger consideration and terms of the Merger Agreement in light of below mid-point offer price of US$5.00.

DLA Piper reiterated legal negotiation points of the transaction, principally with respect to deal certainty and representations and warranties. In particular, Pujiang was concerned about the concept of “fiduciary-out,” which would allow the Independent Committee to terminate the merger agreement after the signing of the Merger Agreement under certain circumstances. DLA Piper stressed the need for the Independent Committee to have the ability to terminate the Merger Agreement if a superior deal appears, in order to satisfy its fiduciary duty towards the Company and the Unaffiliated Security Holders. In addition, DLA Piper advised that the Independent Committee should be keep negotiating more definite terms for the equity commitment letter so as to ensure Pujiang’s funding. After Houlihan Lokey and DLA’s presentation, the Independent Committee asked questions concerning the valuation report, specifically, the source of information from which Houlihan Lokey determined that other than Pujiang, no shareholders hold more than 1% of the Company’s outstanding shares. Houlihan Lokey stated that such information was calculated and derived from public sources. The Independent Committee then decided to provide a price counter-offer prior to DLA Piper reverting to Wilson Sonsini with the Company’s issues list concerning the Merger Agreement.

From November 17, 2020 to November 27, 2020, DLA Piper and Wilson Sonsini, through exchange of drafts and telephonic meetings, continued to negotiate the terms of the Merger Agreement and other transaction documents. On November 27, 2020, as instructed by the Independent Committee, DLA Piper informed Wilson Sonsini that the Independent Committee would not be in a position to continue the negotiation without an upwards adjustment of the offer price to reflect the fair value of the Company’s ADSs. The parties then continued to discuss the acceptable merger consideration in multiple rounds of negotiations.

On December 11, 2020, based on the understanding after extensive negotiations that the revised proposal of US$1.70 per Share and US$5.10 (less the cancellation fee of US$0.05 per ADS) Per ADS Merger Consideration represented Pujiang’s best and final offer, the Independent Committee, Houlihan Lokey, and DLA Piper discussed extensively with respect to the fairness of the new merger consideration and the need to further negotiate the terms of the Merger Agreement and other transaction documents, in light of the new proposed merger consideration. The Independent Committee instructed DLA Piper to resume negotiation with Wilson Sonsini with respect to the terms of the Merger Agreement. Later that day, DLA Piper and Wilson Sonsini held a telephonic meeting to go through the key outstanding issues of the Merger Agreement. DLA Piper requested for a rollover and support agreement from Pujiang.

On December 14, 2020, Wilson Sonsini circulated the initial draft of Support Agreement. Meanwhile, after discussion with representative from Ogier, the Independent Committee engaged Ogier as the Independent Committee’s counsel with respect to BVI laws. After reviewing the relevant transaction documents, including the Merger Agreement, Ogier prepared a memorandum for the Independent Committee, detailing the fiduciary duty of the members of the Independent Committee to the Company’s shareholders unaffiliated with Pujiang or the Buyer Group in connection with the proposed going-private transaction under the laws of the British Virgin Islands, and advised the Independent Committee ways that the Independent Committee can better ensure that it has fulfilled its obligations under the laws of the British Virgin Islands.

On December 17, 2020, the Independent Committee and the representatives from DLA Piper, Houlihan Lokey held a telephonic meeting to discuss revised terms of the Merger Agreement. DLA Piper discussed material changes to key terms of the Merger Agreement since last meeting. It was noted that after multiple rounds of negotiations, the Merger consideration of the Company’s ADSs had been increased from US$5.00 per ADS to US$5.10 per ADS (less US$0.05 cancellation fee of the ADS, which shall be payable by the holders of ADSs). DLA Piper also explained to the Independent Committee about their ability to change recommendation with respect to the Merger if a superior proposal is made to the Company, or if an intervening event occurs before shareholders of the Company approve the Merger (an intervening event means any material development or change in circumstances that would affect the business, assets, or operations of the Company after the signing of the merger agreement that is not known or reasonably foreseeable for the Company). DLA Piper then discussed certain changes to the closing conditions from requiring that holders of no more than 5% of the shares shall have exercised dissenters’ rights to requiring that holders of no more than 10% of the shares shall have exercised dissenters’ rights, and informed the Independent Committee of the finalized termination fee and the closing date.

The Independent Committee’s then discussed the required shareholder votes to pass the Merger Agreement and the Merger, which is the affirmative vote of holders of shares representing at least a majority of the shares present and voting in person or by proxy at the Company’s shareholder meeting. DLA Piper reminded the Independent Committee that raising the voting threshold required for approving the Merger and the Merger Agreement will increase the influence and impact of the Unaffiliated Security Holders on the Merger. The parties at the meeting then discussed extensively on the shareholder voting threshold, and noted that in accordance with the BVI laws and the Company's articles of association, and as confirmed by the BVI counsel of the Company, the Merger (without the amendment of the articles of association of the Company) only requires the affirmative votes of the majority of the shares present and voting at the shareholder meeting. In was further noted that as the Buyer Group already held 65.9% of voting rights, increasing the voting threshold to 66 2/3% does not necessarily give significantly more influences to the Unaffiliated Security Holders of the Company. After extensive discussion among members of the Independent Committee and its advisors, the Independent Committee approved the proposed voting threshold, which is the affirmative vote of holders of shares representing at least a majority of the shares present and voting in person or by proxy at the Company’s shareholder meeting, based on the need to protect the interest of the Unaffiliated Security Holders of the Company and the certainty of the transaction. Representatives from DLA Piper then briefly discussed the history and status of the parties’ negotiations on other transaction documents and discussed increases in equity commitment made by the Buyer Group to include expenses incurred by the Company in connection with the Merger.

Houlihan Lokey then presented to the Independent Committee its updated financial analysis with respect to the Company and the transaction proposed by Pujiang at the offer price of US$1.70 per Share without interest, or US$5.10 per ADS (less US$0.05 per ADS cancellation fee payable pursuant the terms of the Deposit Agreement). Houlihan Lokey reported that it had made certain updates to its last financial analyses made in November, to include among others, an increase in selected discount rate range by 100 basis points on the low end due to, among other items, updates of information utilized in the preliminary financial analyses dated November 17, 2020, changes in the risk-free rate and market volatility during the relevant periods. Houlihan Lokey then rendered its oral opinion to the Independent Committee, that, as of the date of the Meeting and based on the information available to Houlihan Lokey regarding the financial condition and prospects of the Company, the consideration to be received by the Unaffiliated Security Holders of the Company was fair to such Unaffiliated Security Holders from a financial point of view. Houlihan Lokey noted that it was prepared to execute and deliver a written fairness opinion to the Independent Committee on the same day of the Meeting. The full text of the written opinion of Houlihan Lokey is attached as Annex B to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by Houlihan Lokey, please refer to “Special Factors - Opinion of the Independent Committee’s Financial Advisor” beginning on page 55.

Thereafter, members of the Independent Committee discussed Houlihan Lokey’s financial analyses and fairness opinion, following which the Independent Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, (c) recommended that the Board authorize and approve the entry into by the Company of the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (d) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a shareholder resolution the Merger Agreement, the Plan of Merger and the transactions contemplated under the Merger Agreement, including the Merger. See “Special Factors - Reasons for the Merger and Recommendation of the Independent Committee and the Board” beginning on page 40 for a description of the resolutions of the Independent Committee at this meeting.

Following the meeting of the Independent Committee on December 17, 2020, the Board convened a meeting. During the meeting, upon the unanimous determination and recommendation of the Independent Committee and acting through the Independent Committee, the Board had (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its shareholders (including the Unaffiliated Security Holders), (b) approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Later on December 17, 2020, (i) the Company, Parent, and Merger Sub executed the Merger Agreement, (ii) the Company and Pujiang executed the Limited Guarantee, (iii) Parent and Pujiang executed the Support Agreement, and (iv) Parent and Pujiang executed the Equity Commitment Letter. The Company then issued press release announcing the execution of the Merger Agreement and the ancillary documents and furnished the press release and the executed Merger Agreement to the SEC as exhibits to its current report on Form 6-K.

On December 18, 2020, Pujiang, Acme, Elegant Kindness, and Dr. Tang filed with the SEC an Amendment No. 3 to the Schedule 13D originally filed with SEC on August 20, 2010.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

The Board, acting upon the unanimous recommendation of the Independent Committee, which Independent Committee acted with the advice and assistance of its independent financial and legal advisors, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on December 17, 2020, after careful deliberation and consultation with its financial advisor and legal counsel, the Independent Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, (c) recommended that the Board authorize and approve the entry into by the Company of the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (d) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a shareholder resolution the Merger Agreement, the Plan of Merger and the transactions contemplated under the Merger Agreement, including the Merger.

On the same date following the Independent Committee meeting, the Board convened a meeting. Upon the unanimous determination and recommendation of the Independent Committee and acting through the Independent Committee, the Board had (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its shareholders (including the Unaffiliated Security Holders ), (b) approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

In the course of reaching their respective determinations, the Independent Committee and the Board considered the following substantive factors and potential benefits of the Merger, each of which the Independent Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

·	the current and historical market prices of the ADSs, including the fact that the Per ADS Merger Consideration of US$5.10 (less US$0.05 ADS cancellation fee payable by the holders of ADS pursuant to the Deposit Agreement) offered to the Unaffiliated Security Holders represents (a) a 38.6% premium to the closing price of our ADSs on September 15, 2020, the last trading day immediately prior to the Company’s announcement on September 16, 2020 that it had received “a going private” proposal and (b) 52.8% and 56.8% premium over the average closing price of the ADSs during the 30 and 90 trading days, respectively, prior to the Company’s announcement on September 16, 2020 that it had received a “going private” proposal;

·	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per ADS price equal to or greater than the Per ADS Merger Consideration of US$5.10, as adjusted for present value, particularly in light of (i) the trading price of the Company’s Shares prior to announcing the receipt of the going-private proposal, (ii) the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company; (iii) the adverse impact on the Company’s performance and operations caused by the outbreak of COVID-19, which is expected to continue in 2021; and (iv) the recent statement given by the chairman of the SEC and the chairman of the Public Company Accounting Oversight Board warning the disclosure, financial reporting and other risks of Chinese listed companies, the impact of newly enacted Holding Foreign Companies Accountable Act, as well as the evolving trade tension between the U.S. and China, which are expected to lead to lower valuation of China-based companies by the U.S. stock markets;

·	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Independent Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group, and general timing consideration, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on September 16, 2020;

·	the all-cash merger consideration, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their shares;

·	the negotiations with respect to the Merger Consideration and the Independent Committee’s determination that, following extensive negotiations with Pujiang and the Buyer Group, the fact that US$1.70 per Share and US$5.10 per ADS (less US$0.05 cancellation fee) was the highest price that Pujiang and the Buyer Group would agree to pay; with the Independent Committee basing its belief on a number of factors, including the process of negotiations and the experience of the Independent Committee’s advisors;

·	the lack of interested bidders, considering the fact that there was no proposal submitted to the Independent Committee and that there were no party other than Pujiang had contacted the Company or the Independent Committee expressing an interest in exploring an alternative transaction with the Company following the Company’s announcement on September 16, 2020 that it has received a “going private” proposal;

·	the Independent Committee's belief that it was questionable whether any third party could complete an alternative transaction in light of the fact that Pujiang beneficially owns approximately 65.9% of the Company outstanding ordinary shares;

·	the financial analysis reviewed and discussed with the Independent Committee by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the Independent Committee on December 17, 2020 (which was subsequently confirmed by delivery of a written opinion of Houlihan Lokey dated the same date) with respect to the fairness, from a financial point of view, of the US$1.70 per Share and US$5.10 Per ADS Merger Consideration to be received by the holders of Company’s securities (other than holders of Excluded Shares) (without giving effect to any impact of the merger on any particular holder of Shares other than in its capacity as a holder of Shares), pursuant to the Merger Agreement, as of December 17, 2020, based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Houlihan Lokey in preparing its opinion;

·	potential adverse effects on the Company’s business, financial condition and results of operations caused by economic conditions in the PRC and the United States, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing, the current coronavirus outbreak and reduced market confidence;

·	the global economic downturn induced by the COVID-19 pandemic;

·	increased costs of regulatory compliance for public companies;

·	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of the newly enacted Holding Foreign Companies Accountable Act and law or regulation similar in substance to the Holding Foreign Companies Accountable Act;

·	the competitive landscape of the prestressed material industry, including i) intense competition among manufacturers of rare earth coated PC wires and PC strands and plain surface steel products in China as a result of the relatively low entry-barrier, and ii) the need for the Company to continue to invest in its research and development capabilities so as to maintain its competitive advantages among manufacturers of zinc coated PC wires and PC strands in China;

·	the recognition that, as a privately-held entity, the management of the Company may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

·	the recognition that, as an SEC-reporting company, the management of the Company and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

·	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

·	the belief of the Independent Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

·	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

o	the absence of a financing condition in the Merger Agreement;

o	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion;

o	the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee in the amount of US$680,000 and the guarantee of such payment obligation by the Rollover Shareholder pursuant to a limited guarantee; and

·	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Independent Committee, which consists of two independent and disinterested directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Independent Committee’s authority

In addition, the Independent Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Independent Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

·	in considering the Merger, the Independent Committee, which consists of two independent and disinterested directors, acted solely to represent the interests of the Unaffiliated Security Holders, and the Independent Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such Unaffiliated Security Holders;

·	both of the directors serving on the Independent Committee during the entire process were and are independent and disinterested directors and free from any affiliation with Pujiang and the Buyer Group. In addition, neither of such directors is nor ever was an employee of the Company or any of its subsidiaries or affiliates and neither of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) Independent Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Independent Committee’s or the Board’s recommendation of the Merger), and (iii) the director’s indemnification rights under the Merger Agreement;

·	in considering the Merger, the Board agreed that it would not recommend the Merger or any alternative transaction for approval by the Company’s shareholders or otherwise approve the Merger or any alternative transaction without a prior favorable recommendation by the Independent Committee;

·	following its formation, the Independent Committee had independent control over the sale process with the advice and assistance of Houlihan Lokey as its financial advisor, DLA Piper LLP as its US legal advisor and Ogier as its BVI legal counsel, each reporting solely to the Independent Committee;

·	the Independent Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Pujiang and the transactions contemplated thereby from the date the Independent Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Independent Committee had recommended such action to the Board;

·	there are no limitations placed on the Independent Committee’s authority, including the authority to reject the terms of any strategic transaction, including the Merger;

·	the recognition by the Independent Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

·	the Independent Committee had the freedom to recommend for or against the Merger or any alternative transaction and the authority to “just say no” to any such extraordinary transaction if the Independent Committee would consider that course of action to be in the best interests of the Company and the Unaffiliated Security Holders;

·	the recognition by the Independent Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a Superior Proposal until the date the Company’s shareholders vote upon and authorize and approve the Merger Agreement;

·	the ability of the Company to terminate the Merger Agreement in connection with a Superior Proposal or a materially adverse intervening event, subject to compliance with the terms and conditions of the Merger Agreement;

·	the Independent Committee held regular meetings to consider and review the terms of the Merger Agreement and the Merger;

·	the terms and conditions of the Merger Agreement were the product of vigorous negotiations between the Independent Committee and its financial advisor and legal advisor, on the one hand, and Pujiang and its counsel, on the other hand; and

·	the availability of appraisal rights to the Unaffiliated Security Holders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their shares as determined by independent appraisers.

The Independent Committee and the Board also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

·	the fact that authorization and approval of the Merger Agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with Pujiang and the Buyer Group, in light of the fact that Pujiang beneficially owns 65.9% of the Company’s issued and outstanding shares;

·	the fact that the Company’s shareholders, other than the Rollover Shareholder, will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

·	the restrictions on the conduct of the Company’s business prior to the completion of the Merger;

·	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

·	the Company will be required to, under certain circumstances, pay Parent a termination fee of US$340,000 in connection with the termination of the Merger Agreement;

·	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s legal remedy in the event of breach of the Merger Agreement by Parent or Merger Sub under certain circumstances may be limited to receipt of a termination fee of US$680,000, and that under certain circumstances the Company may not be entitled to a termination fee;

·	the Merger Agreement precludes the Company from actively soliciting alternative transaction proposals;

·	the terms of Pujiang and the Buyer Group’s participation in the Merger and the fact that Pujiang and the Buyer Group may have interests in the transaction that are different from, or in addition to, those of the Unaffiliated Security Holders, as well as the other interests of the Company’s directors and officers in the Merger;

·	that while the Independent Committee expects to complete the Merger, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied and, as a result, it is possible that the Merger may not be completed even if Company shareholders approve it;

·	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

·	the taxability of an all-cash transaction to the Unaffiliated Security Holders that are U.S. holders as defined below in “Special Factors - Material U.S. Federal Income Tax Consequences” beginning on page 76.

The forgoing discussion of information and factors considered by the Independent Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Independent Committee and the Board. In view of the wide variety of factors considered by the Independent Committee and our board of directors, neither the Independent Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Independent Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Independent Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

The Independent Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Independent Committee and the Board believe that the Merger is procedurally fair to the Unaffiliated Security Holders, because, among other things, (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving British Virgin Islands companies, (ii) various safeguards and protective measures have been adopted to ensure the procedural fairness of the Merger, including without limitation: (a) the Board’s formation of the Independent Committee, which consists of two independent and disinterested directors, and the Independent Committee’s authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, (b) the Independent Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsel and independent financial advisor for purposes of negotiating the terms of the Merger Agreement and/or preparing a report concerning the fairness of the Merger, (c) the right of the Independent Committee to evaluate bona fide unsolicited Superior Proposals that may arise before the Company’s shareholders vote upon the Merger, and (d) the pledge of the Board that it would not recommend the Merger or any alternative transaction for approval by the Company’s shareholders or otherwise approve the Merger or any alternative transaction without a prior favorable recommendation by the Independent Committee, and (iii) the Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (x) the merger or consolidation of the Company with or into another company, or vice-versa; (y) the sale or other transfer of all or any substantial part of the assets of the Company; or (z) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, the Independent Committee considered financial analyses presented by Houlihan Lokey as an indication of the going concern value of the Company. These analyses included, among others, a discounted cash flow analysis. The Independent Committee noted that the financial analyses performed by Houlihan Lokey relied only on a discounted cash flows analysis while also presenting information with respect to selected companies and selected transactions for information purposes. The Independent Committee also noted Houlihan Lokey’s view that the results derived from the selected companies analysis and selected transactions analysis do not provide a meaningful comparison to the Company because (i) there were not a sufficient number of meaningfully comparable companies to the Company to serve as a basis of comparison for the selected companies analysis, and (ii) there were not a sufficient number of transactions involving target companies that were meaningfully comparable to the Company for the selected transactions analysis. After reviewing the information with respect to selected companies and selected transactions presented by Houlihan Lokey and making inquiries about the availability of comparable companies and transactions for which financial information was publicly available, the Independent Committee concluded that the results derived from the selected company analysis and selected transactions analysis would not provide a meaningful comparison to the Company. The Independent Committee adopted Houlihan Lokey’s financial analyses as a whole, including its determinations that the selected companies analysis and transactions analysis did not result in meaningful comparisons with respect to the Company and the Merger. All of the material analyses as presented to the Independent Committee on December 17, 2020 are summarized below under the caption “Special Factors - Opinion of the Independent Committee’s Financial Advisor” beginning on page 55. The Independent Committee expressly adopted these analyses and the opinion of Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger.

Neither the Independent Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Independent Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. In addition, the Independent Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications and lay-off costs in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern and (iv) neither the Independent Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders. Each of the Independent Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. Each of the Independent Committee and the Board also considered the historical market prices of the Company’s ADSs as described under the caption “Market Price of the Company’s Shares and ADSs, Dividends and Other Matters - Market Price of the Shares and the ADSs” beginning on page 80.

Neither the Independent Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Independent Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2019 and June 30, 2020 was US$6.60 and US$6.80, respectively, which is calculated based on the 19,791,110 issued and outstanding Shares as of December 31, 2019 and June 30, 2020, respectively. Net book value does not take into account the future prospects of the Company, market conditions, trends in our industry or the business risks inherent in competing with larger companies in our industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, by our shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Independent Committee and the factors examined by the Independent Committee as described above under this section and adopted such recommendations and analysis.

For the foregoing reasons, each of the Company and the Board believes that the Merger Agreement, the Plan of Merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the Unaffiliated Security Holders.

Except as discussed in “Special Factors - Background of the Merger,” “Special Factors - Reasons for the Merger and Recommendation of the Independent Committee and our Board of Directors,” and “Special Factors - Opinion of the Independent Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its belief as to the fairness of the Merger to the Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 72.

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Independent Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the Independent Committee regarding, and did not receive any advice from the Independent Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Per Share Merger consideration to the Unaffiliated Security Holders.

Based on their knowledge and analyses of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Independent Committee and the Board discussed under the section entitled “—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 40, the Buyer Group believes that the Merger is substantively fair to Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

·	The Per ADS Merger Consideration of US$5.10 per ADS represents a premium of approximately 38.6% to the closing price of the Company’s ADSs on September 15, 2020, the date of the Proposal, and a premium of approximately 92.4% to the average closing price of the ADSs during the last 180 trading days;

·	the Company’s ADSs traded as low as US$1.50 per ADS during the 52-week period prior to the receipt of the Proposal on September 15, 2020;

·	the members of the Independent Committee are not affiliated with any member of Buyer Group and do not have any financial interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation in the ordinary course and Independent Committee compensation (which are not contingent upon the completion of the Merger or the Independent Committee’s or the Board's recommendation and/or authorization and approval of the Merger) and their indemnification rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

·	notwithstanding that the Buyer Group may not rely upon the opinion provided by Houlihan Lokey to the Independent Committee, the Independent Committee received an opinion from Houlihan Lokey stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger consideration to be received by the holders of Shares (other than the Buyer Group) in the Merger was fair to them, from a financial point of view;

·	the Independent Committee and, upon the unanimous recommendation of the Independent Committee, the Board determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

·	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

·	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated, and the Merger consideration will be paid to the Unaffiliated Security Holders;

·	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales; and

·	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of Holding Foreign Companies Accountable Act or any newly enacted similar law or regulation.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Company’s ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. See “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of the Company's Annual Report.

The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the Per ADS Merger Consideration of US$5.10 represents a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a Merger or consolidation of the Company with or into another company, (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Company’s ordinary shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:

·	the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Independent Committee, which consists of two independent directors, as defined under applicable NASDAQ rules, each of whom is an outside, non-employee director, and that no limitations were placed on the Independent Committee’s authority;

·	in considering the transaction with the Buyer Group, the Independent Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Independent Committee had independent control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

·	all of the members of the Independent Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of such Independent Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation and Independent Committee compensation (which are not contingent upon the completion of the Merger or the Independent Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification rights under their respective indemnification agreement entered into with the Company and under the Merger Agreement;

·	the Independent Committee retained independent financial advisors and legal counsels to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

·	the Independent Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Independent Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Independent Committee had recommended such action to the Board;

·	in considering the Merger, the Board agreed that it would not recommend the Merger or any alternative transaction for approval by the Company’s shareholders or otherwise approve the Merger or any alternative transaction without a prior favorable recommendation by the Independent Committee;

·	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Independent Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

·	the Independent Committee was empowered to exercise the full power and authority of the Board in connection with the Merger and related transactions and process;

·	since the announcement of the receipt of the Proposal on September 16, 2020 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Independent Committee expressing an interest in exploring an alternative transaction with the Company;

·	the Independent Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	the recognition by the Independent Committee and the Board that it had no obligation to recommend the Merger;

·	the recognition by the Independent Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider a bona fide written proposal or offer with respect to a Competing Transaction that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated under the Merger Agreement;

·	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Independent Committee or the negotiating positions of the Independent Committee;

·	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

·	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their ordinary shares as determined by independent appraisers; and

·	the fact that, in certain circumstances under the terms of the Merger Agreement, the Independent Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any Unaffiliated Security Holder of the Company as to how such Unaffiliated Security Holder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated under the Merger Agreement.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ended December 31, 2020 through the fiscal year ending December 31, 2024 (the “Management Projections”) for the Independent Committee and Houlihan Lokey in connection with the financial analysis of the Merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Houlihan Lokey in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management considered historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, income from operations and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In preparing the Management Projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Management Projections include:

·	the demand for the Company’s products, including rare earth coated PC wires and PC strands, zinc coated PC wires and PC strands, and plain surface PC strands, will be in line with the management’s expectation;

·	the growth and competitive landscape of the prestressed material industry will be in line with the management’s expectations;

·	the Company will continue to invest in its research and development capabilities in order for the Company to remain competitive in the prestressed material industry;

·	the Company’s effective tax rate is assumed to be in line with the management’s expectations;

·	the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in relevant regulations affecting the Company and the prestressed material industry; and

·	the Chinese economy will continue to recover from the COVID-19 pandemic and there is no material deterioration of the COVID-19 pandemic globally.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither our independent registered public accounting firm, BDO China Shu Lun Pan Certified Public Accountants LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Independent Committee and Houlihan Lokey , and are not included in this proxy statement in order to induce any holder of Shares to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by our management and considered by the Independent Committee and Houlihan Lokey in connection with their analyses of the proposed transaction:

	Company Financial Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E
Total Revenue	139.3	142.0	144.7	147.5	150.3

Gross Profit (1)	22.1	21.0	21.7	22.5	23.3
% Margin	15.9%	14.8%	15.0%	15.3%	15.5%

Operating Expenses (1)	6.4	8.4	8.6	8.8	9

Income from Operations	15.7	12.6	13.1	13.7	14.3
% Margin	11.3%	8.9%	9.1%	9.3%	9.5%

Depreciation and Amortization	0.7	1.7	2.6	2.6	2.6

Adjusted EBITDA (2)	16.3	14.2	15.7	16.4	17.0
% Margin	11.7%	10.0%	10.9%	11.1%	11.3%

Adjusted EBIT (3)	15.6	12.6	13.1	13.7	14.4
% Margin	11.2%	8.8%	9.1%	9.3%	9.6%

(1) Management projected gross profit and operating expenses exclude depreciation and amortization.

(2) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(3) “EBIT” refers to earnings before interest and taxes.

Opinion of the Independent Committee’s Financial Advisor

The Independent Committee retained Houlihan Lokey to act as its financial advisor in connection with the Merger, and on December 17, 2020, Houlihan Lokey rendered its oral opinion, which it subsequently confirmed in writing, to the Independent Committee as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Unaffiliated Security Holders in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Independent Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the Unaffiliated Security Holders in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Independent Committee, the Board, any shareholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

In arriving at its opinion, Houlihan Lokey, among other things:

·	reviewed the draft dated December 16, 2020 of the Merger Agreement and Plan of Merger by and among Parent, Merger Sub and the Company;

·	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

·	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including Management Projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2024;

·	spoke with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

·	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

·	considered the public available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

·	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

·	reviewed certificates and/or confirmation emails addressed to Houlihan Lokey from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

In giving its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Management Projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The credit, financial and stock markets have recently been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the Merger, the Management Projections or otherwise.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal, and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Merger Agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Plan of Merger would not differ in any respect from the form attached as an annex to the Merger Agreement.

Furthermore, in connection with such opinion, Houlihan Lokey was not requested to make and did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, or the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Independent Committee, the Board, the Company, or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion.

Houlihan Lokey’s opinion was furnished for the use of the Independent Committee (in its capacity as such) in connection with the Independent Committee’s evaluation of the Merger, and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey has consented to the inclusion in this proxy statement of its opinion in its entirety and the description thereof. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Independent Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Independent Committee, the Board, the Company, or Parent, their respective security holders, or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form, structure, or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company or its security holders, Parent, or its security holders, or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness, or fair value of the Company, Parent, or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors, or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel, or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Independent Committee, on the assessments by the Independent Committee, the Board, the Company, Parent, and their respective advisors as to all legal, regulatory, accounting, insurance, tax, and other similar matters with respect to the Company and the Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Management Projections prepared by members of the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Independent Committee and the Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Independent Committee or the Board with respect to the Merger or the Merger Consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Independent Committee, the Board, the Company, Parent, any security holder or creditor of the Company, Parent, or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Independent Committee on the one hand and the Buyer Group on the other hand, and the decision to enter into the Merger Agreement was solely that of the Independent Committee and the Board.

Financial Analyses

In preparing its opinion to the Independent Committee, Houlihan Lokey performed a variety of analyses. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Independent Committee on December 17, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

For purposes of its analysis, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable, or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations, and non-controlling interests less the amount of cash and cash equivalents on its balance sheet) less the amount of its equity-method investments.
•	EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.
•	Adjusted EBITDA – generally, EBITDA adjusted for certain non-recurring items.

The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections.

Selected Companies Analysis. Houlihan Lokey considered performing a selected companies analysis. However, due to the limited comparability of the Company to other public companies, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable companies.

Selected Transactions Analysis. Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 0.0% to 1.0% to the Company’s normalized 2024 unlevered free cash flows, which rate was derived based on Company management’s expected long-term growth rate for the Company and the industry. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 18.0% to 21.0%, which was derived based on certain financial metrics, including betas, capital structures and tax rates for the Company and the selected companies as presented in Houlihan Lokey’s discussion materials for the Independent Committee, as well as risk-free rates for the U.S. and China, and size premium data as provided by third party sources. Discount rates ranging from 17.0% to 21.0% were used in a preliminary discounted cash flow analysis of the Company as set out in the preliminary discussion materials dated November 17, 2020 prepared by Houlihan Lokey for its preliminary discussion with the Independent Committee. The discount rate range increased by 100 basis points on the low end due to, among other items, updates of information utilized in the preliminary financial analyses, changes in the risk-free rate and market volatility. The discounted cash flow analysis indicated an implied per Share reference range of US$4.34 to US$6.23 per ADS, as compared to Merger Consideration of US$5.10 per ADS.

Houlihan Lokey was engaged by the Independent Committee to act as its financial advisor in connection with the Merger and provide financial advisory services to the Independent Committee, including an opinion as to the fairness from a financial point of view of the Merger Consideration to be received by the Unaffiliated Security Holders. The Independent Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Independent Committee, Houlihan Lokey is entitled to a fixed fee of US$450,000, US$150,000 of which became payable upon execution of Houlihan Lokey’s engagement letter, US$100,000 of which became payable at the beginning of the third week following the date of Houlihan Lokey’s engagement letter, US$200,000 of which became payable upon the delivery of Houlihan Lokey’s opinion at the request of the Independent Committee. No portion of Houlihan Lokey’s fee is contingent upon any conclusions set forth in Houlihan Lokey’s opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates, and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold, or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Neither Houlihan Lokey nor any of its affiliates has in the past two years provided or is currently providing any investment banking, financial advisory and/or other financial or consulting services to the Company, Parent and their respective affiliates. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Buyer Group, Parent and Merger Sub's Purpose of and Reasons for the Merger

Under the SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its reasons for the Merger to the Company’s Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the Company’s ordinary shares (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for US$1.70 per ordinary share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow Dr. Tang, together with his affiliates, to increase his ownership percentage in the Company through his indirect ownership in Parent and maintain his leadership role with the Surviving Company.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company’s Purpose of and Reasons for the Merger

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$1.70 per Share in cash without interest or US$5.10 per ADS (less US$0.05 cancellation fee pursuant to the Depositary Agreement) in cash without interest by the Company’s ADS holders. The Company has determined to undertake the Merger at this time based om the analyses, determinations and conclusions of the Independent Committee and the board of the directors described in detail under the caption “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and the Board.”

Effect of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “OSN.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by Parent. Following the completion of the Merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. The Company will instruct the ADS depositary to terminate the ADS program. In addition, registration of the Shares and the ADSs under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, except as described below, (i) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.70 per Share in cash and without interest and (ii) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$5.10 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement), and all holders from time to time of American depositary receipts issued thereunder. The Excluded Shares, which include (a) the Rollover Shares, (b) the Dissenting Shares, and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury) and Shares held by the Parent or any of its subsidiaries, will not be converted into the right to receive the consideration described in the immediately preceding sentence. Each Excluded Share (excluding any Dissenting Share) issued and outstanding immediately prior to the Effective Time , will be cancelled and will cease to exist, and no Merger consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the Effective Time for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act. The ADS depositary will call for surrender of all outstanding ADSs (other than any ADSs representing Excluded Shares) to be exchanged for the applicable merger consideration.

Directors and Management of the Surviving Company

The director of Merger Sub immediately prior to the completion of the Merger will become the initial director of the Surviving Company, and the officers of the Company will become the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:

·	the receipt by such shareholders of US$1.70 per Share in cash or US$5.10 (less US0.05 cancellation fee per ADS), representing a premium of 52.8% over the Company’s 30 trading day average closing price of the ADSs as quoted by NASDAQ on September 15, 2020, the last trading day prior to the Company’s announcement on September 16, 2020 that it had received a “going private” proposal; and

·	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the Merger.

The primary detriments of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:

·	such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

·	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares. Because we may be or have been a PFIC for U.S. federal income tax purposes during a U.S. Holder’s holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder’s Shares may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.”

The primary benefits of the Merger to the Company’s directors and executive officers (other than the members of the Buyer Group) include, without limitation, the following:

·	continued indemnification rights and rights to advancement of fees to be provided by the surviving company to former directors and officers of the Company;

·	the monthly compensation of US$3,000 for Mr. Junhong Li and Mr. Zhongcai Wu, each of which is a member of the Independent Committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger);

·	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include they will resign from the Company and will no longer receive income from the Company.

The primary benefits of the Merger to the Buyer Group include the following:

·	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

·	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

·	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

·	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

·	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

·	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

·	all of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

·	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

·	the business risks facing the Company, will be borne by the Buyer Group;

·	an equity investment in the surviving company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

·	following the Merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company’s net book value and net earnings. The Company’s net earnings attributable to the Company’s shareholders for the year ended December 31, 2019 was approximately US$0.56 and net book value attributable to the Company’s shareholders as of December 31, 2019 was approximately US$6.60. The Company’s net earnings attributable to the Company’s shareholders for the six months ended June 30, 2020 was approximately US$0.27 and net book value attributable to the Company’s shareholders as of June 30, 2020 was approximately US$6.80.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for the Buyer Group before and immediately after the Merger, based on the historical net book value as of June 30, 2020 and the net earnings of the Company for the six months ended June 30, 2020.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Earnings		Net Book Value		Earnings		Net Book Value
Name	US$ 000%		US$ 000%		US$ 000%		US$ 000%
Pujiang	3,469	65.9	78,517	65.9	5,264	100	119,146	100
Dr. Tang	3,469	65.9	78,517	65.9	5,264	100	119,146	100

(1)       Ownership percentages prior to the Merger are based on 19,791,110 Shares issued and outstanding as of the date of this Proxy Statement.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group will beneficially own 100% of the equity interests in the Surviving Company indirectly through Parent. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Following the completion of the Merger and the anticipated deregistration of the Company’s Shares and ADSs, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group has no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a Merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Independent Committee was formed on September 22, 2020, in response to the receipt of the going private proposal letter from Pujiang on September 15, 2020. The Independent Committee discussed with its advisors other potential alternatives available to the Company, including the possibility of remaining as an independent company, and reviewed and discussed the proposed process to conduct a pre-signing market check through a third-party solicitation process.

In light of  (i) the beneficial ownership of the Buyer Group of approximately 65.9% of the entire issued and outstanding Shares (as of the date of this proxy statement), and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group has contacted the Company or the Independent Committee expressing an interest in exploring an alternative transaction with the Company, the Independent Committee determined that (1) there were no other interested buyers and (2) no viable alternative to the proposed sale of the Company to the Buyer Group.

The Independent Committee also took into account that the Company can terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal, prior to obtaining required shareholder approval of the Merger Agreement, subject to the payment to Parent of a termination fee of US$340,000. In this regard, the Independent Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Independent Committee also considered, as an alternative available to the Company to enhance shareholder value, that the Company remain as a public company. However, the Independent Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management unaffiliated with the Buyer Group, the offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Considering the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, the Independent Committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the proposed sale of the Company to the Buyer Group, taking into account risks of execution as well as business, financing, regulatory approval, competitive, industry and market risks.

Effects on the Company if the Merger is not Completed

If the Merger Agreement and the Plan of Merger are not authorized and approved by the Company’s shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares and the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$340,000, or Parent may be required to pay the Company a termination fee of US$680,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger - Termination Fee” beginning on page 108.

If the Merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not authorized and approved by the Company’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, would be approximately US$12.5 million, assuming no exercise of dissenter rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares which will, in connection with and concurrently with the closing of the Merger at the Effective Time, be cancelled for no consideration in the Merger, and the Rollover Shareholder, in lieu of receiving US$1.70 per ordinary share held by it will be issued newly issued shares of Parent pursuant to the Support Agreement.

The Buyer Group expects this amount to be provided through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholder, (ii) cash contribution in the amount of US$12.5 million contemplated by the Equity Commitment Letter, by and between Parent and the Rollover Shareholder. Pursuant to the Equity Commitment Agreement, Pujiang has committed, subject to the terms and conditions therein, to purchaser, or cause the purchaser of, equity securities of Parent, prior to the Effective Time, in an aggregate cash amount of US$12.5 million.

The funding of Pujiang’s equity commitment under the Equity Commitment Letter is conditioned upon (i) the satisfaction in full or waiver (if permissible) of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), and (ii) the substantially contemporaneous consummation of the closing of the Merger. The obligation of Pujiang to fund the equity commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of the (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation, (iii) the Company or any of its affiliates directly or indirectly (a) asserting a claim or initiating a proceeding against Parent, Merger Sub, Pujiang, any Non-Recourse Party (as defined in the relevant Limited Guarantee) in connection with or relating to the Equity Commitment Letter, the Merger Agreement, the Limited Guarantee, or any of the Transactions, or (b) asserting that the cap on Pujiang’s aggregate liabilities under the Equity Commitment Letter is illegal, invalid or unenforceable in whole or in part, and (iv) any event which, by the terms of the Limited Guarantee, is an event which terminates Pujiang’s liabilities under the Limited Guarantee.

The Company is an express third-party beneficially of the Equity Commitment Letter. Pujiang may assign or delegate all or a portion of its obligations to fund its equity commitment to any of Pujiang’s subsidiaries or affiliates so long as Pujiang remains liable for the obligations under the Equity Commitment Letter.

A copy of the Equity Commitment is attached as Annex G to this proxy statement and is incorporated herein by reference.

Support Agreement

Concurrently with the execution of the Merger Agreement, the Rollover Shareholder and Parent entered into the Support Agreement, pursuant to which the parties have agreed that (i) the Rollover Shares shall be cancelled for no consideration, (ii) the Rollover Shareholder shall subscribe for the number of newly issued ordinary shares of Parent as set forth in the Support Agreement, and (iii) the Rollover Shareholder shall vote the Rollover Shares in favor of the authorization and approval of the Merger Agreement and the consummation of the Transactions, in each case, upon the terms and conditions set forth therein.

A copy of the Support Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

As of the date of this proxy statement, the Rollover Shareholder indirectly owns 13,050,000 Rollover Shares, representing approximately 65.9% of the total voting power of the outstanding ordinary shares in the Company.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, Pujiang made the Limited Guarantee, pursuant to which Pujiang irrevocably guaranteed, subject to certain conditions, Parent’s payment obligations under the Merger Agreement to pay the termination fee if that fee becomes payable by Parent and certain reimbursement obligations set forth therein.

The Limited Guarantee will terminate on the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent and Merger Sub would be obligated to make a payment of Parent termination fee pursuant to the Merger Agreement, (c) the payment in full of the obligations under the Limited Guarantee, and (d) one hundred twenty (120) days after any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to make a payment of Parent termination fee pursuant to the Merger Agreement, unless the Company has initiated a bona fide claim or proceeding in accordance with the terms of the Merger Agreement; provided further that if the Company has initiated such claim or proceeding on or before such 120th day of the termination of the Merger Agreement, the Limited Guarantee shall terminate upon the date such claim or proceeding is resolved by a final and non-appealable judicial or arbitral decision or as agreed in writing by the parties to the Limited Guarantee or otherwise satisfied.

Remedies and Limitations on Liability

The parties to the Merger Agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of competent jurisdiction, pursuant to the Merger Agreement, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Each party to the Merger Agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement. While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and monetary damages.

Interests of Certain Persons in the Merger

Interests of the Buyer Group

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. The Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The Buyer Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the Surviving Company’s shares, the Buyer Group will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the Surviving Company will be sufficient to recover their respective investments in the Company.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Shares and Options Held by Officers and Directors

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121), as a group beneficially own an aggregate of 13,050,000 Shares.

The following table summarizes, the number of issued and outstanding Shares beneficially held by our directors and executive officers as of the date of this proxy statement.

Beneficial Ownership (1)
Name of Beneficial Owner	Ordinary Shares	Percentage
Liang Tang(2)	13,050,000	65.9%
Wei Hua	-	-
Junhong Li	-	-
Yingli Pan	-	-
Zhongcai Wu	-	-
All directors and executive officers as a group	13,050,000	65.9%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares or the power to receive the economic benefit of the ordinary shares.

(2)	Represents ordinary shares held by Acme Innovation Limited, a wholly-owned subsidiary of Pujiang International Group Limited. Pujiang International Group Limited is a Cayman Islands company listed on the Hong Kong Stock Exchange Dr. Liang Tang is a 64.39% shareholder and the chairman of Pujiang International Group Limited. See Item 4.C. above. The address of Pujiang International Group Limited is Floor 16, 518 Shangcheng Road, Shanghai, China 200120.

Indemnification

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

·	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time will survive the Merger and will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who are current or former directors, officers or employees of the Company or any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

·	The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, except to the extent prohibited by the applicable laws, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

·	From and after the Effective Time, the surviving company will comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries, (B) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or arising out of or pertaining to the Merger and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date thereof and to the fullest extent permitted by applicable laws, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable laws; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary of the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

·	In the event the Company or the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the surviving company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in the foregoing paragraphs.

The Independent Committee

On September 22, 2020, our board of director established an Independent Committee of directors to consider the proposal from Pujiang and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Independent Committee is composed of independent and disinterested directors: Mr. Junhong Li (who serves as the chairman), and Mr. Zhongcai Wu. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Independent Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Independent Committee’s or board’s recommendation of the Merger), and (iii) the director’s indemnification rights under the Merger Agreement. Our board of directors did not place any limitations on the authority of the Independent Committee regarding its investigation and evaluation of the Merger.

The Company has compensated the members of the Independent Committee in exchange for their service in such capacity. The monthly compensation is US$3,000 for Mr. Junhong Li and Mr. Zhongcai Wu, (the payment of which is not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

After completion of the Merger, Dr. Tang expects to continue to serve as chairman of the board of directors of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of our annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	450,000
Legal fees and expenses	158,000
Independent Committee fees	24,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	2,400
Total	634,400

These fees and expenses will not reduce the Merger Consideration to be received by the Company’s shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger, will be paid by the party incurring such costs and expenses.

Voting by the Rollover Shareholder at the Extraordinary General Meeting

Pursuant to the Voting Agreement, the Rollover Shareholder has agreed to vote all of the Shares it beneficially owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the record date, the Rollover Shareholder is expected to beneficially own, in the aggregate, 13,050,000 Shares, which represents 65.9% of the total issued and outstanding Shares entitled to vote.

Accounting Treatment of the Merger

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the registration of the Plan of Merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and if the Registrar is satisfied that the requirements under the British Virgin Islands in respect of the merger have been complied with, the Registrar will issue a certificate of merger in the approved form.

Appraisal Rights

Please see “Appraisal Rights” beginning on page 113.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of the Shares or ADSs who exchange their Shares or ADSs solely for cash pursuant to the Merger Agreement or receive cash as a result of exercising their Appraisal Rights. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, existing and proposed Treasury regulations promulgated under the Code, published rulings, and administrative and judicial interpretations of the Code, all as currently in effect as of the date of hereof, all of which are subject to change, possibly with retroactive effect.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the Merger. For purposes of this discussion, the term “U.S. Holder” means (except as described in the preceding paragraph) a beneficial owner of the Company’s ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any political subdivision thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A beneficial owner of the Company’s ADSs or ordinary shares (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

If a partnership, or an entity treated for U.S. federal income tax purposes as a partnership, such as a limited liability company, holds the Company’s ADSs or ordinary shares, the tax treatment of a partner in such partnership will depend on the status of the partner and upon the activities of the partnership. Any partner of a partnership holding Shares or ADSs is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES OR ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of the Merger Generally

The receipt of cash by a U.S. Holder in exchange for ordinary shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the "passive foreign investment company," or "PFIC," discussion below, a U.S. Holder who receives cash in exchange for ordinary shares pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder's adjusted tax basis in those shares. If a U.S. Holder acquired different blocks of ordinary shares at different times and different prices, that holder generally must determine its adjusted tax basis and holding period separately with respect to each block of ordinary shares. The deductibility of capital losses is subject to limitations. Subject to the PFIC rules discussed below, capital gain recognized by an individual U.S. Holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. Holder's holding period in its ordinary shares exchanged in the Merger is greater than one year as of the effective date of the Merger.

Any capital gain or loss will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, and gain from the disposition of the ordinary shares would be subject to tax in the PRC, as described in "Special Factors—PRC Income Tax Consequences," such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the U.S.-PRC income tax treaty. U.S. Holders should consult their tax advisors regarding the tax considerations if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

PFIC Considerations

The Company will be a passive foreign investment company (a “PFIC”) if, after applying certain pass-through rules, either: (i) 75% or more of the Company’s gross income in any taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties); or (ii) at least 50% of our assets in any taxable year (averaged over the year and generally determined on a quarterly basis) produce or are held for the production of passive income.

The Company does not believe that it was a PFIC for its 2019 taxable year. However, because the determination of its PFIC status is based on such factual matters as the composition of the Company’s income and the valuation of its assets, and its market capitalization, there is no assurance that the United Stated Internal Revenue Service (“IRS”) will agree with the Company’s position for the 2019 taxable year or any prior taxable year. In addition, there can be no assurance that the Company will not become a PFIC for the taxable year ended December 31, 2020 or in future taxable years.

If the Company were to be treated as a PFIC for any taxable year during the period in which a U.S. Holder owns its ADSs or ordinary shares (and regardless of whether it remains a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning the Company’s Shares or ADSs for purposes of the PFIC rules would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of “excess distributions” (i.e., the portion of any distributions received by the U.S. Holder on ADSs or ordinary shares in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares) and on any gain from the disposition of the ADSs or ordinary shares, plus interest on a portion of such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder’s holding period of the Company’s ADSs or ordinary shares.

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election for all taxable years that the holder has held the ADSs or ordinary shares and if the Company complies with certain reporting requirements. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year that the Company is a PFIC to include in income a pro rata share of the Company’s ordinary earnings as ordinary income and a pro rata share of the Company’s net capital gain as long term capital gain, regardless of whether the Company has made any distributions of the earnings or gain. The U.S. Holder’s basis in the ADSs or ordinary shares will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the ADSs or ordinary shares and will not be taxed again once distributed. A U.S. Holder making a QEF election will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of ADSs or ordinary shares. If the Company determines that it is a PFIC for any taxable year, the Company may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Alternatively, if the Company were to be treated as a PFIC for any taxable year and provided that its ADSs or ordinary shares are treated as “marketable stock” (e.g., “regularly traded” on the NASDAQ) a U.S. Holder may make a mark-to-market election. Under a “mark-to-market” election, in any taxable year that the Company is a PFIC, any excess of the fair market value of the ADSs or ordinary shares at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares is included in the U.S. Holder’s income as ordinary income. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the ADSs or ordinary shares is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in its ADSs or ordinary shares would be adjusted to reflect any such income or loss. For any taxable year that the Company is a PFIC, gain realized on the sale, exchange or other disposition of the ADSs or ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the ADSs or ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. There can be no assurances that there will be sufficient trading volume with respect to the ADSs or ordinary shares for the ADSs or ordinary shares to be considered “regularly traded,” or that the ADSs or ordinary shares will continue to trade on the Nasdaq Capital Market. Accordingly, there are no assurances that the Company’s ADSs or ordinary shares will be marketable stock for these purposes.

A U.S. Holder who holds the Company’s ADSs or ordinary shares during a period when the Company is a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of the ADSs or ordinary shares, even if the Company ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a timely mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules in the event that the Company is a PFIC, including as to the advisability and consequences of making a QEF or mark-to -market election.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” are located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new tax law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. The Company is not currently treated as a PRC resident enterprise by the relevant tax authorities. Since substantially all of the Company’s management is currently based in China and may remain in China in the future, the Company may be treated as a “resident enterprise” for the PRC tax purposes.

If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for the Shares pursuant to the Merger by shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences

The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger.

MARKET PRICE OF THE COMPANY’S SHARES AND ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares and the ADSs

The following table provides the high and low sales prices for our ADSs on the NASDAQ under the symbol “OSN,” for the periods indicated:

	Sale Price per Share (in US$)
	High	Low
Quarterly:
2019
First quarter	2.18	1.20
Second quarter	2.65	1.56
Third quarter	7.00	1.91
Fourth quarter	4.89	3.00
2020
First quarter	3.38	1.50
Second quarter	3.43	1.62
Third quarter	5.69	2.73
Fourth quarter	4.87	4.17

The closing price of the ADSs on NASDAQ on September 15, 2020, the last trading date immediately prior to the Company’s announcement on September 16, 2020 that it had received “a going private” proposal, was US$3.68 per ADS. The Per ADS Merger Consideration of US$5.10 per Share (less US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), to be paid in the Merger represents a premium of approximately 38.6% to that closing price.

 You are urged to obtain a current market price quotation for the ADSs in connection with voting your Shares and your ADSs represented by Shares.

Dividend Policy

Since our inception, we have not declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future and the Merger Agreement prohibits us from paying dividends without the prior written consent of Parent.

Cash dividends on our Shares and ADSs, if any, will be paid in U.S. dollars. If we pay any dividends, the ADS depositary will pay our ADS holders the dividends it receives on our Shares, after deducting its fees and expenses as otherwise provided in the Deposit Agreement. Other distributions, if any, will be paid by the ADS depositary to the holders of ADSs in U.S. dollars after deducting its fees and expenses or as otherwise provided in the Deposit Agreement.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on _________, at _________ (Beijing Time) at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

THAT the Agreement and Plan of Merger dated December 17, 2020 (the “Merger Agreement”) by and among New Ossen Group limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), New Ossen Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and the Company, and the articles of merger and plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the Merger, substantially in the form attached as Appendix A to the Merger Agreement (copies of such Merger Agreement and Plan of Merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company, and the transactions contemplated by the Merger Agreement, including the Merger, be approved and authorized by the Company; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), except as described below, (i) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.70 per Share in cash and without interest and (ii) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$5.10 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the deposit agreement (the “Deposit Agreement”) dated June 30, 2020 by and among the Company, the Bank of New York Mellon (the “ADS depositary”), and all holders and beneficial owners from time to time of ADSs issued thereunder. The following Shares of the Company will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares (including ADSs corresponding to such Shares) beneficially owned by the Rollover Shareholder (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury) and Shares held by Parent or any of its subsidiaries ((a), (b) and (c) collectively, the “Excluded Shares”). Each Excluded Share (excluding any Dissenting Share) issued and outstanding immediately prior to the Effective Time , will be cancelled and will cease to exist, and no Merger Consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the Effective Time of the Merger for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act. The ADS depositary will call for surrender of all outstanding ADSs (other than any ADSs representing Excluded Shares) to be exchanged for the applicable merger consideration.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the Independent Committee of our board of directors:

·	determined that it is fair to and in the best interests of the Company and its shareholders (including the Unaffiliated Security Holders), and declared that it is advisable, to enter into the Merger Agreement;

·	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; and

·	resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than an aggregate of fifty percent of the votes of Shares that are entitled to vote on the record date. We expect, as of the record date, there will be 19,791,110 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the Merger Agreement.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on _________, 2021, the Share record date for voting at the extraordinary general meeting. If you own ADSs as at the close of business in New York City on _________, 2021, the ADS record date, and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than _________ (New York City time) on _________, 2021 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote directly at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on _________, 2021 and becoming a holder of Shares prior to the close of business in the British Virgin Islands on _________, 2021, the share record date. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 19,791,110 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is _________, 2021 at ________ (Beijing Time).

Please see “The Extraordinary General Meeting—Shareholders and ADS Holders Entitled to Vote; Voting Materials” below for additional information. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on NASDAQ. The Company's Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable laws and the deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (up to US$0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Vote Required

Under the BVI Companies Act and the Merger Agreement, we cannot complete the Merger unless the Merger Agreement, the transactions contemplated under the Merger Agreement, including the Merger, are adopted by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders. As of the date of this proxy statement, the Rollover Shareholder beneficially owns 13,050,000 Shares, which represents 65.9% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on ________, 2021 (British Virgin Islands time), the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than ________ (Beijing Time) on ________, 2021.

Holders of ADSs as of the close of business on ________, 2021 (New York City time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company's ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on ________, 2021 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than ________(New York City time) on________, 2021. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. The ADS depositary will not vote or attempt to exercise the right to vote that attaches to your ADSs other than in accordance with the instructions given by you and received by the ADS depositary.

Holders of ADSs may vote directly at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on ________, 2021 (British Virgin Islands time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on ________, 2021 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents three Shares. We expect that as of ________, 2021, there will be 19,791,110 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of ________, 2021, we expect that there will be approximately 2,247,036 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the Merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

·	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Ossen Innovation Co., Ltd., 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China;

·	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

·	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to ________(New York City time) on ________, 2021. A holder of ADSs can do this in one of two ways:

·	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

·	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instruction to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to dissent from the Merger and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, which is attached as Annex C to this proxy statement, for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Appraisal Rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE ________ (NEW YORK CITY TIME) ON ________, 2021 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON ________, 2021. THE PROCESS OF SURRENDERING ADSs AND BECOMING A REGISTERED SHAREHOLDER OF THE COMPANY MAY TAKE A NUMBER OF DAYS. ADS HOLDERS WISHING TO DO SO SHOULD TAKE ACTION AS SOON AS POSSIBLE.

THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE APPRAISAL RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAWS AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares, you may contact the Company’s investor relations firm GCI IR at + 1 -202-656-3688 or email at info@goldenir.com.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the Merger Agreement and the Plan of Merger but does not purport to describe all of the terms of the Merger Agreement and the Plan of Merger. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the Plan of Merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger. This description of the Merger Agreement and the Plan of Merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company as the surviving entity of the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will occur no later than the tenth (10th) business day immediately following the day on which all of the closing conditions have been satisfied or waived or another date agreed in writing by Parent and the Company. At the closing, Merger Sub and the Company will execute the Plan of Merger and register the Plan of Merger and other related documents with the Registrar of Corporate Affairs of the British Virgin Islands. The Merger will become effective at the time when the Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date (not exceeding 30 days after the date the Plan of Merger is registered) as Merger Sub and the Company may agree and specify in the Plan of Merger in accordance with the BVI Companies Act.

We expect that the Merger will be completed in the first half of 2021, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

As of the Effective Time of the Merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving company, except that, at the Effective Time, references therein to the name and the authorized capital of Merger Sub will be amended to describe correctly the name and authorized capital of the surviving company, as provided in the Plan of Merger, until thereafter changed or amended as provided therein or by applicable laws.

In addition, unless otherwise determined by Parent prior to the Effective Time of the Merger, the directors of Merger Sub at the Effective Time of the Merger (identified below in Annex D - “Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the Effective Time of the Merger will become the officers of the surviving company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Merger Consideration

At the Effective Time of the Merger, except as described below, (i) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$1.70 per Share in cash and without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$5.10 per ADS (the “Per ADS Merger Consideration”) (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement) (together, the “Merger Consideration”). The following Shares of the Company will not be converted into the right to receive the Merger Consideration described in the immediately preceding sentence: (a) Shares (including ADSs corresponding to such Shares) beneficially owned by the Rollover Shareholder (the “Rollover Shares”); (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares (if any) owned by the Company or any direct or indirect wholly-owned subsidiaries of the Company (or held in the Company’s treasury) and Shares held by the Parent or any of its subsidiaries ((a), (b) and (c) collectively, the “Excluded Shares”). Each Excluded Share (excluding any Dissenting Share) issued and outstanding immediately prior to the Effective Time, will be cancelled and will cease to exist, and no Merger Consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the Effective Time for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Act.

At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will be converted into one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the surviving company.

Exchange Procedures

Prior to the Effective Time, Parent will designate a paying agent for making the payments required to be made pursuant to the Merger Agreement, and will enter into an agreement with the paying agent. At or prior to the Effective Time of the Merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of Shares, and ADSs a cash amount in immediately available funds sufficient for the paying agent to make payments under the Merger Agreement.

Promptly after the Effective Time (and in any event within five (5) business days following the closing date), the surviving company will cause the paying agent to mail (or, in the case of the depository trust company, to deliver), to each person who was, at the effective time of the Merger, a registered holder of Shares entitled to receive the Merger consideration pursuant to the Merger Agreement: (i) a letter of transmittal (which will be in customary form for a company listed on the NASDAQ reasonably acceptable to Parent and the Company (at the direction of the Independent Committee), and will specify how the delivery of the Merger consideration to registered holders of the Shares will be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates and book-entry shares and/or such other documents as may be required in exchange for the per Share Merger consideration, as applicable.

Prior to the Effective Time, Parent and the Company will establish procedures with the paying agent and the ADS depositary to ensure that (a) the paying agent will transmit to the ADS depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time of the merger (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration; and (b) the ADS depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary, stock transfer or other taxes and other government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any, which shall be withheld by the ADS Depositary due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to, and for the matters that members of the Buyer Group had knowledge of as of, the date of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

·	due organization, existence, good standing and authority to carry on the Company’s businesses;

·	the Company’s capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company’s shareholders;

·	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

·	the declaration of advisability and recommendation to the shareholders of the Company of the Merger Agreement and the Merger by the Independent Committee and by the board of directors of the Company, and the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated under the Merger Agreement, including the Merger by the board of directors of the Company;

·	the required vote of the Company’s shareholders to adopt the Merger Agreement;

·	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

·	the Company’s SEC filings since January 1, 2017 and the financial statements included therein;

·	the Company’s disclosure controls and procedures and internal controls over financial reporting;

·	the absence of any “Material Adverse Effect” (as defined below) on the Company or certain other changes or events since December 31, 2019 ;

·	the absence of any legal proceedings against the Company;

·	compliance with applicable laws and licenses;

·	labor and employment matters;

·	material contracts and the absence of any default under, or breach or violation of, any material contract;

·	real property;

·	tax matters;

·	intellectual property;

·	privacy and date security;

·	insurance matters;

·	the receipt of opinion from Houlihan Lokey by the Independent Committee;

·	the absence of interested party transactions;

·	environmental matters;

·	the absence of any undisclosed broker’s or finder’s fees;

·	major customers and suppliers;

·	inventories;

·	product defects and warranties; and

·	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the Merger Agreement and the disclosure schedules delivered by the Company.

Many of the representations and warranties made by the Company are qualified as to “knowledge”, “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, event, circumstance, occurrence, development or fact (including any change in applicable laws or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its subsidiaries), that is, or would reasonably be expected to, either individually or in the aggregate, a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole; or (b) prevent or materially delay the consummation of the transactions contemplated in the Merger Agreement or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement, provided, however, that the foregoing clause (a) shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date of the Merger Agreement following or resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic-induced public health crises or other force majeure events, (ii) changes in laws, generally accepted accounting principles applicable to the Company or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of Merger Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) the announcement, pendency or consummation of the transactions contemplated in the Merger Agreement, or (vi) any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or expressly required by Merger Agreement; except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

·	their due organization, existence and good standing;

·	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

·	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

·	sufficiency of funds in the financing for the Merger, subject to certain conditions;

·	the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

·	governmental consents and approvals;

·	the execution and validity of the limited guarantees provided by Pujiang and the lack of any default thereunder;

·	the absence of legal proceedings against Parent and Merger Sub;

·	the absence of any other agreements (except for the transaction documents as specified in the Merger Agreement and any documents or agreements with respect to the shareholder arrangements of Parent (or any equity holder of Parent), including, the rollover agreement, the voting agreement, the limited guarantee, the share subscription agreement) (i) between Parent, Merger Sub or any of their affiliates (excluding the Company and its subsidiaries), on one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees or shareholders, on the other, that relate to the transactions contemplated by the Merger Agreement, or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the Merger consideration or pursuant to which a shareholder agreed to vote to approve the Merger Agreement or against any Superior Proposal;

·	the absence of any undisclosed broker’s or finder’s fees;

·	the absence of secured or unsecured creditors for Merger Sub;

·	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

·	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the Merger Agreement and the disclosure schedules delivered by Parent and Merger Sub.

Conduct of Business Prior to Closing

The Company agrees that, from the date of the Merger Agreement until the earlier of the Effective Time (or the termination of the Merger Agreement ), without the prior written consent of Parent or otherwise expressly required or permitted by the Merger Agreement or as required by law, (i) the businesses of the Company and its subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the assets and the business organization of the Company and its subsidiaries, to keep available the services of the current officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing customers, suppliers and other persons with which any Company or its subsidiaries has material business relations.

From the date of the Merger Agreement until the Effective Time (or the termination of the Merger Agreement), without the prior written consent of Parent or otherwise expressly required or permitted by the Merger Agreement or as required by law, the Company will not and will not permit any of its subsidiaries to, among other things:

·	adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its subsidiaries;

·	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any of its subsidiaries, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of US$100,000, except in the ordinary course of business, or (iii) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

·	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries consistent with past practice);

·	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares or securities or other rights exchangeable into or convertible or exercisable for any of its shares;

·	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary;

·	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$250,000 in any transaction or related series of transactions;

·	make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$100,000 in aggregate;

·	incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, or issue any debt securities, except for (i) the incurrence or guarantee of indebtedness under the Company or any of its subsidiaries’ existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness or (ii) not in an aggregate amount in excess of US$1,000,000;

·	other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$3,000,000 for the Group Companies taken as a whole;

·	except as required pursuant to the Merger Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any Employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$150,000, (ii) grant or provide any severance or termination payments or benefits to any employee of the Company or any of its subsidiaries, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee of the Company or any of its subsidiaries except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company or any of its subsidiaries, taken as a whole, by more than 1%, (iv) make any new equity awards to any employee of the Company or any of its subsidiaries, (v) establish, adopt, amend or terminate any employee plan, (vi) take any action to accelerate the vesting or payment, of compensation or benefits under the employee plan, or (vii) forgive any loans to any employee of the Company or any of its subsidiaries;

·	adopt any employee share option plan or other employee incentive plan or issue, grant or announce any options or incentive awards thereunder;

·	make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or its subsidiaries, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

·	enter into, amend, modify, consent to the termination of, or waive any material rights under, any material contract;

·	enter into any contract with any “relater party” transactions (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) except for contracts solely between the Company and/or its wholly-owned subsidiaries and as otherwise permitted under the Merger Agreement;

·	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

·	commence any action for a claim of more than US$1,000,000 (excluding any action seeking for an injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened Action of or against the Company or its subsidiaries (A) for an amount in excess of US$1,000,000, (B) that would impose any material restrictions on the business or operations of the Company or its subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any shares or debt securities of the Company or its subsidiaries relating to transactions contemplated in the Merger Agreement;

·	permit any intellectual property owned by the Company or its subsidiaries to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of intellectual property owned by the Company or its subsidiaries, or grant or license or transfer to any third party any material intellectual property owned by the Company or its subsidiaries;

·	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

·	enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or its subsidiaries, to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

·	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

·	make or change any material tax election, amend any tax return, enter into any closing agreement or seek any ruling from any governmental authority with respect to material taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, change any method of tax accounting or tax accounting period, initiate any voluntary tax disclosure to any governmental authority, or incur any material amount of taxes outside of the ordinary course of business;

·	grant any fixed or floating security interests; or

·	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Shareholders’ Meeting

The Company will cause an extraordinary general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company may adjourn or postpone the shareholders’ meeting to the extent necessary to ensure that any supplement or amendment to the proxy statement is provided to its shareholders within a reasonable number of days prior to the shareholders’ meeting, and the Company may adjourn or postpone the shareholders’ meeting if as of the time for which the shareholders’ meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting or if the Company deems necessary to solicit more proxies.

In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will have the right not to submit the Merger Agreement to the holders of Shares for the approval at, and will have the right not to hold the shareholders’ meeting.

No Solicitation of Competing Transactions

From the date of the Merger Agreement until the Effective Time of the Merger or, if earlier, the termination of the Merger Agreement, neither the Company nor any of its subsidiaries nor any investment banker, attorney or accountant retained by the Company and its subsidiaries will: (a) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or any inquiries that may lead to any such Competing Transaction or offer; (b) enter into, maintain or continue discussions or negotiations with, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries to facilitate, induce, or encourage any Competing Transaction; (c) agree to, approve, endorse, recommend or consummate, or enter into any letter of intent, agreement or agreement in principle with respect to a Competing Transaction; and (d) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar laws enacted under any laws applicable to the Company.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the transactions contemplated in the Merger Agreement): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; (v) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; (vi) any other transaction having an effect similar to the foregoing; or (vii) any combination of the foregoing.

The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours), orally and in writing, of any proposal or offer, or any inquiry or contact between the Company or its representatives and any third party, regarding a competing transaction or that could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person.

The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted under the Merger Agreement, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Independent Committee) of any meeting of the Company Board or Independent Committee at which the Company Board or Independent Committee , as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its subsidiaries and the representatives of the Company and its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a competing transaction and immediately revoke or withdraw access of any third party to any data room containing any nonpublic information concerning the Company and its subsidiaries and request, and use its reasonable efforts to cause, all such third parties to promptly return or destroy all such nonpublic information. The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the Merger Agreement which prohibits the Company from providing such information to Parent.

Notwithstanding the foregoing, prior to the receipt of the required shareholder authorization and approval of the Merger Agreement, if the Company has otherwise complied in all material respects with its obligations set forth in the preceding paragraph, following receipt by the Company of an unsolicited bona fide, written proposal or offer regarding a Competing Transaction, the Company and its representatives may, acting only under the direction of the Independent Committee:

·	contact such person solely in order to clarify and understand the terms and conditions of any proposal of a Competing Transaction made by such person so that the Independent Committee may determine whether such proposal constitutes or would reasonably be expected to result in a Superior Proposal;

·	provide information in response to the request of such person, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed confidentiality agreement that shall not include any provision calling for any exclusive right to negotiate with such person or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement, and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; and

·	engage or participate in any discussion or negotiations with the person who has made such proposal or offer,

provided that, the Independent Committee shall have provided written notice to Parent at least three business days prior to providing information or engaging or participating in any discussion as described above, and the Independent Committee shall have determined in its good faith judgment that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, and that failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable laws.

As used herein and for purposes of the Merger Agreement, “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of the terms of the Merger Agreement, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (i) provides for the payment of cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration, and (ii) the Board has determined in its good faith judgment, upon the unanimous recommendation of the Independent Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholder) solely from a financial point of view than the transactions contemplated under the Merger Agreement (including the effect of any termination fee or provision relating to the reimbursement of expenses) provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event thereunder.

Change of Recommendation

The board of directors of the Company and the Independent Committee will not:

·	subject to certain exceptions and conditions, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger; or

·	subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement or other agreement (other than a confidentiality agreement relating to any Competing Transaction).

However, prior to, but not after, obtaining the required shareholder authorization and approval of the Merger Agreement, the board of directors of the Company, based on the unanimous recommendation of the Independent Committee, may (a) approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of obligations under the Merger Agreement, and/or authorize the Company to terminate the Merger Agreement or enter into an alternative acquisition agreement with respect to a superior proposal, in each case, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel to the Independent Committee, that failing to do so is inconsistent with its fiduciary obligations under applicable laws; (b) withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub, and/or authorize the Company to terminate the Merger Agreement if any material development or material change in circumstances that affects the business, assets or operation of the Company (the “Intervening Event”) occurring or arising after the date thereof with respect to the Company.

Prior to making any such change of recommendation with respect to a Superior Proposal, the Company will

·	give Parent at least six (6) business days written notice advising that the Company (acting through the Independent Committee) currently intends to take such action and the basis therefor;

·	cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

·	permit Parent and its representatives to make a presentation to the Company’s board and the Independent Committee regarding the Merger Agreement and other transaction documents and the adjustment with respect thereto. Any material amendment to any Superior Proposal will be deemed to be a new Superior Proposal and will require a new notice of superior proposal to Parent with a four business day notice period, and Merger Sub and the Company will be required to comply with the requirements under the Merger Agreement fully with respect to such amended Superior Proposal;

·	following the end of the six business day period or four business day period (as applicable) and taking into account any changes to the Merger Agreement proposed in writing by Parent and Merger Sub, determinate that the Superior Proposal continues to constitute a Superior Proposal.

Prior to making any such change of recommendation with respect to an Intervening Event, the Company will:

·	provide Parent at least six business days’ prior written notice with reasonable details about the Intervening Event indicating that the board of directors of the Company intends to effect a change of recommendation and/or terminate the Merger Agreement;

·	during the six business day period following Parent’s receipt of the aforementioned notice, cause its representatives to, negotiate with Parent and Merger Sub in good faith to make such adjustments in the terms and conditions of the Merger Agreement, so that it would no longer be inconsistent with the board of directors’ fiduciary obligations not to effect a change of recommendation; and

·	following the end of the six business day period, acting at the direction of the Independent Committee following consultation with its financial advisor and outside legal counsel, determine in good faith, taking into account any changes to the Merger Agreement proposed in writing by Parent and Merger Sub in response to the aforementioned notice, that it would continue to be inconsistent with the board of directors’ fiduciary duties under applicable laws not to effect a change of recommendation in light of the Intervening Event.

Indemnification

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

·	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time will survive the Merger and will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who are current or former directors, officers or employees of the Company or any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

·	The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the surviving company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

·	From and after the Effective Time, the surviving company will comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (a) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses) paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time of the Merger to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the BVI Companies Act or any other applicable laws, including (x) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification will be subject to any limitation imposed from time to time under applicable laws; and (b) such Indemnified Parties against any and all damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter until the Merger is consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent and/or Merger Sub that are within its control, (iv) seek to enforce its right under the Equity Commitment Letter, and (v) consummate the Equity Financing at or prior to the Effective Time. Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Equity Commitment Letter without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), unless such amended or modified Equity Commitment Letter is subject only to such conditions to funding that are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders (other than the holders of Excluded Shares), than the terms and conditions as set forth in the Equity Commitment Letter as in effect.

No Amendment to Transaction Documents

Parent and Merger Sub should not, and should cause its respective affiliates not to, (a) amend, modify, withdraw, waive or terminate any Parent Group Contract (as defined in the Merger Agreement), or (b) enter into or modify any other contract directly relating to the transactions as contemplated under the Merger Agreement, in each case without the prior written consent of the Independent Committee (acting on behalf of the Company).

Further Action; Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement,

·	in furtherance and not in limitation of the covenants of the parties contained herein, if any objections are asserted with respect to the Merger under any law or if any suit is instituted (or threatened to be instituted) by any applicable governmental authority or any private party challenging any of the Merger as violating any law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions, which shall include in the case of the Company if (and only if) requested by Parent, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its subsidiaries’ business in any manner, upon the consummation of the Merger and other transactions.

·	Notwithstanding anything herein to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be required to take or refrain from taking, or to agree to it, its affiliates or the Company and its subsidiaries taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements would or may be reasonably likely to (i) adversely affect the interest of Parent, Merger Sub or any of their respective affiliates or representatives in the Transaction, (ii) require Parent, Merger Sub or any of their respective affiliates or representatives commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divesture or disposition of such of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, (iii) require the sponsor or its affiliates to agree to any modification to the governance or similar rights of the Sponsor or its affiliates agreed by the sponsor or its Affiliates with respect to the Company and its affiliates following the Closing or (iv) result in a material adverse effect to the Company.

·	Each party to the Merger Agreement shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any governmental authority in connection with the Merger.

·     The Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, at or prior to the closing all things within its control which are necessary, proper or advisable and which are reasonably requested by Parent to facilitate the continuing operations of business of the Company and its subsidiaries from and after the closing, including using its reasonable best efforts to provide operational data, provide bank account information of the Company and its subsidiaries, locate the corporate chops and finance stamps of the Company and its subsidiaries incorporated in the PRC and procure the satisfaction of the closing conditions.

Certain Additional Covenants

The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

·	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

·	reasonable access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

·	delisting and deregistration of the Shares;

·	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

·	notification of certain events;

·	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

·	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions; and

·	Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement.

Conditions to the Merger

The obligations of each party to complete the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction, or waiver (where permissible under applicable laws), of the following conditions:

·	the Merger Agreement, the Plan of Merger and transactions contemplated by the Merger Agreement, including the Merger, shall have been authorized and approved by an affirmative vote of shareholders representing at least a majority of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting (or any adjournment or postponement thereof) of the Company’s shareholders; and

·	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver (where permissible under applicable laws), of the following conditions:

·	the representations and warranties of the Company in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had any material adverse effect;

·	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date;

·	since the date of the Merger Agreement, there having been no effect that has had, individually or in the aggregate, a material adverse effect and is ongoing;

·	Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions; and

·	The holders of no more than ten percent (10)% of the Shares shall have validly served a notice of dissent under Section 179 of the Companies Act.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

·	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the Merger;

·	each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

·	the Company having received a certificate signed by an officer or director of Parent certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

·	by mutual written consent of the Company and Parent with the approval of their respective board of directors (or in the case of the Company, acting upon the unanimous recommendation of the Independent Committee);

·	by either Parent or the Company (acting upon the unanimous recommendation of the Independent Committee), if:

○	the Effective Time shall not have occurred on or before June 17, 2021 (the “Termination Date”)

○	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable order which, or taken any other final and non-appealable action that, has the effect of making consummation of the transactions therein illegal or otherwise preventing or prohibiting consummation of the transactions; or

○	the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof;

·	by the Company (acting upon the unanimous recommendation of the Independent Committee), if:

○	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any representation or warranty made by Parent or Merger Sub under the Merger Agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in the corresponding conditions to closing would not be satisfied;

○	(a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Company has delivered to Parent an irrevocable written notice confirming that all applicable conditions have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing and (c) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the Merger Agreement; or

○	prior to the receipt of the shareholders’ approval, the board of directors of the Company, based on recommendation of the Independent Committee, has effected a change of company recommendation pursuant to the terms of the Merger Agreement.

·	by Parent, if:

○	the Company has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any representation or warranty made by the Company under the Merger Agreement is not true and correct, such that the corresponding condition to closing would not be satisfied prior to the Termination Date; provided that this termination right is not available to Parent if it is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in the corresponding conditions to closing would not be satisfied; or

○	the board of directors of the Company, based on recommendation of the Independent Committee, has effected a change of company recommendation pursuant to the terms of the Merger Agreement.

Termination Fee

The Company is required to pay Parent a termination fee of US$340,000, if:

·	(a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated (and not withdrawn) by a third party after the date of the Merger Agreement and prior to the extraordinary shareholders’ meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders’ meeting); (b) following the occurrence of an event described in the preceding sentence (a), the Merger Agreement is terminated by the Company or Parent pursuant to the Merger Agreement, because (i) the Merger has not been consummated on or before the Termination Date, or (ii) the requisite shareholders’ approval has not been obtained at the shareholders’ meeting; and (c) within twelve (12) months of the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction;

·	the Merger Agreement is terminated by the Company, if prior to the receipt of the requisite shareholders’ approval, the board of directors of the Company (upon recommendation of the Independent Committee) has effected a change of company recommendation in order to enter into an alternative acquisition agreement relating to a Superior Proposal, or due to the occurrence of an Intervening Event; or

·	the Merger Agreement is terminated by Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the Merger Agreement, or a failure of any of their representations or warranties in the Merger Agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

Parent is required to pay the Company a termination fee of US$680,000, if:

·	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any representation or warranty made by Parent or Merger Sub under the Merger Agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Termination Date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement that would result in the corresponding conditions to closing would not be satisfied; or

·	(a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) the Company has delivered to Parent an irrevocable written notice confirming that all applicable conditions have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing and (c) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the Merger Agreement.

Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense except as otherwise provided in the Merger Agreement.

The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

Remedies and Limitations on Liability

The parties to the Merger Agreement agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties to the Merger Agreement. Prior to the termination of the Merger Agreement pursuant to the Merger Agreement, it is agreed that the parties to the Merger Agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of competent jurisdiction, pursuant to the Merger Agreement, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Each party to the Merger Agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms described in this paragraph.

However, (i) while the parties to the Merger Agreement may pursue both a grant of specific performance and the payment of the termination fee, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance that results in a closing of the Merger and payment of such termination fee; and (ii) upon the payment of such termination fee, the remedy of specific performance will not be available against the party making such payment.

Modification or Amendment

The Merger Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of the Merger Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Independent Committee have approved such amendment in writing; and (b) after any such adoption of the agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

Governing Law and Dispute Resolution

The Merger Agreement will be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of the Merger with specific reference to the laws of the British Virgin Islands will be subject to the laws of the British Virgin Islands, the laws of the British Virgin Islands will supersede the laws of the State of New York with respect to such provision.

Any dispute, controversy or claim arising out of or relating to the Merger Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the Merger Agreement) will be finally settled by arbitration. The place of arbitration will be Hong Kong, and the arbitration will be administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules then in force.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the appraised fair value of their Shares (“Appraisal Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, as amended (the “BVI Companies Act”), a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Companies Act, you will lose your Appraisal Rights.

Requirements for Exercising Appraisal Rights

A Dissenting Shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the Merger.

The exercise of your Appraisal Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to institute proceedings to obtain relief on the grounds that the Merger is illegal. To preserve your Appraisal Rights, the following procedures must be followed:

·	you must give written notice of objection to the Merger (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the Merger is approved by resolution of the shareholders at the extraordinary general meeting and the Merger becomes effective;

·	within twenty (20) days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the approval (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection, except those Dissenting Shareholders who voted for the Merger;

·	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a Dissenting Shareholder must dissent in respect of all the Shares which he holds;

·	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Merger becomes effective, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

·	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period:

·	the Company and the Dissenting Shareholder shall each designate an appraiser;

·	the two designated appraisers together shall designate a third appraiser;

·	the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

·	under the BVI Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the Merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by the announcement of the Merger. Upon the surrender of the Dissenting Shareholder’s certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights attached to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Companies Act could be more than, the same as, or less than the US$1.70 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share Merger consideration of US$1.70 is equal to the fair value of each of your Shares.

The provisions of Section 179 of the BVI Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Appraisal Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Appraisal Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated data relating to the Company for each of the two years ended December 31, 2018 and 2019 and the unaudited financial statements for the six months ended June 30, 2020. The financial data as of and for the years ended December 31, 2018 and 2019 has been derived from the audited financial statements filed as part of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019. The financial data as of and for the six months ended June 30, 2020 has been derived from the unaudited financial statements included as exhibits to the Form 6-K furnished by the Company to the SEC on August 27, 2020.

The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see “Where You Can Find More Information” beginning on page 125 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

Audited Financial Statements For the Years Ended December 31, 2018 and 2019

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

	Year Ended December 31,
	2018	2019
REVENUES	$136,104,867	$138,900,357
COST OF GOODS SOLD	115,585,803	116,541,972
GROSS PROFIT	20,519,064	22,358,385
Selling expenses	327,365	357,426
General and administrative expenses	5,263,914	6,155,316
Total Operating Expenses	5,591,279	6,512,742
INCOME FROM OPERATIONS	14,927,785	15,845,643
Financial expenses, net	(1,621,486)	(2,382,405)
Other income, net	208,071	297,438
INCOME BEFORE INCOME TAX	13,514,370	13,760,676
INCOME TAX	(2,129,387)	(1,533,794)
NET INCOME	11,384,983	12,226,882
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,005,530	1,137,712
NET INCOME ATTRIBUTABLE TO OSSEN INNOVATION CO.,LTD AND SUBSIDIARIES	10,379,453	11,089,170
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation gain (loss)	(6,272,303)	(1,744,846)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(6,272,303)	(1,744,846)
COMPREHENSIVE INCOME	$4,107,150	$9,344,324
EARNINGS PER ORDINARY SHARE
Basic and diluted	$0.52	$0.56
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING
Basic and diluted	19,791,110	19,791,110

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND 2019

	December 31,
	2018	2019
ASSETS
Current assets
Cash and cash equivalents	$3,444,421	$2,576,677
Restricted cash	4,070,655	6,025,718
Accounts receivable, net of allowance for doubtful accounts of $1,253,571 and $939,535 at December 31, 2019 and 2018, respectively	60,586,869	72,544,202
Inventories	17,177,926	15,100,328
Advance to suppliers	69,986,656	74,391,886
Other current assets	26,496	24,643
Accounts receivable - related parties	-	536,358
Total current assets	155,293,023	171,199,812
Property, plant and equipment, net	3,371,387	2,948,264
Land use rights, net	3,422,365	3,288,959
Deferred tax assets	159,136	206,002
TOTAL ASSETS	$162,245,911	$177,643,037
Current Liabilities
Notes payable-bank acceptance notes	8,722,832	$8,895,107
Short-term bank loans	13,593,080	17,072,867
Accounts payables	289,954	951,358
Customer deposits	283,869	3,131,916
Taxes payable	1,547,882	1,417,176
Other payables and accrued liabilities	3,980,565	3,875,529
Customer deposits – related parties	4,800,384	3,358,897
Due to shareholder	1,695,259	-
Due to related parties	-	2,297,639
Long-term bank loans – current portion	7,269,027	-
Total current liabilities	42,182,852	41,000,489
Long-term bank loans	-	6,097,453
TOTAL LIABILITIES	42,182,852	47,097,942

EQUITY
Shareholders' Equity
Ordinary shares, $0.01 par value: 100,000,000 shares authorized; 20,000,000 shares issued; 19,791,110 shares outstanding as both of December 31, 2019 and 2018	200,000	200,000
Additional paid-in capital	33,971,455	33,971,455
Statutory reserve	7,764,813	9,043,010
Retained earnings	68,673,562	78,484,535
Treasury stock, at cost: 208,890 shares as of December 31, 2019 and 2018	(192,153)	(192,153)
Accumulated other comprehensive loss	(4,044,969)	(5,789,815)
TOTAL SHAREHOLDERS’ EQUITY	106,372,708	115,717,032
Non-controlling interest	13,690,351	14,828,063
TOTAL EQUITY	120,063,059	130,545,095
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	162,245,911	$177,643,037

Unaudited Financial Statements For the Six Months Ended June 30, 2020

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2019	2020
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,576,677	$1,454,063
Restricted cash	6,025,718	10,403,397
Accounts receivable, net of allowance for doubtful accounts of $705,731 and $ $1,253,571 at June 30, 2020 and December 31,2019, respectively	72,544,202	64,307,044
Inventories	15,100,328	27,204,367
Advance to suppliers	74,391,886	75,109,128
Other current assets	24,643	714,326
Accounts receivable - related parties	536,358	570,271
Total Current Assets	171,199,812	179,762,596
Property, plant and equipment, net	2,948,264	2,687,522
Land use rights, net	3,288,959	4,098,030
Deferred tax assets	206,002	148,063
TOTAL ASSETS	$177,643,037	$186,696,211

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable – bank acceptance notes	$8,895,107	$10,898,797
Short-term bank loans	17,072,867	17,622,081
Accounts payable	951,358	2,874,300
Customer deposits	3,131,916	6,226,397
Income tax payable	1,417,176	906,569
Other payables and accrued expenses	3,875,529	3,634,493
Customer deposits - related parties	3,358,897	1,307,377
Due to related parties	2,297,639	2,646,172
Total Current Liabilities	41,000,489	46,116,186
Long-term bank loans	6,097,453	6,015,570
TOTAL LIABILITIES	47,097,942	52,131,756

Shareholders' Equity
Ordinary shares, $0.01 par value: 100,000,000 shares authorized, 20,000,000 shares issued; 19,791,110 shares outstanding as of June 30, 2020 and December 31, 2019, respectively	200,000	200,000
Additional paid-in capital	33,971,455	33,971,455
Statutory reserve	9,043,010	9,661,185
Retained earnings	78,484,535	83,130,110
Treasury stock, at cost: 208,890 shares as both of June 30, 2020 and December 31, 2019	(192,153)	(192,153)
Accumulated other comprehensive loss	(5,789,815)	(7,624,205)
TOTAL SHAREHOLDERS’ EQUITY	115,717,032	119,146,392
Non-controlling interest	14,828,063	15,418,063
TOTAL EQUITY	130,545,095	134,564,455
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$177,643,037	$186,696,211

OSSEN INNOVATION CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2019	2020
REVENUES	$65,078,854	$54,850,700
COST OF GOODS SOLD	54,957,652	44,587,771
GROSS PROFIT	10,121,202	10,262,929
Operating Expenses:
Selling and distribution expenses	130,926	169,438
General and administrative expenses	2,678,356	2,276,815
Total Operating Expenses	2,809,282	2,446,253
INCOME FROM OPERATIONS	7,311,920	7,816,676
Other Income (Expenses):
Financial expenses, net	(731,974)	(1,570,173)
Other income, net	45,226	34,881
INCOME BEFORE INCOME TAXES	6,625,172	6,281,384
INCOME TAXES	(448,781)	(427,634)
NET INCOME	6,176,391	5,853,750
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	532,394	590,000
NET INCOME ATTRIBUTABLE TO OSSEN INNOVATION CO.,LTD AND SUBSIDIARIES	5,643,997	5,263,750
OTHER COMPREHENSIVE LOSS
Foreign currency translation loss, net of tax	(252,155)	(1,834,390)
TOTAL OTHER COMPREHENSIVE LOSS	(252,155)	(1,834,390)
COMPREHENSIVE INCOME	5,391,842	3,429,360
EARNINGS PER ORDINARY SHARE
Basic and diluted	$0.29	$0.27
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING
Basic and diluted	$19,791,110	$19,791,110

OSSEN INNOVATION CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,176,391	$5,853,750
Adjustments to reconcile net income to net cash provided by/ (used in) operating activities:
Depreciation and amortization	309,983	275,652
Changes in operating assets and liabilities:
(Increase) Decrease In:
Accounts receivable	4,897,473	8,237,159
Inventories	7,599,204)	(12,104,038
Advance to suppliers	(31,704,863)	(717,242)
Other current assets	3,043)	(689,684
Accounts receivable - related parties	(801,511)	(33,913)
Deferred tax assets	5,814	57,939
Increase (Decrease) In:
Accounts payable	2,879,547	1,922,942
Customer deposits	353,627	3,094,481
Income tax payable	(277,676)	(510,606)
Other payables and accrued expenses	(99,840)	(241,036)
Customer deposits - related parties	(3,740,404)	(2,051,520)
Due to related parties	2,559,998	348,532
Due to shareholder	(1,695,259	-)
Net cash provided by/ (used in) operating activities	(13,534,473	3,442,416)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of plant and equipment	(74,216)	(1,127)
Net cash used in investing activities	(74,216)	(1,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	28,495,089	44,091,837
Repayments of short-term bank loans	(8,489,469)	(43,307,030)
Proceeds from notes payable-bank acceptance notes	1,476,429	3,567,301
Repayment of notes payable-bank acceptance notes	(2,657,573)	(1,426,920)
Net cash provided by financing activities	18,824,476	2,925,188

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	5,215,785	6,366,477
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(485,440)	(3,111,412)
Cash, cash equivalents and restricted cash at beginning of period	8,098,052	8,602,395
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$12,828,397	$11,857,460

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid during the periods:
Income taxes paid	$1,102,556	$867,580
Interest paid	$735,675	$1,484,798
Non-cash transactions:
Appropriation to statutory reserve	$645,941	$618,175

Net Book Value per Share of Our Shares

The Company’s net book value per Share as of December 31, 2019 and June 30, 2020 was US$6.60 and US$6.80, respectively, which is calculated as total equity divided by ordinary shares as of December 31, 2019 and June 30, 2020, respectively.

TRANSACTIONS IN THE SHARES AND THE ADSs

Purchases by the Company

The Company has not purchased any Shares or ADSs during the fiscal year ended December 31, 2018, and December 31, 2019.

Purchases by the Buyer Group

None of the Buyer Group members has purchased any Shares or ADSs during the fiscal year ended December 31, 2018, and December 31, 2019.

Prior Public Offerings

The Company did not make any underwriting public offering during the past three years.

Transactions in Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith including the Limited Guarantee, the Support Agreement, there have been no transactions in the Company’s Shares during the past 60 days by us, any of our officers or directors, Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

·	each of our directors and executive officers;

·	all of our directors and executive officers as a group; and

·	each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares.

The calculation on the table below is based on 19,791,110 ordinary shares outstanding as of the date of this proxy statement. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

Beneficial Ownership

	Beneficial Ownership (1)
Name of Beneficial Owner	Ordinary Shares	Percentage
Liang Tang(2)	13,050,000	65.9%
Wei Hua	-	-
Junhong Li	-	-
Yingli Pan	-	-
Zhongcai Wu(	-	-
All directors and executive officers as a group	13,050,000	65.9%
5% or Greater Shareholders
Pujiang International Group Limited	13,050,000	65.9%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares or the power to receive the economic benefit of the ordinary shares.
(2)	Represents ordinary shares held by Acme Innovation Limited, a wholly-owned subsidiary of Pujiang International Group Limited. Pujiang International Group Limited is a Cayman Islands company listed on the Hong Kong Stock Exchange Dr. Liang Tang is a 64.39% shareholder and the chairman of Pujiang International Group Limited. See Item 4.C. above. The address of Pujiang International Group Limited is Floor 16, 518 Shangcheng Road, Shanghai, China 200120.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the Merger is not completed, an annual general meeting is expected to be held in the second half of 2021.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

·	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

·	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

·	the cash position of the Company and its subsidiaries at the Effective Time ;

·	financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

·	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

·	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

·	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

·	diversion of our management’s attention from our ongoing business operations;

·	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

·	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

·	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019. Please see “Where You Can Find More Information” beginning on page 125 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, Mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable laws or regulation, we undertake no obligation to update these forward- looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.osseninnovation.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the year ended December 31, 2019 filed with the SEC on May 18, 2020 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since August 27, 2020 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED _________, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

STRICTLY CONFIDENTIAL

Execution

AGREEMENT AND PLAN OF MERGER

among

New Ossen Group Limited,

New Ossen Innovation Limited

and

OSSEN INNOVATION CO., LTD

Dated as of December 17, 2020

-i-

-ii-

ANNEX A

APPENDIX I

APPENDIX II

Schedule A

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2020 (this “Agreement”), among New Ossen Group Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), New Ossen Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Ossen Innovation Co., Ltd, a company with limited liability incorporated under the Law of the British Virgin Islands (the “Company”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part IX of the BVI Business Companies Act, as amended, of the British Virgin Islands (the “Companies Act”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the Companies Act) (the “Surviving Company”) and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares at the Shareholders’ Meeting and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;

WHEREAS, the respective sole director of each of Parent and Merger Sub has each (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Rollover Shareholder and Parent have executed and delivered a rollover and support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Rollover Shareholder will (A) vote all Shares (including Shares represented by ADSs) it directly or indirectly holds, together with any Shares it acquired (whether beneficially or of record) after the date hereof and prior to the Effective Time, in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) agree, upon the terms and subject to the conditions of the Support Agreement, to receive no cash consideration for the cancellation of Rollover Shares, or to receive shares in Parent as consideration for contribution of Rollover Shares into Parent which will then be cancelled for no cash consideration, in each case, in accordance with this Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Sponsor (or its respective Affiliates) (the “Guarantor”) has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01     The Merger.

Upon the terms and subject to the conditions set forth in this Agreement or waiver by the party having the benefit of such condition, and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Merger Sub shall cease to exist and will be struck off the Register of Companies by the Registrar of Corporate Affairs in the British Virgin Islands and the Company shall continue as the Surviving Company and become a wholly-owned Subsidiary of Parent.

Section 1.02     Closing; Closing Date.

Unless otherwise unanimously agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the tenth (10th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived (such date being the “Closing Date”).

Section 1.03     Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute articles of merger and a plan of merger (together, the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the Companies Act to effect the Merger with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the Companies Act, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the Companies Act. The Merger shall become effective at the time when the Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time, not exceeding 30 days after the registration, as Merger Sub and the Company may agree and specify in the Plan of Merger in accordance with the Companies Act (the “Effective Time”).

Section 1.04     Effects of the Merger.

At the Effective Time, the Merger shall have the effects specified in the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, of each of the Company and Merger Sub shall vest in the Surviving Company and the Surviving Company shall be liable for and subject to in the same manner as the Company and the Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the Companies Act.

Section 1.05     Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01     Cancellation and Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)      each ordinary share, par value US$0.01 per share, of the Company (each a “Share”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs), shall be cancelled and cease to exist in exchange for the right to receive US$1.70 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.03;

(b)      each American Depositary Share, representing three (3) Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with each Share represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$5.10 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c)      each of the Excluded Shares and ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d)      each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.02 and thereafter represent only the right to receive the applicable payments set forth in Section 2.02; and

(e)      immediately following the cancellation of the Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares) pursuant to the terms and conditions set out in Section 2.01(a) to (d), each ordinary share, par value US$1 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company. Such ordinary shares in the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.02     Dissenting Shares.

(a)      Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 179 of the Companies Act (collectively, the “Dissenting Shares,” holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration, subject to and except for such rights as are granted under Section 179 of the Companies Act.

(b)      For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or perfect or who effectively shall have withdrawn or lost their dissenter rights under Section 179 of the Companies Act shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.03. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or perfect or who shall have effectively withdrawn or lost such dissenter rights under Section 179 of the Companies Act.

(c)     The Company shall give Parent (i) prompt notice of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 179 of the Companies Act received by the Company, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the British Virgin Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)      In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 179 of the Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, on such shareholders pursuant to Section 179 of the Companies Act within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.

Section 2.03     Exchange of Share Certificates, etc.

(a)      Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.02(b) (in the case of Section 2.02(b), when ascertained) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.02(b), when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Except as contemplated by Section 2.03(b) and Section 2.03(g), the Exchange Fund shall not be used for any other purpose.

(b)      Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the British Virgin Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares (other than Excluded Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.03(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.03(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.03(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.03(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.03(h), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.03(h)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.

(c)      Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Excluded Shares or Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d)     Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven (7) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(e)      Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

(f)      Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).

(g)      No Liability. None of the Paying Agent, the Rollover Shareholder, the Sponsor, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(h)      Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or ADSs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares or ADSs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.

Section 2.04     No Transfers.

From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares and the Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.02 in the case of the Dissenting Shares.

Section 2.05          Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the amended and restated deposit agreement dated January 6, 2016, entered into by and among the Company, the Depositary and all holders from time to time of ADSs issued thereunder, as amended by amendment No.1 thereto dated as of August 11, 2016 (the “Deposit Agreement”) in accordance with its terms.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number), (b) as may be disclosed in the Company SEC Reports filed and publicly available after January 1, 2017 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections and any other sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein) to the extent that it is reasonably apparent that a matter disclosed in the Company SEC Reports is applicable to a section or subsection of the Company Disclosure Schedule, or (c) for any matters known by or should have been known to Dr. Liang Tang or Ms. Yingli Pan in their official capacity as fiduciaries and directors, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01           Organization, Good Standing and Qualification.

(a)            The Company is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued shares, share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by such Group Company, and (iii) the other shareholder(s) of such Group Company or other entity. The corporate structure of the Group Companies and the ownership among the Group Companies and the establishment thereof are in compliance with all applicable Laws. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, (x) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (y) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

Section 3.02           Memorandum and Articles of Association.

The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03           Capitalization.

(a)            The Company is authorized to issue a maximum of 100,000,000 Shares of a par value of US$0.01 per share. As of the date of this Agreement, 19,791,110 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable.

(b)            There are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued shares or share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

(c)            The outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such other entities listed in Section 3.01(b) of the Company Disclosure Schedule that is owned by any Group Company is owned by such Group Company free and clear of all Liens. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such Equity Securities. The outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such shares, share capital or registered capital, as the case may be. There are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.

(d)            None of Company’s Subsidiaries makes or adopts any option plans or employee incentive plans or reserves any shares, registered capital or share capital for any directors, officers, employees or consultants of any Group Company.

Section 3.04           Authority Relative to This Agreement; Fairness.

(a)            The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board acting upon the unanimous recommendation of the Special Committee, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders’ resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least a majority of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with the Companies Act and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)            As of the date hereof, the Special Committee comprises two (2) members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in Nasdaq Stock Market Rule 5605(a)(2)). The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, and the Plan of Merger and consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger.

(c)            The Special Committee has received from Houlihan Lokey (China) Limited (the “Financial Advisor”) its written opinion, dated the date of this Agreement, to the effect that, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.05           No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Group Company pursuant to, any Contract or obligation to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) compliance with the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), (iii) the filing with the Registrar of Corporate Affairs of the British Virgin Islands of the Plan of Merger and other necessary corporate documentation pursuant to the Companies Act, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06           Permits; Compliance with Laws.

(a)            Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). All of the Material Company Permits are valid and in full force and effect and passed their respective annual or periodic inspection or renewal in accordance with applicable Laws and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Each of the Group Companies is in compliance with the terms of the Material Company Permits. Without limiting the generality of the foregoing, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities in the PRC that are required to be obtained or made in respect of each Group Company established in the PRC with respect to its establishment, capital structure, business and operations as it is now being conducted, including the approval of and registrations with the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, the State Administration of Foreign Exchange of the PRC (“SAFE”), China Securities Regulatory Commission, the Ministry of Human Resources and Social Security of the PRC, and the State Administration of Taxation of the PRC, and their respective local counterparts, have been duly completed in accordance with applicable Laws of the PRC. For any business carried out by any Group Company in the PRC, such Group Company has not violated any PRC Law that imposes any prohibition or restriction on foreign investment. Each Group Company that is established in the PRC has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC.

(b)          The Group Companies are and have been in all material respects in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of the Nasdaq. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such entity to comply with in any material respect, any applicable Laws, or (ii) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No Group Company is in default, breach or violation of any Law applicable to it (including (i) any Law applicable to its business, (ii) any Tax Law , and (iii) any Law related to the protection of Personal Data) or by which any of its share, security, equity interest, property or asset is bound or affected. No Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.

(c)           No Group Company or, to the knowledge of the Company, any of their respective directors, administrators, officers, board of directors (supervisory and management) members, employees, agents, Affiliates or other persons acting on behalf of any Group Company (collectively, the “Company Representatives”) has violated any Anticorruption Law, nor has any Group Company or, to the knowledge of the Company, any Company Representative (x) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, that would violate any applicable Anticorruption Laws, or (y) offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official or to any person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a person:

(i)            for the purpose of: (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or

(ii)           in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, other unlawful or improper means of obtaining business or advantage or would otherwise violate any Anticorruption Law.

(d)           No officer, director, or beneficial owner of the Company or its Subsidiaries is a Government Official.

(e)           No Group Company has conducted or initiated any internal investigation or made a voluntary, directed, involuntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or, to the knowledge of the Company, any Company Representative has received any written notice, request or citation for any actual or potential noncompliance with any Anticorruption Law. The Group Companies have implemented policies and procedures designed to ensure that each Group Company and the employees and other intermediaries of the Group Companies comply with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable Anticorruption Laws.

(f)            The Group Companies have fully complied with all of the SAFE Rules and Regulations and duly and lawfully obtained all requisite permits, licenses, approvals, filings and registrations and other requisite formalities with the SAFE as required under the SAFE Rules and Regulations which are in full force and effect, and there exist no grounds on which any such permits, licenses, approvals, filings or registrations may be cancelled or revoked or any Group Company or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to SAFE or its local counterparts. Neither the Company nor such holder or beneficial owner has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local counterparts with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 3.07           SEC Filings; Financial Statements.

(a)            The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company (including any amendments thereto, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents or, in the case of Company SEC Reports filed or furnished after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, except as may be noted therein.

(c)            Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on March 18, 2020, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2019, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e)            The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is, and since January 1, 2017, there has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f)            The Group Companies maintain a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP and include those policies and procedures that are designed to (i) provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations, (ii) provide for maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of a Group Company’s assets, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with GAAP and to maintain asset accountability, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a Group Company’s assets that would have a material effect on the consolidated financial statements, and (v) provide reasonable assurance that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.08           Proxy Statement.

The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders’ Meeting and the form of proxy) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09           Absence of Certain Changes or Events.

Since December 31, 2019, except as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (a) there has not been any Company Material Adverse Effect, or any change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) no Group Company has taken any action that, were such action taken after the date of this Agreement without Parent’s consent, would constitute a breach of covenants contained in Section 5.01, and (c) there has not been any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof.

Section 3.10           Absence of Litigation.

There is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (a) has or would reasonably be expected to have a Company Material Adverse Effect, (b) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (c) prevents, materially delays or materially impedes or, if decided adversely against the Company, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions. No Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.11           Employee Benefit Plans.

(a)            Each material Company Employee Plan has been established, operated and maintained in compliance with its terms and with applicable Law (including any special provisions relating to qualified plans where such Company Employee Plan was intended so to qualify).

(b)            All contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles. There are no claims (other than for benefits incurred in the ordinary course) or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(c)            Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans, or (iii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan on or following the Effective Time, other than in the case of (i) and (ii), continued coverage under applicable Company Employee Plans for a specified duration no longer than twelve months upon any resignation or termination following the consummation of the Transaction.

Section 3.12           Labor and Employment Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements or labor contracts or understandings with any labor unions, works councils, or labor organizations. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize or represent any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (each, an “Employee”), or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such Employees, and during the last three years there has not been any such action.

(b)            There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to result in material liability to the Company.

(c)            Each Group Company is in compliance with all applicable laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the competent Governmental Authority and have withheld and paid in full to the competent Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to any of its current or former Employees or any other person (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)            Since December 31, 2019, neither the Company nor any of its Subsidiaries engaged in layoffs, facility closings or employment terminations that have resulted in, or would reasonably be expected to result in, material liability to the Company and its Subsidiaries under, any state, local or foreign Law or regulation covering or with respect to layoffs or facility closings.

(e)            Each Group Company incorporated in the PRC has entered into labor contracts with each of its employees in accordance with applicable Law. No Group Company incorporated in the PRC has used the service provided by any Employee employed or engaged through labor dispatch or similar arrangement.

(f)            As of the date of this Agreement, none of the Group Companies has received any written notice from any officer of the Group Companies that he or she intends to resign from the Group Companies.

Section 3.13           Real Property; Title to Assets.

(a)            With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. No Group Company is a party to any Contract, agreement or option to purchase any material real property or interest therein. The land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority in compliance with applicable PRC Law, all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full and such land use rights are not subject to any restrictions that would materially interfere with the operation of the Group Companies as currently conducted as of the date hereof. The relevant Group Company has duly complied with all of the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property owned by it, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority. The Owned Real Property remains in conformity with all applicable building codes and standards, fire prevention, safety, planning or zoning Law.

(b)           The use, occupation, operation, leasing, management of the Owned Real Properties and real properties leased, used or occupied by any Group Company (collectively, the “Company Real Property”) by any Group Company is not in contravention of any applicable Laws in any material respect. Each Group Company has used the Company Real Property in compliance with the approved use and zoning requirement under the relevant title certificates, land use rights certificates, certificates of real estate ownership and similar title documents, or as otherwise required by the competent Governmental Authorities.

(c)            To the knowledge of the Company, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Group Companies, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would materially interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Group Companies.

(d)           The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets necessary to conduct their respective businesses as currently conducted (excluding Owned Real Property and Intellectual Property), in each case free and clear of all Liens, except Permitted Encumbrances. The material tangible personal property and assets owned or used by the Company and its Subsidiaries are (i) usable in the ordinary course of business and, in all material respects, are adequate and suitable for the uses to which they are being put, and (ii) are in good and working order, reasonable wear and tear and immaterial defects excepted.

Section 3.14           Intellectual Property; Information Technology.

(a)            Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all (i) registered or registerable Intellectual Property and pending applications with respect thereto that are owned by any Group Company as of the date of this Agreement and (ii) Intellectual Property that are exclusively licensed to and are material to the respective business of the Company and its Subsidiaries, as conducted as of the date hereof, indicating for each such item the registration number or publication number, as applicable, and the jurisdiction in which such Intellectual Property has been issued or is registered.

(b)           The Company and its Subsidiaries own or possess adequate licenses or other valid and enforceable rights to use (in each case, free and clear of any Liens, except for Permitted Encumbrances), all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as currently conducted and as currently proposed to be conducted.

(c)            The use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon, misappropriate, or otherwise violate and has not infringed upon, misappropriated or otherwise violated the Intellectual Property rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no threatened, assertion or claim that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon, diluting, misappropriating, or otherwise violating or has infringed upon, diluted, misappropriated, or otherwise violated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property nor are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property right of any person, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by any Group Company. Neither the Company nor any of its Subsidiaries nor the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any person. To the knowledge of the Company, no person (including current and former officers, employees, consultants and contractors of any Group Company) is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries.

(d)            With respect to each Intellectual Property owned by any Group Company, (i) such Group Company is the owner of the entire right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business without payment to any Third Party (other than to one or more Governmental Authorities or other similar parties for the purposes of registering and maintaining such rights), (ii) no Group Company is obligated to assign ownership of any such Intellectual Property to any Third Party and (iii) no Group Company is bound by or subject to any non-compete or other restrictions on the operation and scope of its respective business. None of the Intellectual Property owned by any Group Company has been revoked, invalidated or otherwise challenged in whole or in part.

(e)            With respect to each item of Intellectual Property licensed to any Group Company, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) no party to any license of such Intellectual Property is in breach thereof or default thereunder.

(f)            No person is challenging in writing the validity, enforceable, use or ownership of or, to the knowledge of the Company, threatening to challenge, or infringing upon, misappropriating, or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or its Subsidiaries.

(g)            No Intellectual Property licensed or owned by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(h)           Each of the Company and its Subsidiaries owns all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Subsidiary, and all current or former officers, employees, consultants or contractors who have participated in the creation or development of any such Intellectual Property have executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the present assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company and, to the knowledge of the Company, no such officer, employee, consultant or contractor is in material violation of any term of any such agreement.

(i)            There are no outstanding Orders issued against any Intellectual Property owned by any Group Company that restricts or limits the use or licensing thereof by any Group Company.

(j)            (A) A Group Company owns or has a valid right or license to use or otherwise exploit all Software used in connection with the businesses of the Group Companies as currently conducted, and (B) a Group Company possesses the source code, object code and documentation for all such Software that is proprietary to and owned by any Group Company (the “Company Owned Software”), (C) no Third Party has any ownership right or interest in any Company Owned Software, (D) the Group Companies have not disclosed the source code for any Company Owned Software to any Third Party, and (E) no such Software is subject to any obligation (including the terms of any open source license) that would require any Group Company to (i) disclose to any person any source code or Trade Secret that is part of any Company Owned Software, (ii) not charge fees or other consideration for such Software, or (iii) grant any right to any person to decompile or otherwise reverse-engineer such Software.

(k)           The consummation of the Transactions will not result in the loss or impairment or the restriction on use or other exploitation of any Intellectual Property owned by or licensed to any Group Company.

(l)            The Company and its Subsidiaries have taken all actions reasonably necessary to (i) maintain and protect each material item of Intellectual Property that they own or are licensed or otherwise authorized to use, and (ii) protect the confidentiality and value of trade secrets and other know-how or confidential or proprietary information (together, the “Trade Secrets”) that are owned by any Group Company or provided to any Group Company by any Third Party under conditions of confidentiality, including having and effectively implementing in the business operations of the Company and its Subsidiaries Intellectual Property, information security and privacy measures comparable with those implemented by similarly situated companies in the U.S. and the PRC operating in the industry of the Company and its Subsidiaries. To the knowledge of the Company, (A) there has been no unauthorized disclosure or use of any Third Party’s Trade Secrets by any officer, employee, contractor, or consultant of any Group Company, and none of the Company’s or its Subsidiaries’ Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law, and (B) there has been no material breach of any Group Company’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to any Third Party. Immediately subsequent to the Effective Time, all Intellectual Property owned or used by any Group Company shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used such Intellectual Property immediately prior to the Effective Time.

(m)          The Company IT Assets are (A) adequate and sufficient for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s and its Subsidiaries’ businesses and the protection of Trade Secrets by the Group Companies, and (B) to the knowledge of the Company, are free from any material defects, viruses, worms and other malware. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and the Company IT Assets have not failed in any material respect, and to the knowledge of the Company, (i) no person has gained unauthorized access to any material Company IT Assets, and (ii) the data that they process and/or produce with respect to the businesses of the Company and its Subsidiaries has not been corrupted or compromised in any material respect.

(n)           None of the Intellectual Property owned by any Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority or agency or nonprofit organization.

(o)           No Group Company is a party to or bound by any Contract that grants or purports to grant a license, covenant not to sue or other right under any Intellectual Property of Parent of any of its Affiliates (other than the Group Companies).

(p)           Each Group Company has information technology systems sufficient in all material respects to operate the business of such Group Company as it is currently conducted and as contemplated to be conducted. Each Group Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of such Group Company, and data stored or transmitted on such systems, are and have been secure and, to the knowledge of the Company, such systems are free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users. There have been no unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Group Companies.

Section 3.15           Privacy and Data Security.

(a)            Each Group Company complies, and at all times have complied, except as has not been and would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, with all applicable Privacy Laws, with applicable Privacy Policies, and with applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. There are no material unsatisfied requests from individuals to the Company or any of its Subsidiaries seeking to exercise rights under any Privacy Law. Neither the execution of this Agreement nor the consummation of the Transactions constitutes a material breach or violation of any applicable Privacy Law, any applicable Privacy Policy, or any applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. There is no, and has not been any, (i) Action of any nature pending or threatened against the Company or any of its Subsidiaries relating to privacy, data protection, or data security with respect to the Processing of Personal Data by the Company and its Subsidiaries; or (ii) written notice of any actual or asserted noncompliance with any Law to which the Company or any of its Subsidiaries are subject relating to privacy, data protection, or data security with respect to the Processing of Personal Data by the Company.

(b)          The Company and its Subsidiaries have at all times (i) implemented and maintained reasonable measures in compliance with applicable Privacy Laws, designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems and Personal Data within the possession or control of the Company and its Subsidiaries; (ii) implemented and maintained reasonable disaster recovery and business continuity plans for their business; and (iii) not suffered any security breach (x) resulting in any material unauthorized access to, or acquisition of, any Personal Data within the possession or control of the Company or any of its Subsidiaries or (y) which required a regulatory notification or reporting requirement to any Governmental Authority.

(c)          The IT Assets of the Company and its Subsidiaries, including any portions of which are provided or operated by Third Parties, are adequate and sufficient to protect the privacy and confidentiality of all Personal Data and Third Party information in compliance in all material respects with reasonable industry practices and all applicable Privacy Laws and agreements. There have been no material unauthorized access, intrusions or breaches of the security of (i) any such IT Assets operated or controlled by the Company or any of its Subsidiaries or any Third Party or (ii) any Personal Data under the custody or control of the Company. No person (including any Governmental Authority) has made any claim or commenced any proceeding against the Company or any Third Party service provider to the Company or any of its Subsidiaries with respect to loss, damage or unauthorized access, disclosure, use, modification or other misuse of Personal Data by the Company, any of its Subsidiaries, or any of their respective service providers.

Section 3.16          Taxes.

(a)           Each Group Company has duly and timely filed all Tax Returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP. All such Tax Returns are true, accurate and complete in all material respects. No Tax authority or agency or other Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any Taxes against any Group Company. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(b)          No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of any Group Company is currently in progress, and no Group Company has been notified of any written request for, or, to the knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No written claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by such jurisdiction.

(c)          No Group Company incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or Tax resident in any jurisdiction other than its jurisdiction of formation.

(d)          Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission and none of such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates contained any material misstatement or material omission that would have affected the granting of such Tax exemptions, holidays, deferrals, incentives or other preferential treatments or rebates. No suspension, revocation or cancellation of any Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates is pending or, to the knowledge of the Company, threatened. The Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates and will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.

(e)          The Group Companies have complied in all material respects with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Group Companies, and (ii) information reporting with respect to, any payment made or received by the Group Companies (including those relating to the individual income tax obligations of the employees of the Group Companies).

(f)           No Group Company is liable to any Third Party for any material amount under any Tax Sharing Agreement.

(g)          No Group Company (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary, affiliated or similar Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material liability for the Taxes of any person (other than any of the Group Companies due to being a member of a group described in clause (i), as a transferee or successor, by contract, or otherwise.

(h)          None of the shares, securities, equity interests, property or assets of the Group Companies are subject to Liens for any material Taxes (other than Liens for Taxes that are not yet due or are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company in accordance with GAAP).

(i)            No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) an agreement entered into with a Governmental Authority; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

Section 3.17          No Secured Creditors; Solvency.

(a)          No Group Company has any secured creditors holding a fixed or floating security interest.

(b)          No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.

Section 3.18          Material Contracts.

(a)           Except for this Agreement and the Contracts filed as exhibits to the Company SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F. Each such Contract described in this Section 3.18 is referred to herein as a “Material Contract.”

(b)          Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in each case subject to the Bankruptcy and Equity Exception, (ii) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or in default under the terms of any Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) neither the Company nor any of its Subsidiaries has received any notice in writing from any counterparty that such counterparty intends to terminate any Material Contract.

Section 3.19          Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Group Company is in compliance with all applicable Environmental Law and has obtained and possesses all approvals, permits, licenses, filings and other authorizations (including environmental assessment reports, and construction project verification reports that are required under applicable PRC Laws) currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (b) no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved, (d) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances, (e) neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, and (f) no Group Company has assumed, undertaken or otherwise provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or relating to Hazardous Substances.

Section 3.20          Insurance.

The Group Companies maintain policies of insurance covering the Company, the Subsidiaries of the Company or any of their respective directors, legal representatives, employees, with reputable insurers in such amounts and covering such risks as are in compliance with applicable Laws and in accordance with prevailing industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance) in the PRC. No notice of cancellation or modification has been received by the Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a default, by any insured thereunder. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. None of the Group Companies has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies.

Section 3.21          Interested Party Transactions.

None of the directors or officers of any Group Company, individuals owning, directly or indirectly, an interest in the voting power of any Group Company that gives them significant influence over any Group Company, and close members of any such individual’s family (i) has, directly or indirectly, an economic interest in any person that (A) furnishes or sells services or products that any Group Company furnishes or sells, or proposes to furnish or sell, or (B) is otherwise engaged in business that directly competes with that of any Group Company; (ii) has, directly or indirectly, an economic interest in any person that purchases from or sells or furnishes to any Group Company any goods or services; (iii) has, directly or indirectly, a beneficial interest in any Material Contract other than those Contract to which such director or officer is expressly a party; (iv) has, directly or indirectly, any material contractual or other arrangement with any Group Company (other than employment relationship or serving as a director); (v) received any payment or other benefit from any Group Company (except for payments and benefits received in connection with such person’s employment or serving as a director); or (vi) advanced or owed any material amount to any Group Company; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a person shall not be deemed an “economic interest in any person” for purposes of this Section 3.20. No Group Company has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

Section 3.22          Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company, including any such applicable Laws under the Companies Act, (each, a “Takeover Statute”) does not, and will not, apply to the Company, the Shares, this Agreement or the Transactions, including the Merger.

Section 3.23          Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.24          Customers; Suppliers.

(a)          No Group Company has any outstanding material disputes concerning its products and services with any of the ten (10) largest customers of the Group Companies (determined on the basis of aggregate revenues recognized by the Group Companies, taken as a whole, over the four (4) consecutive fiscal quarters ended September 30, 2020 (each, a “Material Customer”) and the Company has no knowledge of any present failure to perform on the part of any Material Customer by any Group Company. As of the date of this Agreement, no Group Company has received any information from any Material Customer that (i) such customer shall not continue as a customer of the Company (or the Surviving Company or Parent) or any of its Subsidiaries, (ii) such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Company or Parent), or (iii) to the knowledge of the Company, such customer has been threatened with bankruptcy or insolvency.

(b)          As of the date of this Agreement, no Group Companies has received any information from any of the ten (10) largest suppliers of the Group Companies (determined on the basis of aggregate purchases made by] the Group Companies, taken as a whole, over the four (4) consecutive fiscal quarters ended September 30, 2020 that (i) such supplier shall not continue as a supplier of the Company (or the Surviving Company or Parent) or any of its Subsidiaries, (ii) such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Company or Parent), or (iii) to the knowledge of the Company, such supplier has been threatened with bankruptcy or insolvency.

Section 3.25          Inventories.

(a)          The Inventory is of a quality and quantity salable in the Company’s ordinary course of business, except for items that have been written off or written down to fair market value or for which adequate reserves have been established consistent with the Company’s accounting principles; (b) the Company and its Subsidiaries have not received any written notice of, any pending or, to the knowledge of the Company, threatened investigation or regulatory action by any Governmental Authority involving any of the Inventory; and (c) the Inventory is of a quantity and availability sufficient to meet the historical requirements, and the Company and its Subsidiaries are capable of maintaining or producing Inventory in a quantity sufficient to meet known future requirements, of the customers of the Company and its Subsidiaries in the ordinary course of business, taking into account seasonal variations in demand. All specification material included in the Inventory conforms to all applicable specifications or standards.

Section 3.26          Product Defects and Warranties.

(a)          All Company Products have been provided, in all material respects, in conformity with all applicable contractual commitments and all express and implied warranties and specifications, other representations and warranties communicated by the Company to its customers, and have been provided in conformity with all applicable Law, including all applicable Laws that pertain to prestressed steel materials, labeling of product or product packaging. The Company Products conform in all material respects to all required UL, CE and other safety certifications required under the Laws of all jurisdictions in which the Company directly or indirectly sells Company Products. To the knowledge of the Company, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Company Products.

(b)          The Company has received no written notice or demand, or claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any Company Product, including the packaging and advertising related thereto.

(c)          No Company Product produced or sold by any Group Company is subject to any express warranty nor any other warranty other than any warranties that are implied by applicable Law.

Section 3.27          No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01          Corporate Organization.

Each of Parent and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

Section 4.02          Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) compliance with the rules and regulations of the Nasdaq, (iii) the filing with the Registrar of Corporate Affairs of the British Virgin Islands of the Plan of Merger and related documentation w pursuant to the Companies Act], and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as contemplated under the Equity Commitment Letter, Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04          Capitalization.

(a)          The Parent is authorized to issue a maximum of 50,000 ordinary shares, par value of US$1.00 per share, all of which have been duly authorized, validly issued, fully paid and non-assessable. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement, the Support Agreement and the Transactions.

(b)          The Merger Sub is authorized to issue a maximum of 50,000 ordinary shares, par value of US$1.00 per share, all of which are outstanding and have been duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding shares of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05          Available Funds and Financing.

(a)          Parent has delivered to the Company true and complete copies of (i) the executed equity commitment letter from the Sponsor or its Affiliate (the “Equity Commitment Letter”) pursuant to which the Sponsor or its Affiliate named therein has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, Equity Securities of Parent, up to the aggregate amount set forth therein (the “Equity Financing”).

(b)          As of the date hereof, (i) the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) the Equity Commitment Letter has not been amended or modified and no such amendment or modification is contemplated, and the respective commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any material respect. Assuming (A) the Equity Financing is funded in accordance with the Equity Commitment Letter, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the proceeds contemplated by the Equity Commitment Letter will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letter contains all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Equity Commitment Letter) to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms and conditions contained therein. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach under the Equity Commitment Letter on the part of Parent or, to the knowledge of Parent, any other parties thereto.

Section 4.06          Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07          Guarantee.

The Guarantee has been duly and validly executed and delivered by the Guarantor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with the terms thereof subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

Section 4.08          Absence of Litigation.

As of the date hereof, (x) there is no material Action pending or, to the knowledge of Parent, threatened against Parent or Merger Sub before any Governmental Authority and (y) neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.

Section 4.09          Ownership of Shares.

As of the date hereof, other than the Rollover Shares, none of Parent, Merger Sub, the Sponsor nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.10          Proxy Statement.

The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.11          Solvency.

Parent and Merger Sub, individually and on a consolidated basis, are not insolvent as of the date hereof. As of the date hereof, neither Parent nor Merger Sub is in default in any material respect with respect to any Indebtedness.

Section 4.12          Non-Reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than for fraud in connection therewith.

Section 4.13          Parent Group Contracts

Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (i) the Equity Commitment Letter, (ii) the Guarantee, and (iii) the Support Agreement, (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof. As of the date hereof, other than the Parent Group Contracts, there are no other Contracts (i) relating to the Transactions between or among two or more of the following persons (including any two of the same category of person): Parent, Merger Sub, the Rollover Shareholder, or the Sponsor (or through any of their respective Affiliates, but excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub, the Rollover Shareholder, the Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any member of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 4.14          Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article III of this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.15          No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01          Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, or (y) expressly contemplated or permitted by this Agreement, unless Parent shall otherwise consent in writing, (i) the businesses of the Group Companies shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Companies has material business relations as of the date hereof.

Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, or (y) expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:

(a)          amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$100,000, except in the ordinary course of business, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business consistent with past practice;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries consistent with past practice);

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares or securities or other rights exchangeable into or convertible or exercisable for any of its shares;

(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;

(f)           acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$250,000 in any transaction or related series of transactions;

(g)          make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$100,000 in aggregate;

(h)          incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, or issue any debt securities, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness or (ii) not in an aggregate amount in excess of US$1,000,000;

(i)           other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$3,000,000 for the Group Companies taken as a whole;

(j)           except as required pursuant to this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any Employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$150,000, (ii) grant or provide any severance or termination payments or benefits to any Employee of any Group Company, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any Employee of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 1%, (iv) make any new equity awards to any Employee of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan, (vi) take any action to accelerate the vesting or payment, of compensation or benefits under the Company Employee Plan, or (vii) forgive any loans to any Employee of any Group Company;

(k)          adopt any employee share option plan or other employee incentive plan or issue, grant or announce any options or incentive awards thereunder;

(l)           make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(m)         enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

(n)          enter into any Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of any Group Company, one the other hand, except for (i) Contracts solely between the Company and/or its wholly-owned Subsidiaries and (ii) Contracts permitted under Section 5.01(j);

(o)          terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

(p)          commence any Action for a claim of more than US$1,000,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened Action of or against any Group Company (A) for an amount in excess of US$1,000,000, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any shares or debt securities of any Group Company relating to the Transactions;

(q)          permit any Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every item of Intellectual Property owned by any Group Company, or grant or license or transfer to any Third Party any material Intellectual Property owned by any Group Company;

(r)           fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(s)          enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any Group Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(t)           engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(u)          make or change any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business;

(v)          grant any fixed or floating security interests; or

(w)         announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02          Compliance.

During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall ensure that each Group Company will conduct its business in compliance with all applicable Laws in all material respects, and obtain, make and maintain in effect, all consents, approvals, authorizations or permits of, or filings with or notifications to, the relevant Governmental Authority or other person required in respect of the due and proper establishment and operations of such Group Company in accordance with applicable Laws.

Section 5.03          No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01          Proxy Statement and Schedule 13E-3.

(a)          As soon as practicable following the date of this Agreement but in any event within thirty (30) days after the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company by the Requisite Company Vote including a notice convening the Shareholders’ Meeting in accordance with the Company’s articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.

(b)          Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law.

Section 6.02          Company Shareholders’ Meeting.

(a)           As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) in consultation with Parent; (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b)           As soon as practicable after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or any Superior Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.

(c)          Notwithstanding Section 6.02(b), the Company may, after consultation in good faith with Parent, recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.

Section 6.03         Access to Information.

(a)          From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b)          Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege which could not be reasonably remedied by use of common interest agreements or other methods to maintain such privilege, or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(c)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04          No Solicitation of Transactions.

(a)           Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction or any proposal or offer that could reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing Transaction or requiring the Company to abandon this Agreement or any of the Transactions, including the Merger, or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement). The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours), orally and in writing, of any proposal or offer, or any inquiry or contact between the Company or its Representatives and any Third Party, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 6.04, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction and immediately revoke or withdraw access of any Third Party to any data room containing any nonpublic information concerning any Group Company and request, and use its reasonable efforts to cause, all such Third Parties to promptly return or destroy all such nonpublic information. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(b)          Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of Section 6.04, the Company and its Representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:

(i)            contact the person who has made such proposal or offer solely to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)           provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed confidentiality agreement in reasonably customary form; provided that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement, provided further that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iii)          engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has provided written notice to Parent at least three (3) Business Days prior to taking any such action, and has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, and (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(c)          Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw (or not continue to make), qualify or modify (or publicly propose to change, withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, (x) fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer), provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited, or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within two (2) Business Days after Parent so requests in writing, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (F) take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than a confidentiality agreement referred to in Section 6.02(b) entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d)          Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of Section 6.04 and the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee, (A) effect a Change in the Company Recommendation and/or (B) with respect to such Superior Proposal, authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement, but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer; (ii) after (A) providing at least six (6) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Equity Financing, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Equity Financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04, provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a four (4) Business Day period rather than the six (6) Business Day period first described above; and (iii) following the end of such six (6) Business Day period or four (4) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Equity Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any Third Party to limit or not to give prior notice to Parent of its intention to effect a Change in the Company Recommendation.

(e)          Notwithstanding anything in this Section 6.04 to the contrary, prior to obtaining the Requisite Company Vote, if an Intervening Event shall have occurred and be continuing, and other than in response to or in connection with a Superior Proposal, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that failure to effect a Change in the Company Recommendation and/or terminate this Agreement pursuant to Section 8.03 would be inconsistent with its fiduciary duties under applicable Law, the board of directors of the Company may, upon the recommendation of the Special Committee, effect Change in the Company Recommendation and/or terminate this Agreement pursuant to Section 8.03(c); provided that prior to effecting such Change in the Company Recommendation, (i) the Company has provided Parent at least six (6) Business Days’ prior written notice with reasonable details about the Intervening Event indicating that the board of directors of the Company intends to effect a Change in the Company Recommendation and/or terminate this Agreement, and (ii) during the six (6) Business Day period following Parent and Merger Sub’s receipt of the aforementioned notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that it would no longer be inconsistent with the board of directors’ fiduciary obligations not to effect a Change in the Company Recommendation, and (iii) following the end of the six (6) Business Day period, the board of directors of the Company (acting at the direction of the Special Committee following consultation with its financial advisor and outside legal counsel) shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the aforementioned notice, that it would continue to be inconsistent with the board of directors’ fiduciary duties under applicable Law not to effect the Change in the Company Recommendation in light of the Intervening Event.

(f)           Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee, as applicable, has received and is currently evaluating such Competing Transaction) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the Transactions shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g)          Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement or propose to do so.

The Company shall promptly inform its Representatives of the obligations applicable to such Representatives in this Section 6.04.

Section 6.05         Directors’ and Officers’ Indemnification.

(a)          The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, and each of the Surviving Company and Parent shall cause its Subsidiaries to, indemnify and hold harmless (including any obligations to advance funds for expenses) (i) each person who is, or at the Closing Date will be, a current or former director, officer, employee or other fiduciary of the Company or any of its Subsidiaries (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the Companies Act or any other applicable Law, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary of the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c)          Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under Section 6.05(b), any Group Company’s organizational and governing documents, or any existing indemnification agreements, the person seeking indemnification shall notify the Surviving Company promptly, but in all events no later than the earlier of (i) five (5) days after actual receipt, and (ii) as soon as necessary after actual receipt to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The Surviving Company (or a Subsidiary nominated by it) shall have the right to participate in any such Action and, at its option, assume the defense of such Action. The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action. In the event the Surviving Company (or a Subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(c), neither the Surviving Company nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Action.

(d)          In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(e)          The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the Companies Act or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a Third Party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(f)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06         Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a)          any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

Section 6.07         Financing.

Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent and/or Merger Sub that are within its control, (iv) seek to enforce its right under the Equity Commitment Letter, and (v) consummate the Equity Financing at or prior to the Effective Time. Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Equity Commitment Letter without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), unless such amended or modified Equity Commitment Letter is subject only to such conditions to funding that are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders (other than the holders of Excluded Shares), than the terms and conditions as set forth in the Equity Commitment Letter as in effect on the date hereof.

Section 6.08          Further Action; Reasonable Best Efforts.

(a)           In furtherance and not in limitation of the covenants of the parties contained herein and subject to Section 6.08(b), if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, which shall include in the case of the Company if (and only if) requested by Parent, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its Subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions.

(b)           Notwithstanding anything herein to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be required to take or refrain from taking, or to agree to it, its Affiliates or any Group Company taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements would or may be reasonably likely to (i) adversely affect the interest of Parent, Merger Sub or any of their respective Affiliates or Representatives in the Transaction, (ii) require Parent, Merger Sub or any of their respective Affiliates or Representatives commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divesture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, (iii) require the Sponsor or its Affiliates to agree to any modification to the governance or similar rights of the Sponsor or its Affiliates agreed by the Sponsor or its Affiliates with respect to the Company and its Affiliates following the Closing or (iv) result in a Company Material Adverse Effect.

(c)           Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

(d)          The Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, at or prior to the Closing all things within its control which are necessary, proper or advisable and which are reasonably requested by Parent to facilitate the continuing operations of business of the Group Companies from and after the Closing, including using its reasonable best efforts to provide operational data, provide bank account information of the Group Companies, locate the corporate chops and finance stamps of the Group Companies incorporated in the PRC and procure the satisfaction of the closing conditions set forth in Section 7.02.

Section 6.09          Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10          Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent.

Section 6.11          Resignations.

To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company.

Section 6.12          Public Announcements.

The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. At any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the Nasdaq, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to obtaining the consent (not to be unreasonably withheld) of such other party.

Section 6.13          Stock Exchange Delisting.

The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to enable the delisting of the Shares and ADSs from the Nasdaq and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14          Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15          No amendment to Parent Group Contracts.

Parent and Merger Sub shall not, and shall cause its respective Affiliates not to, (a) amend, modify, withdraw, waive or terminate any Parent Group Contract or (b) enter into or modify any other Contract directly relating to the Transactions, in each case of (a) and (b in a manner that would individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and other Transactions, in each case without the prior written consent of the Special Committee (acting on behalf of the Company).

Article VII

CONDITIONS TO THE MERGER

Section 7.01          Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a)           Shareholder Approval. This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the Companies Act and the Company’s memorandum and articles of association.

(b)           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect or is pending, proposed or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

Section 7.02         Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), the first sentence of Section 3.03(b), Section 3.04(a), Section 3.04(b), Section 3.21 and Section 3.22, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.04(a), Section 3.04(b), Section 3.21 and Section 3.22 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03(a) and the first sentence of Section 3.03(b)  shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Dissenting Shareholders. The holders of no more than ten percent (10)% of the Shares shall have validly served a notice of dissent under Section 179 of the Companies Act.

(d)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b),and Section 7.02(e).

(e)          No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.03          Additional Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b)          Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04         Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION

Section 8.01          Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting upon the unanimous recommendation of the Special Committee).

Section 8.02          Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (acting upon the unanimous recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)           the Effective Time shall not have occurred on or before June 17, 2021 (the “Termination Date”); or

(b)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c)           the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (or, in the case of termination by Parent, the failure of the Rollover Shareholder to fulfill any of its respective obligations under the Support Agreement) has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03          Termination by the Company.

This Agreement may be terminated by the Company (acting upon the unanimous recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a)           a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

(b)          (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the later of (x) date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to Parent; or

(c)          prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting upon unanimous recommendation of the Special Committee) or the Special Committee (acting upon unanimous vote and to the extent it is within the authority of the Special Committee) has authorized the Company to (i) terminate this Agreement and/or enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d), or (ii) to terminate this Agreement pursuant to Section 6.04(e); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement and (B) complied with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee in full in accordance with this Section 8.03(c) and Section 8.06.

Section 8.04          Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a)          a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or

(b)          the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05          Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.

Section 8.06          Termination Fee.

(a)          In the event that:

(i)           (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within twelve (12) months after the termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, any Competing Transaction by a Third Party (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in clause (A)) (provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “100%”);

(ii)          this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii)         this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay, or cause to be paid, to Parent or its designees an amount equal to US$340,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) within two (2) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) at least one (1) Business Day prior to and as a condition of the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) above, or (z) prior to or concurrently with the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)          Parent will pay, or cause to be paid, to the Company an amount equal to US$680,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c)          Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(d)          (i)            Subject to Section 9.08, the Equity Commitment Letter and the Guarantee, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement or otherwise fail to perform hereunder, then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Guarantee (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, the Guarantor, and the Sponsor, (B) the former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of Parent, Merger Sub, the Guarantor or the Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or Sponsor, or (D) any former, current or future direct or indirect holders any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(e), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger or the other Transactions to be consummated. For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter and the Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), and the costs and expenses pursuant to Section 8.06(c), and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter and the Guarantee), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) and Section 8.06(c), or the Guarantor to the extent provided in the Guarantee.

(ii)          Subject to Section 9.08, in the event Parent or its designees shall receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a), the receipt of such Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a). Notwithstanding anything to the contrary in this Agreement, neither the termination of this Agreement nor the payment of the Company Termination Fee will relieve the Company from liability for any willful breach of this Agreement. In the case of any damages sought by Parent in connection with this Agreement, such damages will include the benefit of the bargain lost by the Parent taking into consideration relevant matters, including opportunity costs and the time value of money.

(iii)         Notwithstanding anything to the contrary in this Agreement, the Equity Commitment Letter, the Support agreement, the Guarantee or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the “Transaction Documents”), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Parent Group collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger (including the Equity Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b).

(e)          All out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger or any other Transaction is consummated.

Article IX

GENERAL PROVISIONS

Section 9.01          Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.06, Article VIII and this Article IX.

Section 9.02          Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)          if to Parent or Merger Sub:

16/F, No.518, Shangcheng Road
Pudong District
Shanghai, China
Attention: Hua Xia
Fascimile: +86 21 6888 8666
Email: huaxia@ossengroup.com

with a copy to:

Wilson Sonsini Goodrich & Rosati
Jin Mao Tower 38F, Unit 03-04
88 Century Boulevard
Pudong, Shanghai, 200121, China
Attention: Dan Ouyang, Esq.; Jie Zhu, Esq.
Facsimile: +86 21 6165 1799
Email: douyang@wsgr.com; jizhu@wsgr.com

(b)          if to the Company:

Ossen Innovation Co., Ltd.

17th Floor, 518 Shangcheng Road

Shanghai 200120, PRC

Attention: Zhou Jiacheng

Facsimile: +86 21 6888 8666

Email: zhoujiacheng@ossengroup.com

with a copy to:

DLA Piper

20th Floor, South Tower Beijing Kerry Center

No.1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

Email: james.Chang@dlapiper.com

(c)          if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

DLA Piper

20th Floor, South Tower Beijing Kerry Center

No.1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: James Chang, Esq.

Facsimile: +86 10 8520 0700

Email: james.Chang@dlapiper.com

Section 9.03         Certain Definitions.

(a)          For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, that, for the purpose of this Agreement, Affiliates of Parent or Merger Sub shall not include the Sponsor and its Affiliates.

“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong, the British Virgin Islands or Beijing, PRC.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Products” mean all products or service offerings that have been, or currently are, developed, manufactured, delivered, made commercially available, marketed, supported, sold, provided or distributed, offered for sale, imported or exported for resale, or licensed out by any Group Company, and all product or service offerings that any Group Company intend to, in accordance with their product roadmaps, develop, manufacture, deliver, make commercially available, market, support, sell, provide or distribute, offered for sale, import or export for resale, or license out, after the Closing Date.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (a) shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof following or resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic-induced public health crises or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) the announcement, pendency or consummation of the Transactions, or (vi) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or expressly required by this Agreement; except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of Equity Securities of the Company; (v) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; (vi) any other transaction having an effect similar to the foregoing; or (vii) any combination of the foregoing.

“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party hereto or any of its Affiliates to any other party hereto or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement, any other Transaction Document or any of the exhibits or schedule attached hereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Agreement or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (iii) becomes available to the receiving party on a non-confidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not to be, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any applicable PRC national, provincial or local Law, U.S. federal, state or local Law or applicable Laws of any other jurisdiction, relating to (a) pollution, (b) the protection of human health and safety (including workplace health and safety) or the environment, including the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Equity Securities” mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“Excluded Shares” means, collectively, (i) the Rollover Shares; and (ii) Shares held by Parent, the Company or any of their Subsidiaries.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, unit, official and any self-regulatory organization (including Nasdaq) and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, foreign or supranational.

“Government Official” means (a) any official, officer, employee or representative of, or other individual acting in an official capacity for or on behalf of, any Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including (a) those listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil, (b) those that can cause harm to living organisms, human welfare, or the environment, (c) those whose presence, handling, or management requires registration, authorization, investigation or remediation under Environmental Laws and (d) any petroleum product or by product, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any shares of such person or any warrants, rights or options to acquire such shares, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(e); and (g) any and all other intellectual property or proprietary rights.

“Intervening Event” means any material development or material change in circumstances that affects the business, assets or operation of the Company occurring or arising after the date hereof with respect to the Company that was neither known to the Company Board or executive officers of the Company nor reasonably foreseeable as of or prior to the date hereof; provided, that in no event shall the receipt, existence or terms of any Competing Transaction or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Inventory” means all finished goods inventories and all work in process.

“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.

“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party, in each case, after due inquiry.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Owned Real Property” means all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Permitted Encumbrances” mean, with respect to each Owned Real Property: (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, credit card number, biometric identifier, or any other data that alone or in combination with other data held by the Company or any of its Subsidiaries allows identification of a natural person, and (ii) any other data defined as “personal data,” “personally identifiable information,” “nonpublic personal information,” “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Privacy Law” means any Law to the Company or any of its Subsidiaries governing privacy, data protection, or data security with respect to the Processing of Personal Data by the Company or any of its Subsidiaries.

“Privacy Policy” means each published privacy policy, privacy notice, or privacy statement of the Company or any of its Subsidiaries relating to the Company’s or any of its Subsidiaries’ Processing of Personal Data.

“Processing” or “Processed” means, with respect to any Personal Data, any operation or set of operations performed thereon, whether or not by automated means, including adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use.

“Rollover Shareholder” means Pujiang International Group Limited, an exempted company incorporated under the laws of the Cayman Islands and listed on The Stock Exchange of Hong Kong Limited.

“Rollover Shares” means (i) Shares (including Shares represented by ADSs) held by the Rollover Shareholder as of the date hereof as set forth in Schedule A attached hereto and (ii) any Shares (including Shares represented by ADSs) that the Rollover Shareholder may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution or otherwise.

“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, or any successor rule or regulation under PRC Law.

“SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005, which became effective as of November 1, 2005 and replaced by SAFE Circular 37 on July 14, 2014.

“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007, which became effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“SAFE Rules and Regulations” means the SAFE Circular 37, SAFE Circular 7, SAFE Circular 75, SAFE Circular 78 and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE.

“Shareholders’ Meeting” means an extraordinary general meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of, and to authorize and approve, this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Sponsor” means Pujiang International Group Limited, an exempted company incorporated under the laws of the Cayman Islands and listed on The Stock Exchange of Hong Kong Limited.

“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the Equity Securities, of the Company that (i) provides for the payment of cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration, and (ii) the Company Board has determined in its good faith judgment, upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholder) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses) provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder.

“Systems” means all information technology networks, systems, devices and other equipment owned or otherwise within the possession or control of the Company and its Subsidiaries.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any ordinary course agreement the principal purposes of which does not relate to Taxes).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules or amendments thereof.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(d)
Company Owned Software	Section 3.14(j)
Company Real Property	Section 3.13(b)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Companies Act	Recitals
Damages	Section 6.05(b)
Deposit Agreement	Section 2.05
Depositary	Section 2.05
Dissenting Shareholders	Section 2.02(a)
Dissenting Shares	Section 2.02(a)
Effective Time	Section 1.03
Employee	Section 3.12(a)
Environmental Permits	Section 3.19
Equity Commitment Letter	Section 4.05(a)
Equity Financing	Section 4.05(a)
Evaluation Date	Section 3.07(e)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.03(a)
Financial Advisor	Section 3.04(c)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantor	Recitals
Guarantee	Recitals
Improvements	Section 3.13(c)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)

Defined Term	Location of Definition
Material Contracts	Section 1.01
Material Customer	Section 3.23(a)
Merger	Recitals
Merger Consideration	Section 2.03(a)
Merger Sub	Preamble
Nasdaq	Section 3.05(b)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(d)
Parent Group Contracts	Section 4.13
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.03(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01(a)
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
SAFE	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.03(b)
Shares	Section 2.01(a)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Trade Secrets	Section 3.14(l)
Transactions	Recitals
Uncertificated Shares	Section 2.03(b)

Section 9.04          Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Interpretation.

When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

Section 9.06         Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto) and the Company Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07         Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a) and Section 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08         Specific Performance.

(a)          Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b)         Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to consummate the Transactions and the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing are funded, then the Closing will occur.

(c)          Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(d)         This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of the Equity Commitment Letter (including the expiration or termination provisions thereof).

Section 9.09         Governing Law; Dispute Resolution.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the British Virgin Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the British Virgin Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 179 of the Companies Act with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)         Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)          EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(C).

Section 9.10         Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11         Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12         Confidentiality.

(a)          Prior to and during the term of this Agreement, each party has disclosed or may disclose to the other party Confidential Information. Subject to Section 9.12(b), unless otherwise agreed to in writing by the disclosing party, the receiving shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any person other than the receiving party’s Representatives (A) who are actively and directly participating in the consummation of the transactions contemplated by this Agreement or any other Transaction Document or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement or any other Transaction Document and (B) whom the receiving party will cause to observe the terms of this Section 9.12, and (ii) not use Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement or any other Transaction Document. Each party acknowledges that such party shall be responsible for any breach of this Section 9.12 by such party or its Representatives and each party agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential

(b)         In the event that the receiving party or any of its Representatives is required by Law to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.12. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in party, with this Section 9.12, then the receiving party or its Representative will disclose only that portion of the Confidentiality Information that is legally required to be disclosed.

Section 9.13         Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

For and on behalf of

OSSEN INNOVATION CO., LTD.

By:	/s/ Wei Hua
Name:	Wei Hua
Title:	Director

NEW OSSEN GROUP LIMITED

By:	/s/ Tang Liang
Name:	Tang Liang
Title:	Director

NEW OSSEN INNOVATION LIMITED

By:	/s/ Tang Liang
Name:	Tang Liang
Title:	Director

[Signature Page to Agreement and Plan of Merger]

ANNEX A

PLAN OF MERGER

PART I: ARTICLES OF MERGER

ARTICLES OF MERGER

OF

NEW OSSEN INNOVATION LIMITED

AND

OSSEN INNOVATION CO., LTD.

the surviving company of the merger being OSSEN INNOVATION CO., LTD.

1.            We, New Ossen Innovation Limited (the "Merging Company") and Ossen Innovation Co., Ltd. (the "Surviving Company"), hereby adopt the Plan of Merger appended to these Articles of Merger (the "Plan"), to the intent that the merger shall be effective on [ ] (the "Effective Date").

2.            The Plan was approved by each of the directors and shareholders of the Merging Company by way of a resolution of its directors dated [ ] and a resolution of its shareholders dated [ ] respectively.

3.            The Plan was approved by each of the directors and shareholders of the Surviving Company by way of a resolution of its directors dated [ ] and a resolution of its shareholders dated [ ] respectively.

4.            The Memorandum and Articles of Association of the Merging Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on [ ] under registered number [ ].

5.            The Memorandum and Articles of Association of the Surviving Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on 1November 2010 under registered number 1567594.

6.            The Surviving Company and the Merging Company have complied with all the applicable provisions of the laws of the British Virgin Islands; to enable them to merge on the Effective Date.

7.            The name of the Surviving Company upon the consummation and effectiveness of this Merger shall remain unchanged.

[Annex A-1]

In witness whereof these Articles of Merger have been duly executed on __________________

Signed for and on behalf of

NEW OSSEN INNOVATION LIMITED

by:

Name:
Title:

Signed for and on behalf of

OSSEN INNOVATION CO., LTD.

by:

Name:
Title:

[Annex A-2]

PART II: PLAN OF MERGER

THIS PLAN OF MERGER is made on [•], 2020.

BETWEEN

(1)           New Ossen Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands on 12 November 2020, with its registered office situated at Unit 8, 2/F., Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands, VG1110 (“Merger Sub”); and

(2)           Ossen Innovation Co., Ltd., a company with limited liability incorporated under the laws of the British Virgin Islands on 21 January 2010, with its registered office situated at the offices of Mossack Fonseca & Co. (B.V.I.) Ltd., Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)           Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement (the “Agreement”) dated as of December 17, 2020 among New Ossen Group Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger (and which constitutes part of this Plan of Merger) and under the provisions of Part IX of the BVI Business Companies Act, as amended, of the British Virgin Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)           This Plan of Merger is made in accordance with section 170 of the Companies Act.

(c)           Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.            The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.            The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall remain unchanged, namely Ossen Innovation Co., Ltd.. Upon the terms and subject to the conditions hereinafter set forth, at the Effective Date (as defined hereof), the Merger Sub shall be simultaneously merged with and into the Company, after which the separate existence of the Company shall cease and the Company shall be the only surviving entity and shall continue to operate under its current name.

[Annex A-3]

REGISTERED OFFICE

3.            The Surviving Company shall have its registered office at [the offices of Mossack Fonseca & Co. (B.V.I.) Ltd., Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands].

AUTHORIZED AND ISSUED SHARES

4.            Immediately prior to the Effective Date (as defined below) Merger Sub was authorized to issue a maximum of [·] share of US$[1.00] par value per share, of which [·] share(s) have been issued.

5.            Immediately prior to the Effective Date the Company was authorized to issue a maximum of 100,000,000 Shares of US$0.01 par value per share, of which [19,791,110] Shares have been issued and fully paid.

6.            On the Effective Date, the Surviving Company shall be authorized to issue a maximum of 100,000,000 shares of US$0.01 par value per share.

7.            On the Effective Date, by virtue of the merger, automatically and without any further action on part of the holder thereof and in accordance with the terms and conditions of the Agreement: [To conform with Section 2.01 of the Agreement]

(a)            Each Share, par value US$0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs), shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration.

(b)            Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), and each Share represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to the Per ADS Merger Consideration ..

(c)            Each of the Excluded Shares and ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Date, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(d)            Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and thereafter represent only the right to receive the applicable payments set forth in Section 2.02 of the Agreement.

EFFECTIVE DATE

8.            The Merger shall take effect on [•] (the “Effective Date”).

MEMORANDUM AND ARTICLES OF ASSOCIATION

9.            The current memorandum and articles of association of the Surviving Company shall remain as the memorandum and articles of association of the Surviving Company until such time as duly amended.

[Annex A-4]

PROPERTY

10.            On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

DIRECTORS BENEFITS

11.            There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

12.            The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS

13.          (a)            [Merger Sub has entered into a [•] dated [•] in favor of [•] pursuant to which a fixed and/or floating security interest has been created and the consent of [•] to the Merger has been obtained.] Merger Sub has no [other] secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)            [The Company has entered into [•] dated [•] in favor of [•] pursuant to which a fixed and/or floating security interest has been created and the consent of [•] to the Company has been obtained.] The Company has no [other] secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION

14.            This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

AMENDMENTS

15.            At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

[Annex A-5]

APPROVAL AND AUTHORIZATION

16.            This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 170 of the Companies Act.

17.            This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 170 of the Companies Act.

COUNTERPARTS

18.            This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.            This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

For and on behalf of New Ossen Innovation Limited:

[Name]
Director

For and on behalf of Ossen Innovation Co., Ltd.:

[Name]
Director

[Annex A-6]

APPENDIX I

(the Agreement)

[Annex A-7]

Schedule A

Rollover Shares

Rollover Shareholder	Rollover Shares
Pujiang International Group Limited	13,050,000 Shares representing the ordinary shares held by Acme Innovation Limited, a wholly-owned Subsidiary of Pujiang International Group Limited.

[Annex A-8]

ANNEX B: OPINION OF HOULIHAN LOKEY (CHINA) LIMITED AS FINANCIAL ADVISOR

December 17, 2020

The Special Committee of the Board of Directors of Ossen Innovation Co., Ltd.

518 Shangcheng Road, Floor 17

Shanghai, China, 200120

Dear Members of the Special Committee:

We understand that New Ossen Group Limited, an exempted company with limited liability incorporated under the Law of the British Virgin Islands (“Parent”), New Ossen Innovation Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (the “Merger Sub”), and Ossen Innovation Co., Ltd., an exempted company with limited liability incorporated under the Law of the British Virgin Islands (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the “Merger”) and that, in connection with the Merger, (a) each outstanding ordinary share of the Company with a par value $0.01 per share (the “Share”) (other than the Excluded Shares (as defined below) and the Shares represented by the ADSs (as defined below)), will be cancelled in exchange for the right to receive $1.70 in cash without interest (the “Per Share Merger Consideration”), (b) each outstanding American depositary share of the Company (the “ADS”), each of which representing three Shares, together with the underlying Shares (other than any Excluded Shares represented by ADSs), shall be cancelled in exchange for the right to receive $5.10 in cash without interest (the “Per ADS Merger Consideration”, together with Per Share Merger Consideration, the “Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (c) the Company will be the surviving corporation and become a direct wholly owned subsidiary of Parent. For the purpose of this opinion letter, “Excluded Shares” means, collectively, (i) the Rollover Shares (as defined in the Agreement) and (ii) Shares held by Parent, the Company or any of their subsidiaries.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Consideration to be received by the holders of the Shares and the ADSs of the Company (other than the holders of Excluded Shares and ADSs representing the Excluded Shares) (collectively, the “Unaffiliated Shareholders”) in the Merger pursuant to the Agreement is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Draft dated December 16, 2020 of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2024;

B-1

The Special Committee of the Board of Directors of Ossen Innovation Co., Ltd.

December 17, 2020

4.	spoken with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the public available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	reviewed certificates and/or confirmation emails addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. As you are aware, the credit, financial and stock markets have recently been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

B-2

The Special Committee of the Board of Directors of Ossen Innovation Co., Ltd.

December 17, 2020

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, or Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

B-3

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Shareholders of the Company in the Merger pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey (China) Limited

Houlihan Lokey (China) Limited

B-4

ANNEX C: BVI BUSINESS COMPANIES ACT, 2004 - SECTION 179

BVI Business Companies Act, 2004 - Section 179

179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a)          a Merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)          a consolidation, if the company is a constituent company;

(c)          any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i)               a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii)              a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii)             a transfer pursuant to the power described in section 28(2);

(iv)             a redemption of his shares by the company pursuant to section 176; and

(v)              an arrangement, if permitted by the Court.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)          his name and address;

(b)          the number and classes of shares in respect of which he dissents; and

(c)          a demand for payment of the fair value of his shares;

and a member who elects to dissent from a Merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the Plan of Merger or an outline thereof is given to him in accordance with section 172.

(6) A member who dissents shall do so in respect of all shares that he holds in the company.

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a Merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)  the company and the dissenting member shall each designate an appraiser;

(b)  the two designated appraisers together shall designate an appraiser;

(c)  the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)  the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

1.	Directors and Executive Officers of the Company

The name, business address, position/title and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Position/Title	Citizenship
Liang Tang	No.49,Wanping Road, Xuhui District, Shanghai, China	Chairman of the Board	People’s Republic of China
Wei Hua	518 Shangcheng Road, Floor 17, Shanghai, People’s Republic of China	Chief Executive Officer, Chief Financial Officer and Director	People’s Republic of China
Junhong Li	518 Shangcheng Road, Floor 17, Shanghai, China	Independent Director	People’s Republic of China
Yingli Pan	518 Shangcheng Road, Floor 17, Shanghai, China	Independent Director	People’s Republic of China
Zhongcai Wu	518 Shangcheng Road, Floor 17, Shanghai, China	Independent Director	People’s Republic of China

During the past five years, none of the Company or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

The name, business address, present principal employment and citizenship of the sole director of Parent are set forth below. as of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liang Tang	No.49,Wanping Road, Xuhui District, Shanghai, China	President of Ossen Group Co., Ltd.	Has been in the current position for the past five years	People’s Republic of China

During the past five years, neither Parent or the person listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liang Tang	No.49,Wanping Road, Xuhui District, Shanghai, China	President of Ossen Group Co., Ltd.	Has been in the current position for the past five years	People’s Republic of China

During the past five years, neither Merger Sub or the person listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Acme

The name, business address, present principal employment and citizenship of the sole director of Acme are set forth below. As of the date of this proxy statement, Acme does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liang Tang	No.49,Wanping Road, Xuhui District, Shanghai, China	President of Ossen Group Co., Ltd.	Has been in the current position for the past five years	People’s Republic of China

During the past five years, neither Acme or the person listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Pujiang

The name, business address, present principal employment and citizenship of the directors and executive officers of Pujiang are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liang Tang	No.49,Wanping Road, Xuhui District, Shanghai, China	President of Ossen Group Co., Ltd.	Has been in the current position for the past five years	People’s Republic of China
Xufeng Zhou	518 Shangcheng Road, Floor 16, Shanghai, China	Chief executive officer and Executive director of Pujiang	Director and general manager of Shanghai Pujiang Cable Co., Ltd.	People’s Republic of China
Weiwen Zhang	518 Shangcheng Road, Floor 16, Shanghai, China	Executive director of Pujiang	Director of Shanghai Pujiang Cable Co., Ltd.	People’s Republic of China
Xiaofeng Ni	518 Shangcheng Road, Floor 16, Shanghai, China	Executive director of Pujiang	General manager of Ossen Innovation Materials Co., Ltd.	People’s Republic of China
Yingli Pan	No.800, Dong Chuan Road, Minhang District, Shanghai, China	Professor at Shanghai Jiaotong University	Has been in the current position for the past five years	People’s Republic of China
Dewei Chen	No.1239, Siping Road,Yangpu District, Shanghai China	Professor at Tongji University	Has been in the current position for the past five years	People’s Republic of China
Bihong Zhang	21/F Blk E CNI-Jialing Comm Bldg 338 Hennessy Rd Wanchai HK	Financial director of Sino Link (Technology) Trading And Development Company Limited	Head of Public Relations of Honored Group Limited	People’s Republic of China

During the past five years, none of Pujiang or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of Elegant

The name, business address, present principal employment and citizenship of the sole director of Elegant are set forth below. As of the date of this proxy statement, Elegant does not have any executive officers.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liang Tang	No.49,Wanping Road, Xuhui District, Shanghai, China	President of Ossen Group Co., Ltd.	Has been in the current position for the past five years	People’s Republic of China

During the past five years, neither Elegant or the person listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E: SUPPORT AGREEMENT

CONFIDENTIAL

Execution

ROLLOVER AND SUPPORT AGREEMENT

This ROLLOVER SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 17, 2020 by and among New Ossen Group Limited, an exempted company with limited liability incorporated under the Law of the British Virgin Islands (“Parent”), and (2) Pujiang International Group Limited (the “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, New Ossen Innovation Limited, an exempted company with limited liability incorporated under the Law of the British Virgin (“Merger Sub”), and Ossen Innovation Co., Ltd. (the “Company”) entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Shareholder is a beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the Shares as set forth in the column titled “Rollover Shares” opposite the Rollover Shareholder’s name on Schedule A hereto (the “Rollover Shares”) (such Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by the Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to (a) the cancellation of the Rollover Shares for no consideration in the Merger and (b) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, in each case upon the terms and conditions set forth herein; and

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to vote the Securities at the Shareholders’ Meeting in favor of the Merger, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1           Voting. From and after the date hereof until the earlier of (x) the Closing and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), the Rollover Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), the Rollover Shareholder shall (i) cause its or its Affiliate’s representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of the Rollover Shareholder’s Securities:

(a)            for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)            against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c)            against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by the Rollover Shareholder of its obligations under this Agreement,

(d)            against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Rollover Shareholder or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e)            in favor of any adjournment of the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), and

(f)             in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 1.2            Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Rollover Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Rollover Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

Section 1.3            Proxy Card The Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with Section 1.1 at the Shareholders' Meeting. The Rollover Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Rollover Shareholder prior to the execution of this Agreement in respect of the voting of its Securities, if any, are not irrevocable and the Rollover Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to its Securities. The Rollover Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Rollover Shareholder under this Agreement. The Rollover Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and is intended to be irrevocable prior to the termination of this Agreement in accordance with its terms. If for any reason the proxy granted herein is not irrevocable, then the Rollover Shareholder agrees to vote its Securities in accordance with Section 1.1 above.

ARTICLE II
ROLLOVER SHARES

Section 2.1            Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, the Rollover Shareholder agrees that its Securities shall be cancelled at the Closing for no consideration.

Section 2.2            Subscription of Parent Shares.

(a)            Immediately prior to the Closing, Parent shall issue to the Rollover Shareholder (or, if designated by the Rollover Shareholder, its Affiliate), and the Rollover Shareholder shall, or shall cause such designated Affiliate to, subscribe for, certain number of newly issued ordinary shares of Parent (the “Parent Shares”), at a consideration per share equal to its par value.

(b)            The Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to the Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by the Rollover Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) the Rollover Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by the Rollover Shareholder.

Section 2.3      Deposit of Rollover Shares.

No later than five (5) Business Days prior to the Closing, the Rollover Shareholder and any agent of the Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons' possession for disposition in accordance with the terms of this Agreement.

Section 2.4            Irrevocable Election. The execution of this Agreement by the Rollover Shareholder evidences, subject to ARTICLE V, the irrevocable election and agreement by the Rollover Shareholder to the cancellation of its Rollover Shares for no cash consideration and the subscription by it or its designated Affiliate(s) for newly issued Parent Shares or the contribution of its Rollover Shares in exchange for issuance of Parent Shares to it or its designated Affiliate(s), in each case, immediately prior to the Closing and on the terms and conditions set forth herein.

Section 2.5            Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription of Parent Shares contemplated hereby shall take place immediately prior to the Closing (the “Rollover Closing”).

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE ROLLOVER SHAREHOLDER

Section 3.1      Representations and Warranties. The Rollover Shareholder represents and warrants to Parent as of the date hereof and as of the Closing:

(a)            the Rollover Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)            this Agreement has been duly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Rollover Shareholder and no other corporate actions or proceedings on the part of the Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)            assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)           (i) the Rollover Shareholder (A) is as of the date hereof the beneficial owner of, and has good and valid title to, its Rollover Shares as set forth in Schedule A, and, immediately prior to the Closing, will be the beneficial owner of, and will have good and valid title to, its Securities, in each case free and clear of Liens other than as created by this Agreement, and (B) has as of the date hereof with respect to all of its Rollover Shares as set forth in Schedule A and will have immediately prior to the Closing with respect to all of its Securities sole or shared (together with Affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the British Virgin Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Rollover Shareholder is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) the Rollover Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Rollover Shares, the Rollover Shareholder does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement;

(e)            except for the applicable requirements of the Securities Exchange Act of 1934, as amended and Laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder, nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of the Rollover Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets;

(f)            on the date hereof, there is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other person or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement; and

(g)           the Rollover Shareholder understands and acknowledges that Merger Sub is entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2            Covenants. The Rollover Shareholder hereby:

(a)            agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b)            irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Rollover Shareholder may have with respect to the Rollover Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)            agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)            agrees and covenants that the Rollover Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e)            agrees further that, upon request of Parent, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Rollover Shareholder that as of the date hereof and as of the Closing:

(a)            Parent is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, as applicable, and no other corporate actions or proceedings on the part of Parent, as applicable, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)            Except for the applicable requirements of the Exchange Act and Laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its properties or assets is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(c)            At the Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V
TERMINATION

This Agreement, and the obligations of the Rollover Shareholder hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the deposit of Rollover Shares provided under Section 2.3 hereof has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to such deposit.

ARTICLE VI

MISCELLANEOUS

Section 6.1            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3            Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4            Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.5           Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholder and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7           Dispute Resolution.

(a)           Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8            No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

Section 6.9            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11         Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if the Rollover Shareholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

New Ossen Group Limited

By:	/s/ Tang Liang
Name: Tang Liang
Title: Director

Notice details:

Address:	16/F, No.518, Shangcheng Road,
Pudong District Shanghai, China
Attention:	Hua Xia
Facsimile:	+86 21 68888666
Email:	Huaxia@ossengroup.com

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER

Pujiang International Group Limited

By:	/s/ Tang Liang
Name: Tang Liang
Title: Director

Notice details:

Address:	16/F, No.518, Shangcheng Road,
Pudong District Shanghai, China
Attention:	Ling Dongying
Facsimile:	+86 21 68888666
E-mail:	Liangdongying@pji-group.com

[Signature Page to Rollover and Support Agreement]

SCHEDULE A

Rollover Shares

Rollover Shareholder	Rollover Shares
Pujiang International Group Limited	13,050,000 Shares representing the ordinary shares held by Acme Innovation Limited, a wholly-owned Subsidiary of Pujiang International Group Limited.

[Schedule A]

ANNEX F: LIMITED GUARANTEE

Strictly Confidential

Execution

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 17, 2020 (this “Limited Guarantee”), by Pujiang International Group Limited (the “Guarantor”) in favor of and Ossen Innovation Co., Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below). For the purpose of this Limited Guarantee, each of the terms “control” and “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.

1.             GUARANTEE.

(a)            To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Guaranteed Party, New Ossen Group Limited (“Parent”) and New Ossen Innovation Limited (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving company in the Merger and a wholly-owned subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment, performance and discharge as and when due, of the payment obligation of Parent with respect to the Parent Termination Fee owed by Parent to the Guaranteed Party pursuant to Section 8.06(b) of the Merger Agreement (the “Obligation”); provided that in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed the amount of the Parent Termination Fee less any amount actually paid by or on behalf of Parent to the Guaranteed Party, as and when due, in respect of the Obligation (the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any person under, in respect of, or in connection with, this Limited Guarantee, an amount in excess of the Cap, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with, this Limited Guarantee, the Equity Commitment Letter (as defined below) or the Merger Agreement or any of the transactions contemplated hereby or thereby, other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Obligation, payment of the unsatisfied Obligation by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligation to the Guaranteed Party with respect thereto. The Guarantor hereby agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States or other currencies as otherwise agreed by the parties hereto, in immediately available funds.

(b)           All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid any or all of the Obligation as and when due pursuant to Section 8.06(b) of the Merger Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of the Obligation, take any and all actions available hereunder or under applicable Law to collect the Obligation from the Guarantor subject to the Cap.

2.             NATURE OF GUARANTEE.

The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub (except in the case where this Limited Guarantee is terminated in accordance with Section 8). In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the last sentence of Section 8), the Guarantor shall remain liable hereunder with respect to the Obligation (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, is an unconditional guarantee of payment and not of collectability and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder. Notwithstanding anything herein to the contrary, the Guarantor shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement or as otherwise expressly provided in Sections 3(a) and (b).

F-1

3.             CHANGES IN OBLIGATION, CERTAIN WAIVERS.

(a)            The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Obligation in accordance with Section 9.11 of the Merger Agreement, and may also enter into any agreement with Parent or Merger Sub or with any other person interested in the transaction contemplated by the Merger Agreement as amended from time to time for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party, on the one hand, and Parent or Merger Sub, on the other hand, in each case in accordance with the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.

(b)            The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged (except as set forth in clause (i) in the last sentence of Section 3(e) and except for termination in accordance with Section 8), in whole or in part, or otherwise affected by:

(i)	the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub;

(ii)	any change in the time, place or manner of payment of the Obligation, or any escrow arrangement or other security therefor, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (in each case, to the extent any of the foregoing does not have the effect of increasing the Cap);

(iii)	the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligation as a result of payment in full of the Obligation in accordance with their terms, a discharge or release of Parent or Merger Sub by the Guaranteed Party with respect to the Obligation under the Merger Agreement, or as a result of defenses to the payment of the Obligation that would be available to Parent or Merger Sub under the Merger Agreement) of any person interested in the Transactions;

(iv)	any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the Transactions;

(v)	any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the Transactions or any of their respective assets or any other person now or hereafter liable with respect to the Obligation;

(vi)	the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligation or otherwise;

(vii)	any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Obligation in accordance with their terms, a discharge of Parent or Merger Sub by the Guaranteed Party with respect to the Obligation under the Merger Agreement);

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(viii)	any unenforceability, illegality or invalidity of the Obligation; or

(ix)	the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligation.

(c)            To the fullest extent permitted by Laws, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement, this Limited Guarantee or any other agreement or instrument delivered herewith or therewith), all defenses which may be available by virtue of any valuation, stay, moratorium Laws or other similar Laws now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the Transactions, and all suretyship defenses generally. Notwithstanding anything herein to the contrary, each of the following defenses shall be retained by the Guarantor: (i) defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement; and (ii) breach by the Guaranteed Party of this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(d)            The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates (collectively, the “Guaranteed Party Related Persons”) (which, for the avoidance of doubt, does not include the Guarantor or its Affiliates for purposes of this Limited Guarantee) not to institute, directly or indirectly, in the name of or on behalf of the Guaranteed Party of any other person, any action, suit or proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter between the Guarantor and Parent (the “Equity Commitment Letter”), any other agreement or instrument delivered herewith or therewith, or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, against Parent, Merger, the Guarantor or any Non-Recourse Party (as defined below), except for claims against (i) Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantor under and to the extent permitted by this Limited Guarantee by the Guaranteed Party (subject to the limitations described herein), and (iii) the Guarantor and its successors and permitted assigns under the Equity Commitment Letter pursuant to and in accordance with the terms of the Equity Commitment Letter and the Merger Agreement (claims under clauses (i) through (iii) collectively, the “Retained Claims”). The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding, subject to clause (ii) of the last sentence of clause (e) hereof, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(e)            Except as set forth in Sections 2 and 3 hereof, the Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Obligation under or in respect of this Limited Guarantee (subject to the Cap) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation (subject to the Cap) shall have been paid in full in immediately available funds by the Guarantor or by any other person on behalf of the Guarantor. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligation (subject to the Cap) by the Guarantor or by any other person on behalf of the Guarantor, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation (subject to the Cap) in accordance with the terms of the Merger Agreement and this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Obligation (subject to the Cap). Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to clause (v) under Section 3(b), the Guaranteed Party hereby agrees that: (i) to the extent the obligations with respect to the Parent Termination Fee are not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of the Obligation for the same obligation for which Parent and Merger Sub were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligation.

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4.             NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of any party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such party. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto, subject to the terms hereof, allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person liable for any portion of the Obligation prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.             REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)            it is duly organized and validly existing under the laws of its jurisdiction or organization;

(b)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets or properties;

(c)            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with;

(d)            assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.             NO ASSIGNMENT.

Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person, in whole or in part, (except by operation of law) without the prior written consent of the other party hereto; provided that the Guarantor may assign or delegate all or part of its rights, interests or obligations hereunder without the prior consent of the Guaranteed Party, to (a) any Subsidiary or Affiliate of the Guarantor; or (b) any other transferee with respect to whom the Guarantor has furnished such information to the Guaranteed Party reasonably satisfactory to the Guaranteed Party for the verification of the identity, good standing and creditworthiness of such transferee; provided, further, that no assignment shall relieve the Guarantor, any Subsidiary or Affiliate of the Guarantor of any liability arising under or in connection with this Limited Guarantee; or such other transferee has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 5 above; and (y) performing all of its obligations hereunder except to the extent actually performed or satisfied by the Guarantor, any Subsidiary or Affiliate to whom the obligations under this Limited Guarantee was properly assigned in accordance with the terms of this Section 6. Any attempted assignment in violation of this Section 6 shall be null and void.

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7.             NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

16/F, No.518, Shangcheng Road

Pudong District

Shanghai, China

Attention: Ling Dongying

Facsimile: +86 21 68888666

If to the Guaranteed Party, as provided in the Merger Agreement.

8.             CONTINUING GUARANTEE.

(a)            Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligation (subject to the Cap) under this Limited Guarantee has been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate in its entirety and the Guarantor shall have no further obligations hereunder. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations hereunder as of the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement, (iii) the payment in full of the Obligation, and (iv) one hundred twenty (120) days after any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement, unless the Guaranteed Party has initiated a bona fide claim or proceeding in accordance with the terms of the Merger Agreement; provided further that if the Guaranteed Party has initiated such claim or proceeding on or before such 120th day of the termination of the Merger Agreement , this Limited Guarantee shall terminate upon the date such claim or proceeding is resolved by a final and non-appealable judicial or arbitral decision or as agreed in writing by the parties hereto or otherwise satisfied; provided that the Guarantor shall not be required to pay any amount not subject to such claim or proceeding initiated on or before such 120th day of the termination of the Merger Agreement. The Guarantor shall have no further obligations under this Limited Guarantee following termination in accordance with this Section 8.

(b)            Notwithstanding anything herein to the contrary, in the event that the Guaranteed Party or any of the Guaranteed Party Related Persons directly or indirectly asserts in any Action at law or in equity or arbitration that the provisions of Section 1 limiting the Guarantor’s liability to the Cap, the provisions of Section 1 limiting the Guaranteed Party’s enforcement thereof to the payment of money only, or any of the provisions of Sections 8, 9 or 14(c) are illegal, invalid or unenforceable in whole or in part, assets that the Guarantor is liable in excess of or to a greater extent than the Obligation (subject to the Cap), or asserts any theory of liability against Parent, Merger, the Guarantor or any Non-Recourse Parties with respect to this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument delivered herewith or therewith, or any of the transactions contemplated hereby or thereby, other than a Retained Claim, then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither the Guarantor, nor Parent, nor Merger Sub, nor any Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement (including the Equity Commitment Letter), or the transactions contemplated hereby or thereby.

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9.             NO RECOURSE.

The Guaranteed Party acknowledges the separate limited liability company existence of each of Parent and Merger Sub and that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimus amount, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection herewith or therewith, or the negotiation, execution, performance or breach of this Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection therewith or therewith, notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor may be a partnership, limited liability company, corporation or other entity, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party, by executing this Limited Guarantee, acknowledges and agrees, on behalf of it and the Guaranteed Party Related Persons, that (i) no person other than the Guarantor has any obligations hereunder, and (ii) the Guaranteed Party has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than any assignee under Section 6), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assigns of any of the Guarantor, Parent or Merger Sub, or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliate (other than any assignee under Section 6), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of any of the foregoing (collectively, but not including the Guarantor, Parent, Merger Sub or any assignee under Section 6, or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for the Retained Claims; provided, however, that in the event the Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. Recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee and the Equity Commitment Letter, subject to the limitations described herein, therein and in the Merger Agreement, and against Parent or Merger Sub under and in accordance with the Merger Agreement, in each case solely with respect to the Retained Claims, shall be the sole and exclusive remedies of the Guaranteed Party and all of the Guaranteed Party Related Persons against Parent, Merger Sub, the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the Transactions, or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. No person other than the Guarantor, the Guaranteed Party and the Non-Recourse Parties shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person including the Guaranteed Party or any Guaranteed Party Related Person any rights or remedies against any person other than the rights or remedies of the Guaranteed Party against including the Guarantor as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent or Merger Sub or their respective successors and permitted assigns under the Merger Agreement, the Equity Commitment Letter or this Limited Guarantee shall be Non-Recourse Parties.

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10.           GOVERNING LAW; DISPUTE RESOLUTION.

(a)            This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

(b)            Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and , for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 10(b), any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10(b) in any way.

11.           WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.           COUNTERPARTS.

This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

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13.           CONFIDENTIALITY.

This Limited Guarantee may not be used, circulated, quoted or otherwise referred to by the Guaranteed Party or any of its Affiliates or representatives in any document, except with the written consent of the Guarantor; provided that the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger Agreement and the Transactions or and in connection with any litigation relating to the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party which needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.           MISCELLANEOUS.

(a)            No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)            This Limited Guarantee, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Equity Commitment Letter, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c)            Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap and the provisions of Sections 8 and 9 and this Section 14(c).

(d)            This Limited Guarantee shall be binding solely on the parties hereto and their respective successors and permitted assigns. This Limited Guarantee shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Limited Guarantee or any other agreement shall, or shall be construed to, confer upon or give to any person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason or, or any rights to enforce or cause the Guaranteed Party to enforce, any provisions of this Limited Guarantee; provided that the Non-Recourse Parties may rely upon and enforce the provisions of Section 9.

(e)            The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made herein to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

GUARANTOR

Pujiang International Group Limited

By:	/s/ Tang Liang
Name: Tang Liang
Title: Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

GUARANTEED PARTY

Ossen Innovation Co., Ltd.

By:	/s/ Wei Hua
Name: Wei Hua
Title: Director

ANNEX G: EQUITY COMMITMENT LETTER

Strictly Confidential

Execution

EQUITY COMMITMENT LETTER

December 17, 2020

NEW OSSEN GROUP LIMITED

c/o 16/F, No.518

Shangcheng Road, Pudong District

Shanghai, China

Ladies and Gentlemen:

This letter agreement sets forth the commitment of the undersigned (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, equity interests of New Ossen Group Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Ossen Innovation Co., Ltd. (the “Company”), Parent and New Ossen Innovation Limited, a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. For the purpose of this letter agreement, the term “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.

1.            Equity Commitment.

(a)          This letter agreement confirms the commitment of the Sponsor, at or immediately prior to the Effective Time, subject to the terms and conditions set forth herein, to purchase, or to cause the purchase of, equity interests of Parent and to pay, or cause to be paid, to Parent in immediately available funds an aggregate cash purchase price equal to $12,500,000 (the “Equity Commitment”), which will be used by Parent to (i) fund (or cause to be funded through Parent or Merger Sub), to the extent necessary to fund, the aggregate Merger consideration required to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement, and (ii) pay (or cause to be paid through the Parent or Merger Sub) related fees and expenses pursuant to the Merger Agreement; provided, that the Sponsor shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Parent and the liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment (the “Cap”).

(b)          The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries or Affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Parent, Merger Sub or any other person pursuant to the terms of this letter agreement. In the event Parent does not require an amount equal to the sum of the Equity Commitment in order to consummate the Merger, the amount of the Equity Commitment to be funded under this letter agreement shall be reduced by Parent to the level sufficient for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement.

2.            Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full (or waiver, if permissible), at or prior to the Closing, of each of the conditions to Parent’s and Merger Sub’s obligation to effect the Merger set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), and (b) the substantially contemporaneous consummation of the Closing.

3.            Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a limited guarantee related to certain payment obligations of Parent under the Merger Agreement (the “Limited Guarantee”). Other than with respect to the Retained Claims (as defined in the Limited Guarantee), (a) the Company’s remedies against the Sponsor under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) for any liability, loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising out of or relating to this letter agreement or the Merger Agreement, or of the failure of any of the transactions contemplated by any such agreement to be consummated or otherwise in connection with any of the transactions contemplated hereby and thereby or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection with any such agreement, whether at law, in equity, in contract, in tort or otherwise (whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement); and (b) the Company and the Guaranteed Party Related Persons shall not have, and they are not intended to have, any right of recovery against the Sponsors or any of the Non-Recourse Parties in respect of any liabilities or obligations arising out of or relating to, this letter agreement or the Merger Agreement, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter, except for claims of the Company against the Sponsor pursuant to and in accordance with the Limited Guarantee.

4.            Enforceability; Third-Party Beneficiary.

(a)          This letter agreement may only be enforced by Parent in its sole discretion; provided that, subject to Sections 4(b), 6 and 7, the Company will be entitled to enforce the rights granted to Parent to cause the Sponsor to fund the Equity Commitment in accordance with this letter agreement if and only if all conditions in Sections 7.01 and 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being, and is reasonably expected to be satisfied at the Closing) have been satisfied in full or waived, if permissible, at the time when the Closing would have occurred in accordance with Section 1.02 of the Merger Agreement. Further, the Company is an express third-party beneficiary of this letter agreement and shall be entitled to specific performance of the terms hereof to prevent breaches of this letter agreement by the parties hereto, in addition to any other remedy at law or equity. None of Parent’s, Merger Sub’s or the Company’s creditors shall have the right to enforce this letter agreement or to cause Parent, Merger Sub or the Company to enforce this letter agreement against the Sponsor.

(b)          Notwithstanding anything to the contrary set forth herein, in no event shall the maximum amount of the liabilities of the Sponsor in the aggregate under this letter agreement exceed the Cap.

(c)          No party hereto may enforce the Sponsor’s obligations under this letter agreement without giving effect to the Cap. Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding that the Cap on the Sponsor’s liabilities hereunder is illegal, invalid or unenforceable in whole or in part, then (i) the obligations of the Sponsor under this letter agreement shall terminate ab initio and be null and void, (ii) if the Sponsor has previously made any payments under this letter agreement, it shall be entitled to recover such payments, and (iii) the Sponsor shall not have any liabilities or obligations to any person under this letter agreement.

(d)          Each party hereto acknowledges and agrees that (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Sponsor under this letter agreement are solely contractual in nature.

(e)          The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth therein; provided that (i) the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent of its rights specifically provided in Section 4(a) in accordance with, and subject to the terms of the Merger Agreement and this letter agreement; and (ii) the Non-Recourse Parties may rely upon and enforce the provisions of Sections 3 and 12. Except as expressly provided in the foregoing sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent or the Sponsor, or, except to the extent expressly provided herein, the Company or the Non-Recourse Parties, any rights or remedies under or by reason of this letter agreement.

5.            No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Sponsor. Together with the Merger Agreement and the Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6.            Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7.            Dispute Resolution.

(a)          Any disputes, actions and proceedings against any party or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)          Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by the Laws of the State of New York.

8.            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9.            Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.          Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation, (c) the Company or any of its Affiliates directly or indirectly (i) asserting a claim or initiate a proceeding against Parent, Merger Sub, the Sponsor, any Non-Recourse Party (as defined in the Limited Guarantee) in connection with or relating to this letter agreement, the Merger Agreement, the Limited Guarantee, or any of the transactions contemplated hereby and thereby, or (ii) asserting that the Cap on the Sponsor’s aggregate liabilities hereunder is illegal, invalid or unenforceable in whole or in part, and (d) any event which, by the terms of the Limited Guarantee, is an event which terminates the Sponsor’s liabilities under the Limited Guarantee. Upon termination of this letter agreement, all rights and obligations of the Sponsor hereunder with respect to the Equity Commitment shall terminate, and the Sponsor shall not have any further liabilities hereunder. Notwithstanding anything to the contrary in this letter agreement, the provisions set forth in this letter agreement that are for the benefit of any Non-Recourse Party (as defined in the Limited Guarantee) shall indefinitely survive any termination of this letter agreement.

11.          No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, acknowledges and agrees that no person (other than the Sponsor or its successors and permitted assigns hereunder) has any liabilities or obligations hereunder or in connection with the transactions contemplated hereby and that, notwithstanding the fact that the Sponsor or any of its successors and permitted assigns may be partnerships, limited liability companies, corporations or other entities, Parent has no rights of recovery against, and no recourse hereunder or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any Non-Recourse Party, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligations or liabilities of the Sponsor or any of its successors and permitted assigns hereunder or any document or instrument delivered in connection herewith or in respect of any oral representation made or alleged to be made in connection herewith or therewith or for any proceeding (whether at law or equity or in tort, contract or otherwise) based on , in respect of, or by reason of such obligations or liabilities or their creation.

12.          Representations and Warranties. The Sponsor hereby represents and warrants to Parent that (a) the Sponsor has all necessary organizational power and authority to execute and deliver perform this letter agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary or corporate action by it; (c) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; and (e) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor, or (z) constitute a material breach of any material agreement binding on the Sponsor.

13.          No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise), except that the Sponsor may assign all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Subsidiaries or Affiliates; provided, that any such assignment shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Subsidiary or Affiliate. Parent may not assign its rights to any of its affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Any transfer or assignment in violation of this Section shall be null and void and of no force and effect.

14.          Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

15.          Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

[Remainder of page intentionally left blank]

Sincerely,

Pujiang International Group Limited

By:	/s/ Tang Liang
Name: Tang Liang
Title: Director

Agreed to and accepted:

New Ossen Group Limited

By:	/s/ Tang Liang
Name: Tang Liang
Title: Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

ANNEX H: FORM OF PROXY CARD

PROXY CARD - SHAREHOLDERS ONLY

OSSEN INNOVATION CO. LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OSSEN INNOVATION CO. LTD. FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON________, 2021

The undersigned shareholder of Ossen Innovation Co. Ltd., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), hereby acknowledges receipt of the notice of an extraordinary general meeting of shareholders and proxy statement, each dated _________, 2021 and hereby appoints the chairman of the extraordinary general meeting and _________, or any of them, as proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on _________, 2021 at _________ (Beijing Time) at 518 Shangcheng Road, Floor 17, Shanghai, People’s Republic of China and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: THAT the Agreement and Plan of Merger dated December 17, 2020 (the “Merger Agreement”) by and among New Ossen Group limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), New Ossen Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and the Company, and the articles of merger and plan of merger (the “Plan of Merger”) required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the Merger, substantially in the form attached as Appendix A to the Merger Agreement (copies of such Merger Agreement and Plan of Merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company, and the transactions contemplated by the Merger Agreement, including the Merger, be approved and authorized by the Company; and

H-1

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2: THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The proxy is also authorized to vote your shares as he or she deems appropriate, in his or her sole discretion, upon such other business as may properly be presented at the Company’s special meeting of shareholders or any adjournment or postponement thereof.

Dated:

Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business in the British Virgin Island on _________, 2021. In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

H-2

ANNEX I: FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of Shareholders of Ossen Innovation Co., Ltd. Date: , 2021 See Voting Instruction On Reverse Side. Please make your marks like this: Use pen only For Against Abstain Proposal 1: To approve the Agreement and Plan of Merger dated December 17, 2020 (the “Merger Agreement”) with New Ossen Group limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), New Ossen Innovation Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and the Company, and the Plan of Merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the Merger, substantially in the form attached as Appendix A to the Merger Agreement (the “Plan of Merger”) (copies of such Merger Agreement and Plan of Merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company, and the transactions contemplated by the Merger Agreement, including the Merger, be approved and authorized by the Company; For Against Abstain Proposal 2: To approve the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting. Please separate carefully at the perforation and return just this portion in the envelope provided Authorized Signatures - This section must be completed for your instructions to be executed. Please Sign Here Please Sign Here Please Date Above Please Date Above Extraordinary General Meeting of Shareholders of OSSEN INNOVATION CO., LTD. to be held on , 2021 For Holders as of , 2021 MAIL • Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form. • Return your Voting Instruction Form in the postage-paid envelope provided. All votes must be received by (New York time) on , 2021. To review EGM related proxy materials please visit: http://ir.osseninnovation.com PROXY TABULATOR FOR OSSEN INNOVATION CO., LTD. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # Copyright © 2021 Mediant Communications Inc. All Rights Reserved

OSSEN INNOVATION CO., LTD. Instructions to The Bank of New York Mellon, as Depositary (Must be received prior to (New York time) on , 2021) The undersigned holder of American Depositary Shares (“ADSs”) representing ordinary shares (“Ordinary Shares”) of OSSEN INNOVATION CO., LTD. (the “Company”) hereby requests and instructs The Bank of New York Mellon, as Depositary, to vote or cause to be voted the amount of Ordinary Shares represented by such ADSs registered in the name of the undersigned on the books of the Depositary as of the close of business , 2021 at the Extraordinary General Meeting of Shareholders of the Company to be held on , 2021 at China time, in respect of the resolutions specified on the reverse side. NOTE: 1. Please direct the Depositary how it is to vote by marking X in the appropriate box opposite the resolution. It is understood that the Depositary will not vote or attempt to exercise the right to vote attached to the ADSs other than in accordance with the instructions set forth in this form. (Continued and to be marked, dated and signed, on the other side) PROXY TABULATOR FOR OSSEN INNOVATION CO., LTD. P.O. Box 8016 CARY, NC 27512-9903